     As filed with the Securities and Exchange Commission on March 4, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                ---------------
                       HOSPITALITY DESIGN & SUPPLY, INC.
            (Exact name of registrant as specified in its charter)

             Delaware                            5099                          94-3304637
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)      Classification Code Number)          Identification No.)

                                ---------------
                             5719 Overland Avenue
                         Culver City, California 90230
                                (310) 253-9751
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                               Roger M. Laverty
                            Chief Executive Officer
                       Hospitality Design & Supply, Inc.
                             5179 Overland Avenue
                         Culver City, California 90230
                                (310) 253-9751
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:

             Daniel J. Winnike, Esq.                       Thomas A. Bevilacqua, Esq.
              John E. Stoner, Esq.                            Armando Castro, Esq.
        Howard, Rice, Nemerovski, Canady,               Brobeck, Phleger & Harrison LLP
                  Falk & Rabkin                              Two Embarcadero Place
           A Professional Corporation                      2200 Geng Road, Building 2
        1755 Embarcadero Road, Suite 200                  Palo Alto, California 94303
           Palo Alto, California 94303                           (650) 424-0160
                 (650) 842-8500

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                       Proposed         Proposed
                                                        Maximum         Maximum
       Title of Each Class of         Amount to be  Offering Price     Aggregate         Amount of
    Securities to be Registered      Registered(1)   per Share(2)   Offering Price(2) Registration Fee
------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per
 share.............................    7,187,500        $13.00        $93,437,500         $25,976
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1)Includes 937,500 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.
                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MARCH 4, 1999

                                  [HDSI LOGO]

                                6,250,000 Shares
                                  Common Stock

                                ---------------

   Hospitality Design & Supply, Inc. is offering 6,250,000 shares of its common stock. This is Hospitality Design & Supply, Inc.'s initial public offering and no public market currently exists for its shares. We intend to apply to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "HDSI." We anticipate that the initial public offering price will be between $11.00 and $13.00 per share.

                                ---------------

         Investing in the common stock we are offering involves risks.
                    See "Risk Factors" beginning on page 9.

                                ---------------

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
Public Offering Price.............................................. $     $
Underwriting Discounts and Commissions............................. $     $
Proceeds to HDSI................................................... $     $

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   Hospitality Design & Supply, Inc. has granted the underwriters a 30-day option to purchase up to an additional 937,500 shares of common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the
shares of common stock to purchasers on         , 1999

                                ---------------

BancBoston Robertson Stephens

                         The Robinson-Humphrey Company

                                                      Thomas Weisel Partners LLC

                  The date of this prospectus is       , 1999

               [GRAPHICS OF PRODUCTS AND FACILITIES APPEAR HERE]

 INSIDE FRONT COVER: PICTURES DEPICTING THE FOLLOWING PRODUCTS AND FACILITIES:

PICTURE #1:
    [COMMERCIAL KITCHEN INTERIOR INCLUDING COOKING EQUIPMENT, WORK
                     SPACES AND HOOD VENTILATION]

PICTURE #2:
   [INTERIOR OF ECONOMY RESTAURANT FIXTURES, INC. INCLUDING GONDOLAS
     STOCKED WITH RESTAURANT EQUIPMENT AND RELATED MERCHANDISE AND
                            SALES COUNTERS]

PICTURE # 3:
    [EXTERIOR ELEVATION OF EAST BAY RESTAURANT SUPPLY, INC. SHOWING
                          SIGNAGE AND ACCESS]

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    Until       , 1999, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   9
Forward-Looking Statements...............................................  15
The Company..............................................................  16
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  21
Business.................................................................  41
Management...............................................................  47
Certain Transactions.....................................................  50
Principal Stockholders...................................................  53
Description of Capital Stock.............................................  54
Shares Eligible for Future Sale..........................................  57
Underwriting.............................................................  58
Legal Matters............................................................  59
Experts..................................................................  59
Additional Information...................................................  59
Index to Financial Statements............................................ F-1

                             ---------------------

    When we refer to "HDSI" in this prospectus, we mean Hospitality Design & Supply, Inc. and its consolidated subsidiaries. Unless the context indicates otherwise, references to HDSI assume the completion of the acquisitions of the founding companies.

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the common stock we are offering. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements.

                                  The Company

    HDSI was formed in June 1998 to become a full-service national distributor of foodservice equipment and supplies. We have entered into definitive agreements to acquire the six founding foodservice equipment and supply companies upon consummation of this offering. The founding companies have been in business for periods ranging from 18 to 108 years. Upon the consummation of this offering, we will be one of the largest providers of foodservice equipment and supplies in the United States.

    We believe that our size and presence in multiple markets will allow us to offer larger regional and national customers value-added products and improved service while still maintaining our focus on local customers. Our products and services are used by all businesses that sell food and beverages, including regional and national restaurant chains, independent restaurants, hotels, businesses, schools, health care facilities, casinos, stadiums and prisons. In 1998, our pro forma combined net revenues were $129.7 million. Over the past two years, the pro forma combined net revenues of the founding companies have increased at a compound annual rate of approximately 13%.

    We maintain over 10,000 stock-keeping units, commonly referred to as skus, and serve more than 25,000 customers through a network of eleven facilities located in four states. Our products include heavy equipment, such as ranges and refrigeration units, as well as smaller disposable items, such as china, glassware and silverware. Our revenues come from the sale of equipment and supplies. More than 40% of these sales are replacement driven. We also offer a full range of design, construction and installation services for restaurants and other foodservice facilities. These services are commonly referred to in the industry as contract work.

    In 1998, the foodservice equipment and supply industry had revenues of $13 billion, while the entire foodservice industry had revenues of $351 billion. Comprised of over 12,000 companies, the foodservice equipment and supply industry is highly fragmented. We believe most of these companies are small, owner operated companies with limited access to capital. According to recent surveys by Foodservice Equipment and Supply magazine, the industry has grown at 5% per year over the last seven years.

    Our goal is to become the largest national single-source distributor of foodservice equipment and supplies in the United States. We intend to grow by:

  . acquiring and integrating companies

  . cross-selling between the founding companies to an expanded customer base

  . expanding complementary products and services

  . opening new cash and carry stores

  . expanding alternative sales channels, including the Internet


    Our management team includes executives with extensive experience in both foodservice and consolidating industries. They will implement and pursue the following operating strategies and efficiencies:

  . utilizing volume purchasing to reduce product cost

  . enhancing inventory management

  . providing strong incentives to management

  . maintaining a decentralized management structure with centralized administration

  . adopting best policies and procedures

                                  The Offering

 Common stock offered by HDSI.................... 6,250,000 shares
 Common stock to be outstanding after this
   offering...................................... 9,474,919 shares
 Use of proceeds................................. To pay the cash portion of the purchase price for the
                                                  founding companies and for
                                                  general corporate purposes,
                                                  including future
                                                  acquisitions. See "Use of
                                                  Proceeds."
 Proposed Nasdaq National Market Symbol.......... HDSI

    Unless otherwise indicated, references to numbers and percentages of shares of common stock assume that the underwriters' over-allotment option is not exercised.

    HDSI was incorporated in June 1998 in Delaware. Our executive offices are located at 5719 Overland Avenue, Culver City, California 90230 and our telephone number is (310) 253-9751.

                   Summary Pro Forma Combined Financial Data
                (In thousands, except shares and per share data)

    We will complete the acquisitions of the founding companies simultaneously with consummation of this offering. The following unaudited pro forma combined statement of operations data present financial data for HDSI adjusted to give effect to the acquisitions of the founding companies and consummation of this offering and application of the net proceeds from the offering as if these events occurred on January 1, 1998. The following financial data also gives effect to pro forma adjustments described in "Notes to Unaudited Pro Forma Combined Financial Statements" elsewhere in this prospectus. The unaudited pro forma combined balance sheet data give effect to the acquisition of the founding companies, to the sale of 134,120 shares of preferred stock in January 1999 and to this offering and the application of the estimated net proceeds from the offering as if they occurred on December 31, 1998. The unaudited pro forma data is not necessarily indicative of the results we would have obtained had these events actually occurred on such date or of future results. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Unaudited Pro Forma Combined Financial Statements and historical financial statements of the founding companies, including, in each case, the notes thereto, appearing elsewhere in this prospectus.

                                                                   Pro Forma
                                                                   Combined
                                                                  Year Ended
                                                               December 31, 1998
                                                               -----------------
Statement of operations data:
Net revenue...................................................    $  129,700
Cost of revenue...............................................       104,885
                                                                  ----------
Gross profit..................................................        24,815
Selling, general and administrative expenses..................        20,117
Goodwill amortization.........................................         1,082
                                                                  ----------
Income from operations........................................         3,616
Interest expense and other, net...............................          (111)
                                                                  ----------
Income before income taxes....................................         3,505
Income tax expense............................................         1,605
                                                                  ----------
Net income....................................................    $    1,900
                                                                  ==========
Basic net income per share ...................................    $     0.20
                                                                  ==========
Diluted net income per share..................................    $     0.19
                                                                  ==========
Shares used in computing(1)
 Basic net income per share...................................     9,474,919
                                                                  ==========
 Diluted net income per share.................................     9,856,042
                                                                  ==========

                                                                    Pro Forma
                                                                    Combined
                                                                 At December 31,
                                                                      1998
                                                                 ---------------
Balance sheet data:
Working capital.................................................    $ 36,870
Total assets....................................................     103,239
Long-term obligations, excluding current installments...........         246
Stockholders' equity............................................      81,952

--------
(1) Pro forma combined shares used in computing basic net income per share includes (a) 1,639,375 shares issued in connection with the formation of HDSI; (b) 316,474 shares on conversion of Series A Preferred Stock issued to investors; (c) 1,269,070 shares to be issued to owners of the founding companies in connection with the acquisitions of such companies; and
    (d) 6,250,000 shares to be issued in this offering. Pro forma combined shares used in computing diluted net income per share further includes 381,123 shares reflecting the incremental effect of options.

                   Summary Individual Company Financial Data
                                 (In thousands)

    The following table presents summary income statement data for each of the founding companies for each of their three most recent fiscal years. The historical income statement data shown below do not give effect to the pro forma adjustments related to contractually agreed upon reductions in salary, bonuses and benefits of the owners of the founding companies, or any other pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements included elsewhere in this prospectus. The income statement data presented below has been derived from audited financial statements for certain of the founding companies for certain periods as reflected in the historical financial statements of such founding companies included elsewhere in this prospectus. The fiscal years presented for each of the founding companies end on December 31, except for East Bay's fiscal year, which ends on September 30, Curtis' fiscal year, which for 1996 ended on June 30, 1996, and Castino's fiscal year for 1996 and 1997, which ended on March 31, 1997 and 1998, respectively.

                                                           Fiscal Years Ended
                                                         -----------------------
                                                          1996    1997    1998
                                                         ------- ------- -------
Raygal:
 Revenues............................................... $22,213 $33,678 $33,038
 Income from operations.................................     557   1,853   1,725
East Bay:
 Revenues............................................... $20,368 $23,681 $29,916
 Income from operations.................................     153     321     564
Economy:
 Revenues............................................... $16,676 $19,884 $22,703
 Income from operations.................................     674     688     916
Curtis:
 Revenues............................................... $22,839 $19,933 $20,279
 Income from operations.................................     568     164     650
Bintz:
 Revenues............................................... $12,600 $13,097 $17,835
 Income from operations.................................     452     307     740
Castino:
 Revenues............................................... $ 5,729 $ 5,921 $ 5,929
 Income from operations.................................     134     109      17

                                  RISK FACTORS

    You should carefully consider the following risks and other information in this prospectus before purchasing the common stock we are offering.

We Have Never Operated as a Combined Entity

    HDSI was founded in June 1998 but has not conducted any operations or generated any revenues. We have entered into definitive agreements to acquire the founding companies simultaneously with the consummation of this offering. To date, the founding companies have been operating as independent entities. We may not be able to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the founding companies as a combined enterprise. Our management group has been assembled only recently and may not be able to manage the combined entity or implement our operating strategy and acquisition program effectively.

    During the period from June 1998 (inception) through the consummation of this offering, we incurred a loss because we had no revenues and incurred costs relating to our organization, our search for acquisition candidates and our development of the management team and infrastructure required to support our anticipated growth. The Unaudited Pro Forma Combined Financial Statements included elsewhere in this prospectus give effect to the acquisitions of the founding companies, as more fully described in the notes to such statements. Such pro forma results, however, are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions occurred at the beginning of the period presented or of the results that may occur in the future. We may not achieve profitability in the near term, if at all.

We May Be Unable to Integrate the Companies We Acquire

    We may not be able to integrate the founding companies or any company that we acquire after this offering without encountering substantial costs, delays or other financial or operational difficulties. Some of the additional costs that we might incur include restructuring charges associated with acquisitions or other non-recurring charges associated with changes of control. Our inability to successfully integrate the founding companies or any company that we acquire after this offering could have a material adverse effect on our financial condition and results of operations. Furthermore, acquisitions (including the acquisitions of the founding companies) involve a number of risks besides inability to integrate the acquired company effectively. These risks include:

  . failure of an acquired business to achieve expected results

  . diversion of management's attention

  . failure to retain key personnel, customers and suppliers of an acquired business

  . risks associated with unanticipated conditions, events or liabilities

We Will Need to Acquire Additional Companies to Keep Growing

    One of our strategies is to increase revenues and the markets we serve through the acquisition of additional foodservice equipment and supply companies. We may not be able to identify suitable candidates for such acquisitions or acquire them on acceptable terms. In addition, we may face competition for acquisition candidates from other foodservice equipment and supply companies. Some of these companies have greater financial resources than we do and some are divisions of large public companies. Furthermore, as consolidation in the industry continues, the prices for attractive acquisition candidates may increase, and the future operating results of companies we acquire may not justify their market prices. If we fail to acquire additional businesses, our ability to grow in the future would be limited.

We May Be Unable to Manage Our Growth Effectively

    Our strategy is to grow internally and through acquisitions, but we may be unable to manage our growth effectively. We expect to spend significant time and resources evaluating and completing acquisitions and integrating the companies we acquire. Our systems, procedures and controls may not be adequate to support our operations as they expand. Any future growth will impose significant added responsibilities on our senior management, including the need to recruit and integrate new senior level managers and executives. If we are unable to manage our growth effectively, or to attract and retain additional qualified management, our financial condition and results of operations could be adversely effected.

We May Be Unable to Obtain Funds for Future Acquisitions

    We cannot readily predict the timing and success of our future acquisition efforts and the associated capital requirements. If we do not have sufficient cash to finance our acquisition program, our growth could be limited. Currently we intend to finance future acquisitions by using a combination of common stock, cash and debt. To the extent we issue shares of common stock to finance future acquisitions, the interests of existing stockholders will be diluted. If our common stock does not maintain a sufficient market value, or if potential acquisition candidates are unwilling to accept common stock as part of their consideration, we may be required to utilize more cash, if available, or debt. Upon completion of this offering, we will have $26.7 million of net proceeds remaining for future acquisitions and working capital after payment of the cash portion of the purchase price for the founding companies and related expenses. We may not be able to obtain the financing needed for our acquisition program on acceptable terms. See "Risk Factors--Dependence on Acquisitions for Future Growth" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Liquidity and Capital Resources."

Our Strategy for Operating as a Combined Entity May Be Ineffective

    Our strategy for operating HDSI as a combined entity might not be effective. Key elements of our strategy include increasing the revenues and improving the profitability of the founding companies and other companies that we subsequently acquire. We intend to operate the founding companies and other subsequently acquired businesses on a decentralized basis, with management of each founding company retaining responsibility for day-to-day operations as well as profitability and growth. If we fail to implement proper overall business controls, or if management teams of acquired businesses are not successful in adopting an integrated operating approach, this decentralized operating strategy could result in inconsistent operating and financial practices. This, in turn, could adversely affect our revenues and profitability. Our ability to improve profitability will be affected by various factors, including the costs associated with centralizing administrative functions and our ability to benefit from the elimination of redundant assets and operations and enhanced purchasing power. Many of these factors are beyond our control, and our operating and internal growth strategies may not be successful.

Our Quarterly Results May Fluctuate

    Our quarterly results of operations may be subject to fluctuations as a result of:

  . timing and cost of acquisitions

  . timing of inventory purchases

  . timing and amount of rebates from suppliers

  . fluctuations in consumer demand

  . changes in our relationships with certain equipment suppliers

  . extreme weather conditions

  . general economic conditions

    As a result of these and other factors, our quarterly operating results are subject to fluctuation, may not be indicative of the results to be expected for the full year and are not necessarily meaningful as an indication of our future performance. In addition, from time to time, our operating results may not meet the expectations of securities analysts and investors. In such event, the market price of our common stock could suddenly decline.

Our Business Depends on General Economic Conditions and on Factors that Affect Our Industry as a Whole

    Our results of operations will depend on factors affecting the foodservice equipment and supply industry generally. Our revenues and earnings are especially sensitive to events that affect the health of the restaurant business. A number of factors could result in a temporary or longer-term overall decline in demand for foodservice equipment and supply services, including:

  . a decline in consumer spending

  . a decline in consumer confidence

  . a decline in restaurant use

  . a decline in the number of new restaurants being opened or remodeled

  . higher unemployment

    The occurrence of any of these events could have a material adverse effect on our financial condition and results of operations.

We Will Have to Recognize Significant Accounting Charges When We Acquire
Companies

    We expect that current accounting rules will require that we account for acquisitions under the purchase method of accounting for the foreseeable future. Acquisitions accounted for under the purchase method are likely to generate goodwill, or other intangible assets. Goodwill generally represents the difference between the purchase price of an acquired entity and the fair value of the tangible and separately measurable intangible net assets of that entity. Consequently, acquisitions of new businesses typically will result in substantial amortization charges. Although non-cash in nature, such charges could have a significant impact on our reported operating results. Acquisitions also may force us to recognize significant one-time related charges. As a result of the acquisitions of the founding companies, we will record annual amortization expense for acquisition-related intangible assets of $1.1 million. Taking into account these acquisitions, our pro forma as adjusted balance sheet as of December 31, 1998 includes an amount designated as goodwill that represents 41.9% of pro forma total assets and 52.8% of pro forma total stockholders' equity.

    Generally accepted accounting principles require that goodwill and all other intangible assets be amortized by the asset holder over the period during which the holder expects to derive benefit from the asset. With respect to the goodwill recorded in connection with the acquisitions of the founding companies, we have determined that period to be 40 years. It may be that we have not accurately determined this amortization period. Further, if we fail to recognize separately a material intangible asset having an actual benefit period of less than 40 years, or if we have overestimated the benefit period for certain material portions of the goodwill recorded in connection with the acquisitions, then:

  . earnings reported in periods immediately following the acquisitions will be overstated

  . in later years, we will be burdened by a continuing charge against earnings without the associated benefit to income that generally has been factored into the purchase price paid

    If we conclude at any time that we have not accurately determined the goodwill recorded in connection with the acquisitions of the founding companies, this could result in a significant charge against our earnings.

Our Industry Is Very Competitive

    We are engaged in a highly fragmented and competitive industry. Competition is based primarily on service, selection, location and price. We compete with a large number of foodservice equipment and supply companies on a regional and local basis. Some of these competitors have greater financial resources than us and some are divisions of large public companies. We may also face competition for acquisition candidates from such companies, some of which are also attempting to consolidate different foodservice equipment and supply businesses. Other smaller foodservice equipment and supply businesses may also seek to effect acquisitions from time to time.

We Need to Create and Implement an Integrated Information Technology System

    We need to create and implement an integrated information technology system. Because HDSI was formed only recently, for some time after this offering each of the founding companies will use its own accounting and financial reporting systems. We are beginning the process of selecting and implementing the systems required to consolidate accounting and financial reporting activities at our headquarters in Culver City, California. We anticipate that we will need to upgrade and expand our information technology systems on an ongoing basis as we expand operations and complete further acquisitions. We may encounter unexpected delays and costs in connection with implementing such systems or such systems may not function in accordance with our expectations when installed.

We Rely Heavily on Our Management Team

    We will be highly dependent on the continuing efforts of our executive officers and, due to our decentralized operating strategy, the senior management of the founding companies. In addition, we are likely to depend on the senior management of any significant business we acquire in the future. If any of these persons, particularly Roger M. Laverty, our President and Chief Executive Officer, John M. Richman, our Chairman of the Board, and James Castleberry, our Executive Vice President and Chief Financial Officer, does not continue in his or her management role until we are able to attract and retain a qualified replacement, this could have a material adverse impact on our financial condition and results of operations.

We Rely on Subcontractors to Do Contract Work

    We rely on subcontractors to do a significant portion of our construction, fabrication and installation work. We typically offer construction, fabrication and installation services in conjunction with our design services. If we were unable to offer all of these services, we would be less successful in obtaining contract work. Furthermore, we frequently sell equipment and supplies to our contract customers. Therefore, a decrease in our contract business would also result in a decrease in our equipment and supply sales.

    A significant portion of our revenues from design, construction, fabrication and installation work are, and will continue to be, generated under fixed price contracts. We must estimate the costs of completing a particular project, and the cost of labor and materials may vary from our original estimate. These variations and other risks inherent in performing fixed price contracts may result in different revenue and gross profits from those we originally estimated, which could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from estimated contract costs could have a significant impact on our operating results for any fiscal quarter or year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We Are Dependent on Our Suppliers

    Certain types of foodservice equipment and supplies are available from only a limited number of sources. If for any reason those sources became unavailable to us, we may not be able to continue to sell such equipment unless an alternative supplier is located. In addition, some of our customers may prefer to purchase particular brands of equipment. An inability to obtain certain types of equipment could adversely impact our sales and our relationship with customers that require such equipment.

We Could Have Labor Problems if More of Our Employees Unionize

    If more of our employees unionize, or if we acquire a company with unionized employees, we could incur higher ongoing labor costs and could experience a significant disruption of operations in the event of a strike or other work stoppage. None our employees are subject to collective bargaining agreements and most of the employees of the founding companies currently are not subject to such agreements. Nevertheless, certain employees of the founding companies are unionized and additional employees may unionize in the future.

Directors, Officers and Founding Company Shareholders Will Have Control of HDSI

    Following our acquisitions of the founding companies and the consummation of this offering, our executive officers and directors as well as former stockholders of the founding companies will beneficially own approximately 31.0% of the outstanding shares of common stock (28.2% if the underwriters' over-allotment option is exercised in full). If acting in concert, they will be able to exercise substantial control over our affairs, to elect the entire board of directors and to control the outcome of any matter submitted to a vote of stockholders. See "Principal Stockholders."

We Have Included Certain Anti-Takeover Provisions in Our Charter Documents

    We have included certain provisions in our charter documents that could make it more difficult to effect a change of control of HDSI without the consent of the board of directors. This could be the case even if a majority of the stockholders are in favor of the proposed change in control. See "Description of Capital Stock."

Substantial Proceeds of this Offering Are Payable to Affiliates of Founding Companies

    Of the net proceeds of this offering, $41.4 million will be paid as the cash portion of the purchase price for the founding companies. Some of the recipients of these funds will become members of our board of directors or holders of more than 5% of our common stock. See "Principal Stockholders."

Members of Our Management Team Will Receive Substantial Benefits from this Offering

    As of March 1, 1999, members of our management team owned 1,670,872 shares of common stock in aggregate. They acquired these shares for an aggregate purchase price of $332,422, or an average of $0.20 per share. Upon consummation of this offering, their shares will be worth approximately $20,050,464.

We May Need to Upgrade or Replace Our Computer Software Before 2000

    Many currently installed computer systems and software products cannot distinguish 21st century dates from 20th century dates. This inability to distinguish 21st century dates from 20th century dates will cause system failures or miscalculations if it is not corrected before the start of the year 2000. For businesses such as ours, such system failures or miscalculations would result in a number of disruptions to operations, including temporary inability to process transactions, send invoices or engage in similar normal business activities. For this reason, we may need to upgrade or replace our software and computer systems before the year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Price of Our Common Stock May Fluctuate

    Prior to this offering, there has been no public market for the common stock. We intend to have our common stock listed for trading on the Nasdaq National Market. The initial public offering price will be determined by negotiations between the underwriters and us and may not be indicative of the market price for the common stock after this offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the common stock. We do not know the extent to which investor interest will lead to the development of an active public market. Investors may not be able to resell the common stock at or above the initial public offering price. Many factors could cause the market price of the common stock to fluctuate substantially including:

  . future acquisitions by us

  . variations in operating results

  . loss of a key supplier or customer

  . changes in activities of our competitors, either in their operations or their acquisition programs

  . changes in earnings estimates by securities analysts

These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of the common stock. See "Underwriting."

Significant Number of Shares Eligible for Future Sale May Decrease Stock Price

    The market price of the common stock could drop as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

    There will be 9,474,919 shares of common stock outstanding immediately after this offering. All of the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, except for shares purchased by "affiliates" of HDSI, as defined in Rule 144 under the Securities Act. The remaining 3,224,919 shares of common stock that will be outstanding upon completion of this offering are "restricted securities" as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144, Rule 701 or an exemption under the Securities Act. In connection with this offering, all holders of restricted securities have agreed not to sell their shares without the prior written consent of BancBoston Robertson Stephens for a period of 180 days after the date of this prospectus. In addition, the former stockholders of the founding companies have agreed not to sell their shares for a period of one year after the date of this prospectus.

    Upon consummation of this offering, 280,000 shares of common stock will be issuable upon exercise of currently outstanding options, all of which will be vested and will be subject to the lock-up agreements described above. See "Shares Eligible for Future Sale."

                           FORWARD-LOOKING STATEMENTS

    With the exception of historical information, the matters discussed in this prospectus may include forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Forward-looking statements are based on a variety of assumptions made by management regarding future circumstances over which we have little or no control. A number of important factors, including those identified under Risk Factors and elsewhere in this prospectus, could cause our actual results to differ materially from those depicted in forward-looking statements or financial information.

                                  THE COMPANY

    HDSI was formed in June 1998 to consolidate the six founding companies, all of which distribute foodservice equipment and supplies. Upon consummation of this offering, HDSI will acquire the founding companies, which had combined 1998 net revenue of $129.7 million. The founding companies maintain over 10,000 skus and serve more than 25,000 customers through a network of eleven facilities located in four states. A brief description of each of the founding companies is set forth below.

    Raygal, Inc., headquartered in Irvine, California, was founded in 1971. Raygal operates through one design and distribution facility. Raygal had 1998 net revenue of $33.0 million, and employed 45 people as of December 31, 1998. Ygal Sonenshine, the President and founder of Raygal, will sign a three-year employment agreement with HDSI upon consummation of this offering, pursuant to which he will continue to manage Raygal's operations.

    East Bay Restaurant Supply, Inc., headquartered in Oakland, California, was founded in 1954. East Bay operates through one distribution facility and warehouse and one sales office. East Bay had 1998 net revenue of $29.9 million, and employed 73 people as of December 31, 1998. John Breznikar, who has been President of East Bay since 1985, will sign a three-year employment agreement with HDSI upon consummation of this offering, pursuant to which he will continue to manage East Bay's operations and will help HDSI identify potential acquisition candidates. Mr. Breznikar will also serve on HDSI's board of directors. Mr. Breznikar is on the executive committee of Equipment Distributors Inc., an industry buying group, and is a member of the Foodservice Equipment Trade Association.

    Economy Restaurant Fixtures, Inc., headquartered in San Francisco, California, was founded in 1964. Economy operates through one distribution facility, one warehouse and one sales office. Economy had 1998 net revenue of $22.7 million, and employed 66 people as of December 31, 1998. Mike Weinstock is the Chief Executive Officer and founder of Economy. Chuck Rothkopf is the President of Economy and joined the company in 1976. Upon consummation of this offering, Mr. Weinstock will sign a three-year employment agreement with HDSI, pursuant to which, he will continue to manage Economy's operations, and Mr. Rothkopf will sign a three-year consulting agreement with HDSI, pursuant to which he will help HDSI identify potential acquisition candidates. Mr. Rothkopf will also serve on HDSI's board of directors. Mr. Rothkopf is President of Allied Buying Corporation, an industry buying group, and a member of its executive committee and board of directors, and is also a member of the Foodservice Equipment Trade Association.

    Curtis Restaurant Equipment, headquartered in Eugene, Oregon, was founded in 1963. Curtis operates through two distribution facilities. Curtis had 1998 net revenue of $20.3 million, and employed 42 people as of December 31, 1998. Mike Curtis, the President and founder of Curtis, and Dan Curtis, the company's Executive Vice President, each will sign a three-year employment agreement with HDSI upon consummation of this offering, pursuant to which they will continue to manage Curtis' operations.

    Bintz Distributing Co., headquartered in Salt Lake City, Utah, was founded in 1891. Bintz operates through one distribution and warehouse facility. Bintz had 1998 net revenue of $17.8 million, and employed 40 people as of December 31, 1998. Bill Williams, who has served as President of Bintz since 1986, will sign an 18-month employment agreement with HDSI upon consummation of this offering, pursuant to which he will continue to manage Bintz's operations.

    Castino Restaurant Equipment and Supply, Inc., headquartered in Santa Rosa, California, was founded in 1974. Castino operates through one distribution facility and one warehouse that is also used for used equipment sales. Castino had 1998 net revenue of $5.9 million, and employed 22 people as of December 31, 1998. David Castino, the President and founder of Castino, will sign a three-year employment agreement with HDSI upon consummation of this offering, pursuant to which he will continue to manage Castino's operations.

                                USE OF PROCEEDS

    The net proceeds to HDSI from the sale of the 6,250,000 shares of common stock it is offering are estimated to be approximately $67.9 million ($78.4 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $12.00 per share (which is the midpoint of the estimated range of the initial public offering price) and after deducting estimated underwriting discounts and commissions and offering expenses. Of this amount, approximately $41.4 million will be used to pay the cash portion of the purchase price for the founding companies, all of which will be paid to former stockholders of the founding companies. The remaining net proceeds will be used for general corporate purposes, which are expected to include future acquisitions and working capital. Pending the foregoing uses, the proceeds will be invested in short-term, investment-grade, interest-bearing securities. While HDSI is continuously considering possible acquisition prospects as part of its growth strategy, it presently has no agreements, arrangements or other understandings to acquire any companies other than the founding companies.

                                DIVIDEND POLICY

    HDSI intends to retain all its earnings, if any, to finance the expansion of its business, and does not anticipate paying any cash dividends on its common stock in the foreseeable future. Any future dividends will be paid at the discretion of the board of directors after taking into account various factors, including, among other things, HDSI's financial condition, results of operations, cash flows from operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, HDSI's credit facility may restrict or prohibit HDSI's ability to pay dividends.

                                 CAPITALIZATION

    The following table sets forth, as of December 31, 1998, (a) the actual capitalization of HDSI and (b) the capitalization of HDSI on a pro forma combined basis giving effect to the acquisitions of the founding companies and the consummation of this offering and application of the estimated net proceeds from the offering. This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and notes to those statements appearing elsewhere in this prospectus.

                            At December 31, 1998
                            --------------------
                                         Pro Forma
                             Actual      Combined
                            ---------   -----------
                                  (In thousands)
Short-term debt (including
  current portion of long-
  term debt)..............  $     --    $     3,772
                            =========   ===========
Long-term debt (excluding
  current portion)........  $     --    $       203
                            ---------   -----------
Stockholders' equity:
Preferred stock, $0.001
  par value, 5,000,000
  shares authorized;
  182,354 issued and
  outstanding; none issued
  and outstanding on a pro
  forma basis ............        --            --
Common stock, $0.001 par
  value, 40,000,000 shares
  authorized;
  1,639,375 shares issued
  and outstanding; and
  9,474,919 shares
  issued and outstanding
  on a pro forma basis
  (1).....................          2             9
Additional paid-in
  capital.................        781        81,995
Retained earnings
  (accumulated deficit)...        (52)          (52)
                            ---------   -----------
  Total stockholders'
    equity................        731        81,952
                            ---------   -----------
  Total capitalization....  $     731   $    82,155
                            =========   ===========

--------
(1) Excludes 747,487 shares of common stock issuable upon exercise of stock options granted pursuant to HDSI's stock option plan that will be outstanding upon consummation of this offering. Options to purchase 472,500 of these shares were outstanding at December 31, 1998.

                                    DILUTION

    The deficit in pro forma combined net tangible book value of HDSI as of December 31, 1998 was $29.2 million, or $9.06 per share of common stock, after giving effect to the acquisitions of the founding companies. "Pro forma net tangible book value" per share represents the amount of total tangible assets of HDSI reduced by its total liabilities and divided by the total number of shares of common stock outstanding after giving effect to the acquisitions of the founding companies. After giving effect to the sale of the 6,250,000 shares of common stock HDSI is offering at an assumed initial public offering price of $12.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses, pro forma net tangible book value of HDSI at December 31, 1998 would have been approximately $38.7 million, or $4.08 per share. This represents an immediate increase in net tangible book value of $13.14 per share to existing stockholders and an immediate dilution of $7.92 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.............           $12.00
     Net tangible book value per share before this offering....  $ (9.06)
     Increase attributable to new investors....................    13.14
                                                                 -------
   Pro forma net tangible book value per share after this
     offering..................................................             4.08
                                                                          ------
   Dilution per share to new investors.........................           $ 7.92
                                                                          ======

    The following table summarizes, as of the date of this prospectus, the number of shares of common stock purchased from HDSI, the total consideration paid to HDSI and the average price per share paid by existing stockholders (after giving effect to the acquisitions of the founding companies) and by new investors:

                                                        Total
                                Shares Purchased    Consideration         Average
                                ----------------- ---------------------    Price
                                 Number   Percent  Amount       Percent  Per Share
                                --------- ------- ---------     -------  ---------
                                                     (In
                                                  thousands)
   Existing stockholders......  3,224,919   34.0  $(28,935)(1)   (62.0)   $ (8.97)
   New investors..............  6,250,000   66.0    75,000       162.0      12.00
                                ---------  -----  --------      ------
     Total....................  9,474,919  100.0% $ 46,065       100.0%
                                =========  =====  ========      ======

--------
(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the founding companies before pro forma adjustments, reduced by the cash portion of the consideration payable to the owners of the founding companies in connection with the acquisitions of the founding companies.

                            SELECTED FINANCIAL DATA

    HDSI will consummate the acquisitions of the founding companies simultaneously with the consummation of this offering. The following selected historical financial data for HDSI as of December 31, 1998, and for the period from June 17, 1998 (inception) to December 31, 1998, has been derived from the audited financial statements of HDSI. The unaudited pro forma combined statement of operations data for HDSI presents financial data for HDSI, adjusted to give effect to the acquisitions of the founding companies and the consummation of this offering and application of the estimated net proceeds from the offering as if they occurred on January 1, 1998. The unaudited pro forma combined balance sheet data for HDSI presents financial data for HDSI giving effect to the acquisitions of the founding companies as if they occurred on December 31, 1998. The unaudited pro forma combined balance sheet data also gives effect to the sale of 134,120 shares of preferred stock in January 1999 and of the 6,250,000 shares of common stock HDSI is offering and application of the estimated net proceeds from such offering as if they occurred on December 31, 1998. The following selected financial data is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Unaudited Pro Forma Combined Financial Statements of HDSI and historical financial statements of the founding companies, including, in each case, the notes to these statements, included elsewhere in this prospectus.

                                                                 Pro Forma
                                                Actual           Combined
                                           ----------------- -----------------
                                              Period From
                                             June 17, 1998
                                            (inception) to      Year Ended
                                           December 31, 1998 December 31, 1998
                                           ----------------- -----------------
                                                  (In thousands, except
                                                     per share data)
Statement of Operations data
Net revenue...............................     $     --         $  129,700
Cost of revenue...........................           --            104,885
                                               ---------        ----------
Gross profit..............................           --             24,815
Selling, general and administrative
  expenses................................            52            20,117 (1)
Goodwill amortization(2)..................           --              1,082
                                               ---------        ----------
Income (loss) from operations.............           (52)            3,616
Interest expense and other, net...........           --               (111)
                                               ---------        ----------
Income (loss) before income tax...........           (52)            3,505
Income tax expense(3).....................           --              1,605
                                               ---------        ----------
Net income (loss).........................     $     (52)       $    1,900
                                               =========        ==========
Basic net income (loss) per share.........     $    0.03        $     0.20
                                               =========        ==========
Diluted net income (loss) per share.......     $    0.03        $     0.19
                                               =========        ==========
Basic weighted average shares
  outstanding.............................     1,639,375 (4)     9,474,919 (5)
                                               =========        ==========
Diluted weighted average shares
  outstanding.............................     1,639,375 (4)     9,856,042 (5)
                                               =========        ==========
                                                  At December 31, 1998
                                           -----------------------------------
                                                                 Pro Forma
                                                Actual           Combined
                                           ----------------- -----------------
                                                     (In thousands)
Balance Sheet data
Working capital (deficit).................     $    (239)       $   36,870
Total assets..............................         1,191           103,239
Long-term obligations, excluding current
  installments............................           --                246
Stockholders' equity......................           731            81,952

--------
(1) Includes a reduction, net of corporate office executive salaries, of $647,000 in the salaries, bonuses and benefits of the owners of the Founding Companies and a net reduction in rent expense of $84,000 on facilities leased from such owners, to which such owners have contractually agreed.
(2) Consists of amortization, over a 40-year estimated life, of goodwill to be recorded as a result of the acquisitions of the Founding Companies, which is partially deductible for tax purposes.
(3) Assumes a corporate income tax rate of 40% and the partial deductibility of goodwill.
(4) Represents the actual weighted average outstanding shares.
(5) Pro forma combined basic shares includes (a) 1,639,375 shares issued in connection with the formation of HDSI; (b) 316,474 shares on conversion of Series A Preferred Stock issued to investors; (c) 1,269,070 shares to be issued to owners of the Founding Companies in connection with the acquisitions of the Founding Companies; and (d) 6,250,000 of the shares to be issued in this offering. Pro forma combined diluted shares further includes 381,123 shares reflecting the incremental effect of options.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the founding companies' and HDSI's Financial Statements and the respective notes to those statements, and "Selected Financial Data" appearing elsewhere in this prospectus. The discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of HDSI's plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. HDSI's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this prospectus.

Introduction

    HDSI's net revenue is derived from providing a wide range of products and services to customers in the foodservice industry. HDSI sells a broad array of foodservice equipment and supplies including heavy equipment, such as ranges and refrigeration units, as well as smaller disposable items, such as china, glass and silverware. HDSI also offers a full range of contract services for restaurants and for foodservice facilities and custom kitchens in hotels, arenas, convention centers, schools, casinos, businesses and prisons.

    Revenue from the distribution and sale of foodservice equipment and supplies is recognized when the risk of ownership transfers to the customer, generally upon shipment. Revenues from construction contracts are recognized by the percentage of completion method, measured by comparing the percentage of costs incurred to date to total costs estimated for each contract. Provisions for estimated losses on uncompleted contracts are made in the period such losses become apparent. Contract revenue is recognized on a percentage-of-completion basis. Net revenue is gross revenue net of discounts and allowances.

    Cost of revenue from the distribution and sale of foodservice equipment and supplies represents the cost of purchased merchandise less applicable discounts and rebates. Contract costs include all direct material, subcontractor labor cost and indirect costs related to contract performance, such as indirect labor. Selling, general and administrative expenses consist primarily of occupancy costs compensation and benefits, fees for professional services, depreciation of office equipment, advertising and other general office expenses.

    The founding companies have operated throughout the periods presented as independent, privately owned entities, and their results of operations reflect different tax structures (S Corporations or C Corporations) which have influenced their historical level of owner compensation. Gross profit margins and selling, general and administrative expenses as a percentage of net revenue may not be comparable among the individual founding companies. The owners of the founding companies have contractually agreed to certain reductions in both their compensation and benefits and in certain cases lease payments for their respective facilities in connection with the acquisitions of the founding companies by HDSI. The aggregate amount of the compensation differential, net of corporate office executive salaries, and the rent differential, had they been in effect in 1998, was $647,000 and $84,000, respectively, which have been reflected in the Pro Forma Combined Statement of Operations.

    HDSI anticipates that, following the acquisitions of the founding companies, it may realize savings from:

  . consolidation of insurance programs

  . HDSI's ability to borrow at lower interest rates than the founding companies

  . coordination of purchasing from vendors to secure greater volume price reductions

    HDSI anticipates that these savings will be partially offset by costs related to HDSI's new corporate management and by the costs associated with being a public company. HDSI believes that neither these savings nor costs can be quantified because the acquisitions have not occurred, and there have been no combined operating results upon which to base any assumptions. As a result, they have not been included in the financial information included elsewhere in this prospectus.

    The acquisitions of the founding companies will be accounted for using the purchase method of accounting. HDSI has been designated as the "accounting acquirer" in the acquisitions. The purchase method of accounting requires that companies record excess of the fair value of the consideration paid in an acquisition over the fair value of the net assets acquired as "goodwill." Based on management's preliminary analysis, it is anticipated that the historical value of the assets and liabilities of the acquired companies, with the exception of inventories, will approximate fair value and will result in goodwill of approximately $43.3 million. This goodwill will be amortized over its estimated useful life of 40 years as a non-cash charge to operating income. Management has not identified any other material tangible or intangible assets to which a portion of the purchase price could be reasonably allocated.

Combined Results of Operations--Founding Companies

    The combined results of operations of the founding companies for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of certain data from the statements of operations of the individual founding companies on a historical basis. The combined results also exclude the effect of certain adjustments and may not be comparable to, and may not be indicative of, HDSI's post-combination results of operations because, among other things:

  . the founding companies were not under common control or management during the periods presented

  . the founding companies used different tax structures (S corporations or C corporations) during the periods presented

  . HDSI will incur incremental costs related to its new corporate management and the costs attributable to being a public company

  . HDSI will use the purchase method of accounting to record the acquisitions of the founding companies, resulting in goodwill which will be amortized over 40 years

  . the combined results of operations data do not reflect the reduction in salaries, bonuses and benefits of the owners of the founding companies and the potential cost savings, synergies and efficiencies that may be achieved through the integration of the operations of the founding companies

    The following table sets forth, for the years indicated, certain unaudited combined results of operations data, and such data as a percentage of combined net revenue, of the founding companies:

                                       Years Ended December 31,
                             -------------------------------------------------
                                  1996             1997             1998
                             ---------------  ---------------  ---------------
                                            (In thousands)
Net revenue................  $100,425  100.0% $116,194  100.0% $129,700  100.0%
Cost of revenue............    80,428   80.1    93,855   80.8   104,292   80.4
                             --------  -----  --------  -----  --------  -----
Gross profit...............    19,997   19.9    22,339   19.2    25,408   19.6
Selling, general, and
  administrative expenses..    17,459   17.4    18,897   16.2    20,848   16.1
                             --------  -----  --------  -----  --------  -----
Income from operations.....     2,538    2.5     3,442    3.0     4,560    3.5
Other expense, net.........      (169)   0.1      (268)  (0.2)     (111)  (0.1)
                             --------  -----  --------  -----  --------  -----
Income before income
  taxes....................     2,369    2.4     3,174    2.8     4,449    3.4
Income tax expense.........       294    0.3       196    0.2       484    0.3
                             --------  -----  --------  -----  --------  -----
Net income.................  $  2,075    2.1% $  2,978    2.6% $  3,965    3.1%
                             ========  =====  ========  =====  ========  =====

Combined Results of Operations for 1998 Compared to 1997

    Net Revenue. Net revenue increased $13.5 million, or 11.6%, from $116.2 million in 1997 to $129.7 million in 1998. This increase was principally attributable to increased revenues at East Bay, Bintz and Economy reflecting aggressive sales and marketing and generally favorable economic conditions.

    Gross Profit. Gross profit increased $3.1 million, or 13.7%, from $22.3 million in 1997 to $25.4 million in 1998. As a percentage of net revenue, gross profit increased from 19.2% in 1997 to 19.6% in 1998. The gross profit percentage increase reflects purchasing efficiency and favorable product mix at certain of the founding companies.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.9 million, or 10.3% from $18.9 million in 1997 to $20.8 million in 1998. This increase was principally attributable to increased advertising expenditures and sales costs to support the sales growth. As a percentage of net revenue, such costs represented 16.2% in 1997 and 16.1% in 1998.

    Other Expense, Net. Other expense, net, primarily interest expense offset by miscellaneous income, decreased $157,000 from $268,000 in 1997 to $111,000 in 1998.

    Income Tax Expense. Income tax expense increased $288,000 from $196,000 in 1997 to $484,000 in 1998. The effective tax rate increased from 6.2% in 1997 to 10.9% in 1998 reflecting higher income at companies taxed as C corporations.

    Net Income. Net income increased $987,000, or 33.2%, from $3.0 million in 1997 to $4.0 million in 1998. As a percentage of net revenue, net income was 2.6% in 1997 and 3.1% in 1998.

Combined Results of Operations for 1997 Compared to 1996

    Net Revenue. Net revenue increased $15.8 million, or 15.7%, from $100.4 million in 1996 to $116.2 million in 1997. This increase was primarily attributable to increased revenues at Raygal and, to a lesser extent, East Bay, due to a strategic focus on securing larger projects and generally favorable economic conditions.

    Gross Profit. Gross profit increased $2.3 million, or 11.7%, from $20.0 million in 1996 to $22.3 million in 1997. As a percentage of net revenue, gross profit decreased from 19.9% in 1996 to 19.2% in 1997 reflecting lower margins on larger projects at certain of the founding companies.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.4 million, or 8.2%, from $17.5 million in 1996 to $18.9 million in 1997 reflecting the higher sales level. As a percentage of net revenue, such costs represented 17.4% in 1996 and 16.2% in 1997.

    Other Expense, Net. Other expense, net, increased $99,000 from $169,000 in 1996 to $268,000 in 1997.

    Income Tax Expense. Income tax expense decreased $98,000 from $294,000 in 1996 to $196,000 in 1997. The effective tax rate decreased from 12.4% in 1996 to 6.2% in 1997 reflecting higher income at companies taxed as S corporations.

    Net Income. Net income increased $903,000, or 43.5%, from $2.1 million in 1996 to $3.0 million in 1997. As a percentage of net revenue, net income was 2.1% in 1996 and 2.6% in 1997.

Combined Liquidity and Capital Resources

    Upon consummation of the acquisitions of the founding companies and this offering and application of the estimated net proceeds from the offering (estimated to be $67.9 million), HDSI will have, on a pro forma combined basis as of December 31, 1998, approximately $27.2 million of cash and cash equivalents, $37.4 million of working capital and $4.0 million of outstanding indebtedness.

    The founding companies generated $3.0 million of net cash from operating activities during 1998, primarily at Raygal and Economy. Net cash used in investing activities was $274,000 primarily relating to purchases of property and equipment. Net cash used in financing activities was $2.6 million consisting of distributions to stockholders of $3.2 million offset by net borrowings of $734,000, principally from stockholders. At December 31, 1998, the founding companies had working capital of $10.0 million and total debt (including debt to stockholders) of $5.2 million, of which $4.8 million was classified as current.

    HDSI has initiated discussions with certain banks regarding establishment of a credit facility enabling HDSI to borrow between $50.0 million and $75.0 million on a revolving basis upon consummation of this offering. HDSI anticipates the credit facility will be used for acquisitions, capital expenditures, refinancing of existing debt and general corporate purposes. HDSI expects that the credit facility will contain customary covenants regarding maintenance of certain financial ratios, restrictions on additional indebtedness, and restrictions on liens, guarantees, advances and dividends.

    HDSI believes that the proceeds from this offering together with its cash flows from operating activities as well as available financing alternatives will be sufficient to meet its 1999 cash requirements.

    The founding companies spent an aggregate of $289,000 on purchases of property and equipment in 1998. HDSI expects to make comparable expenditures in the current year. Funds for such expenditures are expected to be generated from earnings and related cash flow.

    HDSI intends to pursue acquisition opportunities. HDSI expects to fund future acquisitions as well as its ongoing liquidity needs through the issuance of additional shares of common stock, borrowings, including the use of amounts available under the credit facility, and cash flow from operations.

Year 2000 Compliance

    The year 2000 issue in computers arises from the common industry practice of using two digits to represent a date in computer software code and databases to enhance processing time and save storage space. Therefore, when dates in the year 2000 and before are indicated and computer programs read the date "00", the computer may default to the year "1900" rather than the correct "2000". This could result in incorrect calculations, faulty data and computer shut downs, which could cause disruptions in operations.

    HDSI and the founding companies are reviewing the risks of failure to achieve year 2000 compliance with regard to their internal operations, information systems and software applications and the impact on HDSI of its outside vendors', lessees' and borrowers' ability to operate. HDSI and the founding companies believe their internal operations, information systems and software applications are likely to be compliant by November 1999.

    HDSI has not yet developed a comprehensive contingency plan to address the risk of operational problems and costs likely to result from a failure by HDSI or by an outside vendor or business partner to address year 2000 readiness. HDSI intends to develop a comprehensive contingency plan after the acquisitions of the founding companies. The current year 2000 compliance plans are discussed separately under each founding company's results of operations.

    Presently, HDSI and the founding companies do not believe that effecting year 2000 compliance will result in material investments, nor do HDSI and the founding companies anticipate effecting year 2000 compliance will have material adverse effects on their business operations or financial performance. There can be no assurance, however, that failure to achieve year 2000 compliance will not materially adversely affect HDSI and the founding company business. Additionally, there can be no guarantee that year 2000 compliance issues not yet identified or fully addressed will not materially affect HDSI and the founding companies' operations or expose it to third party liability.

Raygal Results of Operations

    Raygal's primary business is designing and installing commercial kitchens and interiors. Raygal has one facility located in Irvine, California.

    The following table sets forth selected statement of operations data, and such data as a percentage of net revenue, for the years indicated.

                                          Years Ended December 31,
                                  -------------------------------------------
                                      1996           1997           1998
                                  -------------  -------------  -------------
                                                (In thousands)
Net revenue...................... $22,213 100.0% $33,678 100.0% $33,038 100.0%
Cost of revenue..................  19,229  86.5   29,623  88.0   28,793  87.2
                                  ------- -----  ------- -----  ------- -----
Gross profit.....................   2,984  13.4    4,055  12.0    4,245  12.8
Selling, general, and
  administrative expenses........   2,427  10.9    2,202   6.5    2,520   7.6
                                  ------- -----  ------- -----  ------- -----
Income from operations...........     557   2.5    1,853   5.5    1,725   5.2
Other income (expense), net......      96   0.4       47   0.1       81   0.2
                                  ------- -----  ------- -----  ------- -----
Income before income taxes.......     653   2.9    1,900   5.6    1,806   5.5
Income tax expense...............      14   0.1       18   0.1       17   0.1
                                  ------- -----  ------- -----  ------- -----
Net income....................... $   639   2.9% $ 1,882   5.6% $ 1,789   5.4%
                                  ======= =====  ======= =====  ======= =====

Raygal Results for 1998 Compared to 1997

    Net Revenue. Net revenue decreased $640,000 or 1.9%, from $33.7 million in 1997 to $33.0 million in 1998. This decrease in net revenue was primarily due to delays in the construction schedules on several projects.

    Gross Profit. Gross profit increased $190,000, or 4.7%, from $4.1 million in 1997 to $4.2 million in 1998. As a percentage of net revenue, gross profit increased from 12.0% in 1997 to 12.8% in 1998. The increase as a percentage of net revenue was the result of negotiating more favorable terms from vendors and suppliers.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $318,000, or 14.4%, from $2.2 million in 1997 to $2.5 million in 1998. As a percentage of net revenue, selling, general and administrative expenses increased from 6.5% in 1997 to 7.6% in 1998. The increase as a percentage of net revenue was primarily due to an increase in employees and a corresponding increase in payroll cost to support plans for growth.

    Other Income (Expense), Net. Other income (expense), net, increased $34,000, or 72.3%, from $47,000 in 1997 to $81,000 in 1998. As a percentage of net revenue, other income (expense), net, increased from 0.1% in 1997 to 0.2% in 1998.

    Income Tax Expense. Income tax expense as a percentage of net revenue remained the same between 1997 and 1998. Raygal has elected to be taxed as a Subchapter S Corporation for federal income tax purposes. Raygal's income (whether distributed or not) has been subject to federal income tax as part of the individual shareholder's tax returns. Accordingly, no provision for federal income tax has been made in the financial statements.

    Net Income. Net income decreased $93,000 or 4.9%, from $1.9 million in 1997 to $1.8 million in 1998. As a percentage of net revenue, net income decreased from 5.6% in 1997 to 5.4% in 1998.

Raygal Results for 1997 Compared to 1996

    Net Revenue. Net revenue increased $11.5 million, or 51.6%, from $22.2 million in 1996 to $33.7 million in 1997. This increase in net revenue was primarily due to a strategic focus on securing larger projects and increased customer demand.

    Gross Profit. Gross profit increased $1.1 million, or 35.9%, from $3.0 million in 1996 to $4.1 million in 1997. As a percentage of net revenue, gross profit decreased from 13.4% in 1996 to 12.0% in 1997. The decrease as a percentage of net revenue was the result of lower margins on larger projects.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $225,000, or 9.3%, from $2.4 million in 1996 to $2.2 million in 1997. As a percentage of net revenue, selling, general and administrative expenses decreased from 10.9% in 1996 to 6.5% in 1997. The decrease as a percentage of net revenue was primarily due to the decrease in payroll costs as the revenue mix of larger jobs requires less supervision.

    Other Income (Expense), Net. Other income (expense), net, decreased $49,000, or 51.0%, from $96,000 in 1996 to $47,000 in 1997. As a percentage of net revenue, other income (expense), net, decreased from 0.4% in 1996 to 0.1% in 1997. The decrease as a percentage of net revenue was primarily due to lower interest income and a small loss on sale of assets.

    Income Tax Expense. Income tax expense as a percentage of net revenue remained the same between 1996 and 1997.

    Net Income. Net income increased $1.2 million, or 194.5%, from $639,000 in 1996 to $1.9 million in 1997. As a percentage of net revenue, net income increased from 2.9% in 1996 to 5.6% in 1997.

Raygal Liquidity and Capital Resources

    Raygal's liquidity requirements consist primarily of working capital needs to fund its growth, capital expenditures, and distributions to its stockholders. Working capital decreased from $3.2 million as of December 31, 1997 to $2.9 million as of December 31, 1998.

    Cash requirements were provided primarily from internally generated funds, and to a lesser extent, availability under Raygal's credit facilities.

    For the year ended December 31, 1998, cash provided by operating activities was $2.2 million as compared to $452,000 of cash used in operating activities for the year ended December 31, 1997. The primary sources of cash from operating activities during 1998 included net income of $1.8 million, non-cash charges of $108,000 for depreciation and amortization, and an increase of $1.4 million in accounts payable, partially offset by an increase in contracts receivables and accrued liabilities.

    Raygal's net cash used in investing activities in 1998 was $101,000, consisting primarily of $85,000 in capital expenditures and $117,000 for the issuance of a note receivables partially offset by the net proceeds from maturities and sales of investments available for sale.

    Raygal's net cash used in financing activities in 1998 and in 1997 was $2.1 million and $700,000, which represents amounts distributed to owners.

Raygal Year 2000 Compliance

 Overview

    In general, the year 2000 issue is related to computers and other systems being unable to distinguish between the years 1900 and 2000 because they use two digits, rather than four, to define the applicable year. Raygal is addressing the issue in two areas: internal hardware and software systems and third-party vendors/ suppliers and customers.

 Internal Hardware and Software

    Raygal has analyzed its internal hardware and software systems for year 2000 readiness. The emphasis has been on computer systems used for the general accounting function. Raygal believes its own internal operations, information systems and software applications are likely to be compliant by November 1999 based upon reasonable assurance by vendors and Raygal's computer consultant. Costs associated with this analysis have been minimal.

 Third-party Vendors/Suppliers and Customers

    The second issue Raygal is addressing is the year 2000 readiness of its significant vendors/suppliers and customers, as it relates to computer systems used by these parties for accounting, purchasing and sales. Raygal has significant relationships with various vendors/suppliers (including financial institutions and equipment suppliers) and certain customers. The failure of any of these parties to achieve year 2000 readiness could have a material effect on Raygal's business, results of operations or financial condition. Analysis related to these parties will be conducted. Costs associated with this analysis are anticipated to be minimal.

    Should Raygal be unsuccessful in addressing the year 2000 readiness of significant vendors/suppliers and customers, the associated risks have been identified as follows:

  . equipment from vendors may malfunction due to the product being non-year
    2000 compliant

  . vendors/suppliers may be unable to provide required equipment and services due to non-compliant hardware or software used in their individual companies

  . payments from customers may be delayed due to non-compliant hardware or software used in their individual companies

 Contingency Plans

    Raygal, as part of its year 2000 readiness plan, will be developing contingency plans to minimize the above identified risks associated with non-year 2000 readiness by any of its significant vendors/suppliers or customers as follows:

  . identifying alternate suppliers that are year 2000 compliant

  . closely monitoring all accounts receivable agings

  . being prepared to supply needed proof of delivery of duplicate copies of invoices for customers

    These contingency plans will be prepared. Completion of these plans is targeted for the third quarter 1999.

    No assurance can be given that Raygal will not be materially adversely affected by year 2000 readiness issues. However, management is not currently aware of any such conditions that would materially affect Raygal's business, results of operations or financial condition.

    Additionally, there can be no assurance that Raygal will not be the subject of lawsuits regarding the failure of equipment in the event it is not year 2000 compliant. Any year 2000 related suits could have a material effect on Raygal's business, results of operations or financial condition, if the suit is determined adversely to Raygal.

EAST BAY RESULTS OF OPERATIONS

    East Bay's primary business is the sale and distribution of equipment and supplies to food service providers such as restaurants and hotels. East Bay also performs contract services for food service providers. East Bay has two facilities in Oakland, California and a sales office in Las Vegas, Nevada.

    The following tables set forth selected statement of operations data, and such data as a percentage of net revenue, for the periods indicated.

                                 YEARS ENDED SEPTEMBER 30,             THREE MONTHS ENDED DECEMBER 31,
                         -------------------------------------------   -------------------------------
                             1996           1997           1998             1997                1998
                         -------------  -------------  -------------  -----------------   -----------------
                                                        (IN THOUSANDS)
Net revenue............. $20,368 100.0% $23,681 100.0% $29,916 100.0% $  6,346    100.0%  $  8,084    100.0%
Cost of revenue.........  16,256  79.8   18,655  78.8   23,964  80.1     5,172     81.5      6,388     79.0
                         ------- -----  ------- -----  ------- -----  --------  -------   --------  -------
Gross profit............   4,112  20.2    5,026  21.2    5,952  19.9     1,174     18.5      1,696     21.0
Selling, general, and
  administrative
  expenses..............   3,959  19.4    4,705  19.8    5,388  18.0     1,212     19.1      1,435     17.8
                         ------- -----  ------- -----  ------- -----  --------  -------   --------  -------
Income from operations
  (loss)................     153   0.8      321   1.4      564   1.9       (38)    (0.6)       261      3.2
Other income (expense),
  net...................      72   0.4       69   0.3       55   0.2       (29)    (0.5)        (8)    (0.1)
                         ------- -----  ------- -----  ------- -----  --------  -------   --------  -------
Income before income
  taxes.................      81   0.4      252   1.1      509   1.7       (67)    (1.1)       253      3.1
Income tax expense......      35   0.2      116   0.5      225   0.8       (30)    (0.5)       107      1.3
                         ------- -----  ------- -----  ------- -----  --------  -------   --------  -------
Net income (loss)....... $    46   0.2% $   136   0.6% $   284   0.9% $    (37)    (0.6)% $    147      1.8%
                         ======= =====  ======= =====  ======= =====  ========  =======   ========  =======

East Bay Results--Results for Three Months Ended December 31, 1998 compared to the Three Months Ended December 31, 1997

   Net Revenue. Net revenue increased $1.7 million, or 27.4%, from $6.3 million in 1997 to $8.1 million in 1998. The increase in revenue was primarily due to aggressive sales and marketing efforts as East Bay added new installation and design customers. Higher installation and design sales volume was partially offset by discounts given to customers in attempts to generate additional business.

   Gross Profit. Gross profit increased $522,000 or 44.5%, from $1.2 million in 1997 to $1.7 million in 1998. As a percentage of net revenue, gross profit increased from 18.5% in 1997 to 21.0% in 1998. The increase as a percentage of net revenue was primarily the result of a more favorable product sales mix in 1998 and a general increase in sales prices.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $223,000, or 18.4%, from $1.2 million in 1997 to $1.4 million in 1998. As a percentage of net revenue, selling, general and administrative expenses decreased from 19.1% in 1997 to 17.8% in 1998. The decrease as a percent of sales was primarily due to a significant increase in revenues over the prior year same quarter coupled with the fact that many general and administrative expenses are relatively fixed.

   Other Expense, Net. Other expense, net decreased $21,000 or 72.4% from $29,000, in 1997 to $8,000 in 1998. As a percentage of net revenue, other expense, net decreased from 0.5% in 1997 to 0.1% in 1998. Other expense consists primarily of interest expense netted with interest income. The decrease is primarily due to a loss on disposal, which was recognized in 1997.

   Income Tax Expense. Income tax expense (benefit) increased $137,000 from ($30,000) in 1997 to $107,000 in 1998. As a percentage of net revenues, income tax expense (benefit) increased from 0.5% in 1997 to 1.3% in 1998. As a percentage of income before income taxes, the effective income tax rate decreased from 44.8% in 1997 to 42.3% in 1998. This decrease was due to a decrease in permanent items not deductible for tax return purposes.

   Net Income. Net income (loss) increased $184,000 from $(37,000) in 1997 to $147,000 in 1998. As a percentage of net revenue, net income (loss) increased from (0.6)% in 1997 to 1.8% in 1998.

East Bay Results for 1998 Compared to 1997

    Net Revenue. Net revenue increased $6.2 million, or 26.3%, from $23.7 million in 1997 to $29.9 million in 1998. The increase in revenue was primarily due to aggressive sales and marketing and the addition of new installation and design customers. Higher installation and design sales volume was partially offset by discounts given to customers to generate additional business. Cash and carry sales increased as a result of advertising aimed at increasing the general public's awareness of East Bay's retail store among retail shoppers at large, in addition to commercial food service customers.

    Gross Profit. Gross profit increased $926,000, or 18.4%, from $5.0 million in 1997 to $6.0 million in 1998. As a percentage of net revenue, gross profit decreased from 21.2% in 1997 to 19.9% in 1998. The decrease as a percentage of net revenue was the result of discounting to certain customers.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $683,000, or 14.5%, from $4.7 million in 1997 to $5.4 million in 1998. As a percentage of net revenue, selling, general and administrative expenses decreased from 19.8% in 1997 to 18.0% in 1998. East Bay increased its advertising efforts by producing a greater number of product catalogues and increasing its newspaper and magazine advertising during the year. The overall increase in selling, general and administrative expenses was also a result of the hiring of three additional out of state salespersons, which lead to increased travel and delivery costs.

    Other Expenses, Net. Other expense, net, decreased $14,000, or 20.3%, from $69,000 in 1997 to $55,000 in 1998. As a percentage of revenue, other expense, net, decreased from 0.3% in 1997 to 0.2% in 1998. Other expense consisted primarily of interest expense netted with interest income.

    Income Tax Expense. Income tax expense increased $109,000, or 94.0%, from $116,000 in 1997 to $225,000 in 1998. The effective income tax rate decreased from 46.0% in 1997 to 44.2% in 1998. This decrease was due primarily to a decrease in items not deductible for tax return purposes.

    Net Income. Net income increased $148,000, or 108.8%, from $136,000 in 1997 to $284,000 in 1998. As a percentage of net revenue, net income increased from 0.6% in 1997 to 0.9% in 1998.

East Bay Results for 1997 Compared to 1996

    Net Revenue. Net revenue increased $3.3 million, or 16.3%, from $20.4 million in 1996 to $23.7 million in 1997. The increase in revenue was primarily due to aggressive sales and marketing efforts as East Bay was able to capture additional market share in both its installation and design and its cash and carry sales. East Bay began to increase out of state sales in an effort to broaden both its client and geographical base.

    Gross Profit. Gross profit increased $914,000 or 22.2%, from $4.1 million in 1996 to $5.0 million in 1997. As a percentage of net revenue, gross profit increased from 20.2% in 1996 to 21.2% in 1997. The increase as a percentage of net revenue was primarily the result of pricing increases and a slightly different product mix.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $746,000, or 18.8%, from $4.0 million in 1996 to $4.7 million in 1997. As a percentage of net revenue, selling, general and administrative expenses increased from 19.4% in 1996 to 19.8% in 1997. The increases were primarily due to aggressive advertising and marketing. An increase in out of state contracts also lead to increased travel and delivery expenses. Additionally, East Bay provided for several accounts receivable which were deemed to be uncollectable.

    Other Expense, Net. Other expense, net, decreased $3,000, or 4.2%, from $72,000 in 1996 to $69,000 in 1997. As a percentage of net revenue, other expense, net, decreased from 0.4% in 1996 to 0.3% in 1997. Other expense consists primarily of interest expense netted with interest income.

    Income Tax Expense. Income tax expense increased $81,000, or 231.4%, from $35,000 in 1996 to $116,000 in 1997. The effective income tax rate increased from 43.2% in 1996 to 46.0% in 1997. This increase was due to an increase in permanent items not deductible for tax return purposes.

    Net Income. Net income increased $90,000, or 195.7%, from $46,000 in 1996 to $136,000 in 1997. As a percentage of net revenue, net income increased from 0.2% in 1996 to 0.6% in 1997.

East Bay Liquidity and Capital Resources

    East Bay's financing needs are primarily to fund increases in accounts receivable and inventories, resulting from its growth. Since September 30, 1995, East Bay's primary sources of capital have been a revolving line of credit and various stockholder notes. Cash used in operating activities was $776,000 for the three months ended December 31, 1998 versus cash provided of $94,000 for the year ended September 30, 1998. Cash used in investing activities was $34,000 for the three months ended December 31, 1998 and $74,000 for the year ended September 30, 1998 for purchases of equipment. Cash provided by financing activities was $569,000 for the three months ended December 31, 1998 representing proceeds from borrowings under the line of credit net of payment on loans from shareholders. For the year ended September 30, 1998, cash provided by financing activities was $188,000 representing loans from shareholders net of payments on borrowings under the line of credit. Working capital at December 31, 1998 was $1.4 million compared to $1.3 million at September 30, 1998.

East Bay Year 2000 Compliance

 Overview

    The year 2000 issue in computers arises from the common industry practice of using two digits to represent a date in computer software code and databases to enhance processing time and save storage space. Therefore, when dates in the year 2000 are indicated and computer programs read the date "00", the computer may default to the year "1900" rather than the correct "2000". This could result in incorrect calculations, faulty data and computer shut down, which could cause disruptions in operations.

 Internal Hardware and Software

    East Bay has reviewed the risks of failure to achieve year 2000 compliance with regard to East Bay's own internal operations, information systems and software applications and the impact on East Bay of its outside vendors', lessees' and borrowers' ability to operate. East Bay believes its own internal operations, information systems and software applications are year 2000 compliant based upon reasonable assurance by vendors and East Bay's internal review of systems. As such, future expenditures, if any, related to year 2000 readiness are expected to be minimal.

 Third-party Vendors/Suppliers and Customers

    East Bay also recognizes that the year 2000 readiness of significant vendors/suppliers and customers could significantly impact the ability of these parties to operate. East Bay has significant relationships with various vendors/suppliers (including financial institutions, product suppliers, transportation providers and utilities, including communications and energy) and certain customers. The failure of any of these parties to achieve year 2000 readiness could have a material effect on East Bay's business, results of operations or financial condition. East Bay will continue to monitor for indications of year 2000 readiness problems with key third parties throughout 1999. Costs associated with this monitoring are anticipated to be minimal.

    The risks East Bay has identified, associated with the year 2000 readiness of significant vendors/suppliers and customers, are as follows:

  . vendors/suppliers may be unable to provide required products and/or services due to non-compliant hardware or software used in their individual companies

  . payments from customers may be delayed due to non-compliant hardware or software used in their individual companies

  . products from vendors may malfunction due to the product being non-year
    2000 compliant

    East Bay management has reviewed the risks associated with year 2000 readiness and believes it has reasonable alternatives should it encounter adverse effects of year 2000 readiness. However, no assurance can be given that East Bay will not be materially adversely affected by year 2000 readiness issues. However, management is not currently aware of any such conditions that would materially affect East Bay' business, results of operations or financial condition.

    Additionally, there can be no assurance that East Bay will not be the subject of lawsuits if it or its vendors/suppliers or customers fail to be year 2000 compliant. Any year 2000 related suits could have a material effect on East Bay's business, results of operations or financial condition, if the suit is determined adversely to East Bay.

 Contingency Plans

    Although East Bay is still preparing a defined contingency plan, in the event of a year 2000 issue, East Bay believes that it can rely upon manual processes until a remedy is identified and implemented without a significant business disruption.

    Effecting year 2000 compliance has not resulted in material investments by East Bay, nor does East Bay anticipate that the year 2000 will have material adverse effects on its business operations or financial performance.

Economy Results of Operations

    Economy's primary business is the sale and distribution of equipment and supplies to food service providers, such as restaurants and hotels, primarily through cash and carry sales. Economy also performs contract services for food service providers. Economy has two facilities located in San Francisco, California and one in Sacramento, California.

    The following table sets forth selected statement of operations data, and such data as a percentage of net revenue, for the years indicated:

                                                   Year Ended December 31,
                                                 ----------------------------
                                                     1997           1998
                                                 -------------  -------------
                                                        (In thousands)
   Net revenue.................................. $19,884 100.0% $22,703 100.0%
   Cost of revenue..............................  14,082  70.8   15,976  70.4
                                                 ------- -----  ------- -----
   Gross profit.................................   5,802  29.1    6,727  29.6
   Selling, general, and administrative
     expenses...................................   5,114  25.7    5,811  25.6
                                                 ------- -----  ------- -----
   Income from operations.......................     688   3.5      916   4.0
   Other income (expense), net..................      24   0.1       75   0.3
                                                 ------- -----  ------- -----
   Income before income taxes...................     712   3.6      991   4.4
   Income tax expense...........................      10   0.1       17   0.1
                                                 ------- -----  ------- -----
   Net income................................... $   702   3.5% $   974   4.3%
                                                 ======= =====  ======= =====

Economy Results for 1998 Compared to 1997

    Net Revenue. Net revenue increased $2.8 million, or 14.2%, from $19.9 million in 1997 to $22.7 million in 1998 primarily due to increased demand as a result of increased advertising and customer awareness and the introduction of a direct sales program.

    Gross Profit. Gross profit increased $925,000, or 15.9%, from $5.8 million in 1997 to $6.7 million in 1998. As a percentage of net revenue, gross profit increased from 29.1% in 1997 to 29.6% in 1998 primarily as a result of enhanced purchasing efficiency and mix of products sold.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $697,000, or 13.6%, from $5.1 million in 1997 to $5.8 million in 1998, primarily due to an increase in employees and a corresponding increase in payroll costs. As a percentage of net revenue, selling general and administrative expenses decreased slightly from 25.7% in 1997 to 25.6% in 1998.

    Other Income (Expense), Net. Other income (expense), net, increased from income of $24,000 in 1997 to income of $75,000 in 1998. Other income (expense), net, increased primarily because of increased interest income resulting from higher average cash balances throughout the year.

    Income Tax Expense. Income tax expense increased $7,000 from $10,000 in 1997 to $17,000 in 1998, primarily as a result of increased net income. Economy has elected to be taxed as a Subchapter S Corporation for federal income tax purposes. Prior to its acquisition by HDSI, Economy's income (whether distributed or not) will be subject to federal income tax as part of the individual shareholder's tax returns. Accordingly, no provision for federal income tax has been made in the financial statements.

    Net Income. Net income increased $272,000 from $702,000 in 1997 to $974,000 in 1998. As a percentage of net revenue, net income increased from 3.5% in 1997 to 4.3% in 1998.

Economy Liquidity and Capital Resources

    Economy's primary sources of capital have been from cash provided by operating activities and, to a lesser extent, availability under its credit facilities.

    During the year ended December 31, 1998, cash provided by operating activities was $1.4 million. The cash was generated from Economy's earnings and increases in trade payables offset by increases in accounts receivable and inventories. Cash used in investing activities was $22,000, which was used for property and equipment additions. Cash flows used in financing activities was $1.3 million, which was primarily used for distributions to stockholders and financing activities.

Economy Year 2000 Compliance

 Overview

    The year 2000 issue in computers arises from the common industry practice of using two digits to represent a date in computer software code and databases to enhance processing time and save storage space. Therefore, when dates in the year 2000 are indicated and computer programs read the date "00", the computer may default to the year "1900" rather than the correct "2000". This could result in incorrect calculations, faulty data and computer shut downs, which could cause disruptions in operations.

 Internal Hardware and Software

    Economy is reviewing the risk of the year 2000 issue with regard to its own internal operations, information systems and software applications and the impact on Economy of its outside vendors', leasees' and borrowers' ability to operate. Economy has identified that certain of its financial and operating systems are not year 2000 compliant and is working with its software provider to upgrade to compliant versions of its current systems. Economy believes its own internal operations, information systems and software applications are likely to be compliant before any significant issues arise based upon reasonable assurance by its computer consultant and its own analysis of its risks.

 Third-party Vendors/Suppliers and Customers

    Economy also recognizes that the year 2000 readiness of significant vendors/suppliers and customers could significantly impact the ability of these parties to operate. Economy has significant relationships with various vendors/suppliers (including financial institutions, product suppliers, transportation providers and utilities, including communications and energy) and certain customers. The failure of any of these parties to achieve year 2000 readiness could have a material effect on Economy's business, results of operations or financial condition. However, Economy does not believe that a year 2000 issue at any of its vendors will have a significant impact on its operations. If a significant vendor issue arises, Economy is confident that it can arrange alternative sourcing. Economy will continue to monitor for indications of year 2000 readiness problems with key third parties throughout 1999. Costs associated with this monitoring are anticipated to be minimal.

    The risks Economy has identified, associated with the year 2000 readiness of significant vendors/suppliers and customers, are as follows:

  . vendors/suppliers may be unable to provide required products and/or services due to non-compliant hardware or software used in their individual companies.

  . payments from customers may be delayed due to non-compliant hardware or software used in their individual companies

  . products from vendors may malfunction due to the product being non-year
    2000 compliant

    Economy management has reviewed the risks associated with year 2000 readiness and believes it has reasonable alternatives should it encounter adverse effects of year 2000 readiness. However, no assurance can be given that Economy will not be materially adversely affected by year 2000 readiness issues. However, management is not currently aware of any such conditions that would materially affect Economy's business, results of operations or financial condition.

    Additionally, there can be no assurance that Economy will not be the subject of lawsuits if it or its vendors/suppliers or customers fail to be year 2000 compliant. Any year 2000 related suits could have a material effect on Economy's business, results of operations or financial condition, if the suit is determined adversely to Economy.

 Contingency Plans

    Although Economy is still preparing a defined contingency plan, in the event of a year 2000 issue, Economy believes that it can rely upon manual processes until a remedy is identified and implemented without a significant business disruption.

    Presently, Economy does not believe that year 2000 compliance will result in material investments by it, nor does Economy anticipate the year 2000 issue will have material adverse effects on its business operations or financial performance. There can be no assurance, however, that the year 2000 issue will not adversely effect Economy and its business.

Curtis Results of Operations

    Curtis' primary business is the sale and distribution of equipment and supplies to food service providers such as restaurants and hotels. Curtis has two facilities located in Springfield, Oregon and Medford, Oregon.

    The following table sets forth selected statement of operations data, and such data as a percentage of net revenue, for the years indicated:

                                                 Year Ended December 31,
                                               ------------------------------
                                                   1997            1998
                                               --------------  --------------
                                                     (In thousands)
   Net revenue................................ $19,933  100.0% $20,279  100.0%
   Cost of revenue............................  16,434   82.4   16,526   81.5
                                               -------  -----  -------  -----
   Gross profit...............................   3,499   17.6    3,753   18.5
   Selling, general, and administrative
     expenses.................................   3,335   16.7    3,103   15.3
                                               -------  -----  -------  -----
   Income from operations.....................     164    0.9      650    3.2
   Other income (expense), net................    (133)  (0.7)     (94)  (0.4)
                                               -------  -----  -------  -----
   Income before income taxes.................      31    0.2      556    2.8
   Income tax expense.........................      12    0.1      218    1.1
                                               -------  -----  -------  -----
   Net income................................. $    19    0.1% $   338    1.7%
                                               =======  =====  =======  =====

Curtis Results for 1998 Compared to 1997

    Net Revenue. Net revenue increased $346,000, or 1.7%, from $20.0 million in 1997 to $20.3 million in 1998.

    Gross Profit. Gross profit increased $254,000, or 7.3%, from $3.5 million in 1997 to $3.8 million in 1998. As a percentage of net revenue, gross profit increased from 17.6% in 1997 to 18.5% in 1998. The increase in gross profit was primarily the result of increased purchasing efficiency in 1998.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $232,000, or 7.0%, from $3.3 million in 1997 to $3.1 million in 1998. As a percentage of net revenue, selling, general and administrative expenses decreased from 16.7% in 1997 to 15.3% in 1998. The decrease was primarily due to a reduction in accounts receivable write-offs in 1998.

    Other Income (Expense), Net. Other income (expense), net, decreased to $39,000, or 29.3% from $(133,000) in 1997 to $(94,000) in 1998. As a percentage of net revenue, other expense, net, decreased from 0.7% in 1997 to 0.5% in 1998. The decrease was due primarily to a decrease in interest expense.

    Income Tax Expense. Income tax expense increased $206,000 from $12,000 in 1997 to $218,000 in 1998 due to higher pretax income. The effective income tax rate increased from 38.7% in 1997 to 39.2% in 1998.

    Net Income. Net income increased $319,000, from $19,000 in 1997 to $338,000 in 1998. As a percentage of net revenue, net income increased from 0.1% in 1997 to 1.7% in 1998.

Curtis Liquidity and Capital Resources

    Curtis' primary sources of capital have been from cash provided by operating activities and, particularly in 1998, from bank borrowings.

    During the year ended December 31, 1998, cash used in operating activities was $1.0 million. Cash flow from earnings was offset by increases in accounts receivable of $1.6 million. No significant cash was used in investing activities in 1998. Cash flows from financing activities was $945,000, consisting primarily of bank borrowing and collection of an outstanding note receivable.

    Curtis believes that its cash flows from operating activities as well as available financing alternatives will be sufficient to meet its 1999 cash requirements.

Curtis Year 2000 Compliance

 Overview

    The year 2000 issue in computers arises from the common industry practice of using two digits to represent a date in computer software code and databases to enhance processing time and save storage space. Therefore, when dates in the year 2000 are indicated and computer programs read the date "00", the computer may default to the year "1900" rather than the correct "2000". This could result in incorrect calculations, faulty data and computer shut downs, which could cause disruptions in operations.

 Internal Hardware and Software

    Curtis has analyzed its internal hardware and software systems for year 2000 readiness. Curtis believes its own internal operations, information systems and software applications are compliant. Future expenditures, if any, related to year 2000 readiness are expected to be minimal.

 Third-party Vendors/Suppliers and Customers

    Curtis also recognizes that the year 2000 readiness of significant vendors/suppliers and customers could significantly impact the ability of these parties to operate. Curtis has significant relationships with various vendors/suppliers (including financial institutions, product suppliers, transportation providers and utilities, including communications and energy) and certain customers. The failure of any of these parties to achieve year 2000 readiness could have a material effect on Curtis' business, results of operations or financial condition. Curtis will continue to monitor for indications of year 2000 readiness problems with key third parties throughout 1999. Costs associated with this monitoring are anticipated to be minimal.

    The risks Curtis has identified, associated with the year 2000 readiness of significant vendors/suppliers and customers, are as follows:

  . vendors/suppliers may be unable to provide required products and/or services due to non-compliant hardware or software used in their individual companies

  . payments from customers may be delayed due to non-compliant hardware or software used in their individual companies

  . products from vendors may malfunction due to the product being non-year
    2000 compliant

    Curtis management has reviewed the risks associated with year 2000 readiness and believes it has reasonable alternatives should it encounter adverse effects of year 2000 readiness.

 Contingency Plans

    Although Curtis is still preparing a defined contingency plan, in the event of a year 2000 issue, Curtis believes that it can rely on manual processes until a remedy is identified and implemented without a significant business disruption. However, no assurance can be given that Curtis will not be materially adversely affected by year 2000 readiness issues. However, management is not currently aware of any such conditions that would materially affect Curtis' business, results of operations or financial condition.

    Additionally, there can be no assurance that Curtis will not be the subject of lawsuits if it or its vendors/suppliers or customers fail to be year 2000 compliant. Any year 2000 related suits could have a material effect on Curtis' business, results of operations or financial condition, if the suit is determined adversely to Curtis.

Bintz Results of Operations

    Bintz's primary business is the sale of restaurant equipment and supplies to food service providers, such as restaurants and hotels. Bintz has one facility located in Salt Lake City, Utah.

    The following table sets forth selected statement of operations data, and such data as a percentage of net revenue, for the years indicated:

                                                 Year Ended December 31,
                                               ------------------------------
                                                   1997            1998
                                               --------------  --------------
                                                      (In thousands)
   Net revenue................................ $13,097  100.0% $17,835  100.0%
   Cost of revenue............................  10,719   81.8   14,647   82.1
                                               -------  -----  -------  -----
   Gross profit...............................   2,378   18.2    3,188   17.9
   Selling, general, and administrative
     expenses.................................   2,071   15.8    2,448   13.7
                                               -------  -----  -------  -----
   Income from operations.....................     307    2.3      740    4.1
   Other income (expense), net................    (138)   1.1     (124)   0.7
                                               -------  -----  -------  -----
   Income before income taxes.................     169    1.3      616    3.5
   Income tax expense.........................     0.0    0.0      0.0    0.0
                                               -------  -----  -------  -----
   Net income................................. $   169    1.3% $   616    3.5%
                                               =======  =====  =======  =====

Bintz Results for 1998 Compared to 1997

    Net Revenue. Net revenue increased $4.7 million, or 36.2%, from $13.1 million in 1997 to $17.8 million in 1998. The increase is primarily attributed to an overall growth in the foodservice equipment and supply industry. Additionally, during 1998, there was an increase in sales to the public segment of the market.

    Gross Profit. Gross profit increased $810,000 or 34.1%, from $2.4 million in 1997 to $3.2 million in 1998. As a percentage of net revenue, gross profit decreased from 18.2% in 1997 to 17.9% in 1998. The decrease was attributed to the increase in sales to the public segment of the market. This segment is highly competitive resulting in lower gross profit percentages.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately $377,000, or 18.2%, from $2.1 million in 1997 to $2.4 million in 1998. The increase was attributed to an increase in sales commissions. As a percentage of net revenue, selling, general and administrative expenses decreased from 15.8% in 1997 to 13.7% in 1998, primarily as a result of spreading fixed costs over a larger revenue base.

    Other Income (Expense). Other income (expense), net, consists primarily of interest expense. Interest expense decreased $14,000, or 10.1%, from ($138,000) in 1997 to ($124,000) in 1998. The decrease was attributed to decreases in the prime lending rate, which is used to determine Bintz's borrowing rate on its line of credit and an overall lower outstanding balance on Bintz's line of credit during the year.

    Income Taxes. Bintz has elected S corporation status as defined by the Internal Revenue Code, whereby Bintz is not subject to taxation for federal purposes. Under the Internal Revenue Code provisions applicable to S corporations and similar provisions of the state tax code for the states in which Bintz operates, the stockholders report Bintz's taxable earnings or losses in their personal federal and state income tax returns. Accordingly, no provision for federal and state income taxes has been reflected in the financial statements.

    Net Income. Net income increased $447,000 or 264.5%, from $169,000 in 1997 to $616,000 in 1998. As a percentage of net revenue, net income increased from 1.3% in 1997 to 3.5% in 1998.

Bintz Liquidity and Capital Resources

    During 1998, Bintz generated $250,000 in cash from operating activities. The primary components were decreases in inventory and prepaid expenses and increases in accounts payable, offset by increased trade accounts receivable and rebates receivable and decreases in customer deposits. Cash used in investing activities was $41,000 in 1998 consisting of purchases of equipment. Cash used in financing activities was $209,000 in 1998 consisting primarily of distributions to shareholders and payments on the line of credit. At December 31, 1998, Bintz had working capital of $1.4 million.

    The cash provided by operating activities was offset mainly by purchases of property and equipment, payments on the line of credit and distributions to stockholders.

Bintz Year 2000 Compliance

 Overview

    In general, the year 2000 issue relates to computers and other systems being unable to distinguish between the years 1900 and 2000 because they use two digits, rather than four, to define the applicable year. Bintz is addressing the issue in two areas: internal hardware and software systems and third-party vendors/ suppliers and customers.

 Internal Hardware and Software

    Bintz has analyzed its internal hardware and software systems for year 2000 readiness. The emphasis has been on computer systems used for accounting, inventory, purchasing and sales. As of September 1, 1998, all of these critical hardware and software systems have been tested and appear to be year 2000 compliant. Costs associated with this analysis have been minimal since most of these costs were absorbed by the original vendor of the hardware and software.

 Third-party Vendors/Suppliers and Customers

    The second issue Bintz is addressing is the year 2000 readiness of its significant vendors/suppliers and customers, as it relates to products the company sells, as well as computer systems used by these parties for accounting, inventory, manufacturing, purchasing and sales. Bintz has significant relationships with various vendors/suppliers (including financial institutions, product suppliers, transportation providers and utilities, including communications and energy) and certain customers. The failure of any of these parties to achieve year 2000 readiness could have a material effect on Bintz's business, results of operations or financial condition. Analysis related to these parties is being conducted via compliance letters. This analysis will continue throughout the first half of 1999. Costs associated with this analysis are anticipated to be minimal.

    Should Bintz be unsuccessful in addressing the year 2000 readiness of significant vendors/suppliers and customers, the risks the company has identified are as follows:

  . products from vendors may malfunction due to the product being non-year
    2000 compliant

  . vendors/suppliers may be unable to provide required products and/or services due to non-compliant hardware or software used in their individual companies

  . payments from customers may be delayed due to non-compliant hardware or software used in their individual companies

 Contingency Plans

    Blintz, as part of its year 2000 readiness plan, is developing contingency plans to minimize the above identified risks associated with non-year 2000 readiness by any of its significant vendors/suppliers or customers as follows:

  . identifying alternate suppliers that are year 2000 compliant

  . identifying alternate products that are year 2000 compliant

  . closely monitoring all accounts receivable agings

  . being prepared to supply needed proof of delivery of duplicate copies of invoices for customers

    These contingency plans are being prepared. Completion of these plans is targeted for the third quarter of 1999.

    No assurance can be given that Bintz will not be materially adversely affected by year 2000 readiness issues. However, management is not currently aware of any such conditions that would materially affect Bintz's business, results of operations or financial condition.

    Additionally, there can be no assurance that Bintz will not be the subject of lawsuits regarding the failure of products it sells in the event they are not year 2000 compliant. Any year 2000 related suits could have a material affect on Bintz's business, results of operations or financial condition, if the suit is determined adversely to Bintz.

Castino Results of Operations

    Castino's primary business is the sale and distribution of equipment and supplies to foodservice providers, such as restaurants and hotels, primarily through cash and carry sales. Castino has two facilities located in Rohnert Park, California.

    The following table sets forth selected statement of operations data, and such data as a percentage of net revenue, for the periods indicated:

                                                   Year Ended     Year Ended
                                                   March 31,     December 31,
                                                      1998         1998(1)
                                                 --------------- ------------
                                                 (In thousands)   (Unaudited)
   Net revenue.................................. $ 5,921  100.0% $5,929 100,0%
   Cost of revenue..............................   4,342   73.3   4,386  74.0
                                                 ------- ------  ------ -----
   Gross profit.................................   1,579   26.7   1,543  26.0
   Selling, general, and administrative
     expenses...................................   1,470   24.8   1,526  25.7
                                                 ------- ------  ------ -----
   Income from operations.......................     109    1.8      17   0.3
   Other income (expense), net..................       1    0.0       6   0.1
                                                 ------- ------  ------ -----
   Income before income taxes...................     110    1.9      23   0.4
   Income tax expense...........................      40    0.7       7   0.1
                                                 ------- ------  ------ -----
   Net income................................... $    70    1.2% $   16   0.3%
                                                 ======= ======  ====== =====

--------
(1) Castino has a fiscal year end of March 31. The twelve month period ended December 31, 1998 includes the audited results of operations for the nine months ended December 31, 1998 and the unaudited results of operations for the three months ended March 31, 1998, which are included in the fiscal year ended March 31, 1998.

Castino Results for the Year Ended December 31, 1998 (unaudited) Compared to the Year Ended March 31, 1998

    Net Revenue. Net revenue was essentially unchanged for the periods presented.

    Gross Profit. Gross profit decreased $36,000, or 2.3%, from $1.6 million in fiscal 1998 to $1.5 million in calendar 1998. As a percentage of net revenue, gross profit decreased from 26.7% in fiscal 1998 to 26.0% in calendar 1998. The decrease as a percentage of net revenue was primarily the result of an increase in product costs.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $56,000. As a percentage of net revenue, selling, general and administrative expenses increased from 24.8% in fiscal 1998 to 25.7% in calendar 1998. The increase was primarily due to the increase in bonus, and profit sharing expenses.

    Other Income, Net. Other income, net, increased $5,000 from $1,000 in fiscal 1998 to $6,000 in calendar 1998.

    Income Tax Expense. Income tax expense decreased $33,000 from $40,000 in fiscal 1998 to $7,000 in calendar 1998. The effective tax rate has decreased primarily as a result of permanent items and graduated tax rates.

    Net Income. Net income decreased $54,000 from $70,000 in 1997 to $16,000 in 1998. As a percentage of net revenue, net income decreased from 1.2% in 1997 to 0.3% in 1998.

Castino Liquidity and Capital Resources

    Castino's cash needs are primarily to fund its growth and purchases of property and equipment, and distributions to its stockholder. Castino's primary sources of capital have been from cash provided by operating activities and, to a lesser extent, availability under its credit facilities.

    During the nine month ended December 31, 1998, cash provided by operating activities was $122,000. The cash was generated primarily from Castino's earnings and decreases in inventories offset by increases in accounts payable and other working capital. Cash used in investing activities was $90,000, which was primarily used for property and equipment additions. Cash flows used in financing activities were $31,000, which was primarily used for repayment of long-term debt.

    Castino believes that its cash flows from operating activities as well as available financing alternatives will be sufficient to meet its 1999 cash requirements.

Castino Year 2000 Compliance

 Overview

    The year 2000 issue in computers arises form the common industry practice of using two digits to represent a date in computer software code and databases to enhance processing time and save storage space. Therefore, when dates in the year 2000 are indicated and computer programs read the date "00," the computer may default to the year "1900" rather than the correct "2000." This could result in incorrect calculations, faulty data and computer shut downs, which could cause disruptions in operations.

 Internal Hardware and Software

    Castino is reviewing the risk of the year 2000 issue with regard to its own internal operations, information systems and software applications and the impact on Castino of its outside vendors', leasees' and borrowers' ability to operate. Castino believes its own internal operations, information systems and software applications are compliant now or are likely to be compliant before any significant issues arise based upon reasonable assurance by its computer consultant and its own analysis of its risks. Additionally, Castino does not believe that a year 2000 issue at any of its vendors will have a significant impact on its operations. If a significant vendor issue arises, Castino is confident that it can arrange alternative sourcing.

 Third-party Vendors/Suppliers and Customers

    Castino also recognizes that the year 2000 readiness of significant vendors/suppliers and customers could significantly impact the ability of these parties to operate. Castino has significant relationships with various vendors/suppliers (including financial institutions, product suppliers, transportation providers and utilities, including communications and energy) and certain customers. The failure of any of these parties to achieve year 2000 readiness could have a material effect on Castino's business, results of operations or financial condition. Castino will continue to monitor for indications of year 2000 readiness problems with key third parties throughout 1999. Costs associated with this monitoring are anticipated to be minimal.

    The risks Castino has identified, associated with the year 2000 readiness of significant vendors/suppliers and customers, are as follows:

  . vendors/suppliers may be unable to provide required products and/or services due to non-compliant hardware or software used in their individual companies

  . payments from customers may be delayed due to non-compliant hardware or software used in their individual companies

  . products from vendors may malfunction due to the product being non-year
    2000 compliant

    Castino management has reviewed the risks associated with year 2000 readiness and believes it has reasonable alternatives should it encounter adverse effects of year 2000 readiness. However, no assurance can be given that Castino will not be materially adversely affected by year 2000 readiness issues. However, management is not currently aware of any such conditions that would materially affect Castino's business, results of operations or financial condition.

    Additionally, there can be no assurance that Castino will not be the subject of lawsuits if it or its vendors/suppliers or customers fail to be year 2000 compliant. Any year 2000 related suits could have a material effect on Castino's business, results of operations or financial condition, if the suit is determined adversely to Castino.

 Contingency Plans

    Although Castino is still preparing a defined contingency plan and expects to have a plan completed in the second half of the year, in the event of a year 2000 issue, Castino believes that it can rely upon manual processes until a remedy is identified and implemented without a significant business disruption.

    Presently, Castino does not believe that year 2000 compliance will result in material investments by it, nor does Castino anticipate the year 2000 issue will have material adverse effects on its business operations or financial performance. There can be no assurance, however, that the year 2000 issue will not adversely effect Castino and its business.

                                    BUSINESS

The Company

    HDSI was formed in June 1998 to become a full-service national distributor of foodservice equipment and supplies. It has entered into definitive agreements to acquire the six founding companies. Upon consummation of this offering and the acquisitions of the founding companies, HDSI will be one of the largest foodservice equipment and supply companies in the United States. The founding companies have been in business for periods ranging from 18 to 108 years. In 1998, HDSI's pro forma combined net revenues were $129.7 million. Over the past two years, the pro forma combined net revenues of the founding companies have increased at a compound annual rate of approximately 13%.

    HDSI's goal is to become the largest national single-source provider of foodservice equipment and supplies in the United States. HDSI maintains over 10,000 skus and serves more than 25,000 customers through a network of eleven facilities located in four states. HDSI offers a wide range of products and services to customers in the foodservice industry, including equipment and supply sales and contract services. HDSI serves the entire spectrum of businesses that sell food and beverages. Its customers include regional and national restaurant chains independent restaurants, hotels, businesses, schools, health care facilities, casinos, stadiums and prisons.

    HDSI intends to offer its larger regional and national customers improved service and an enhanced array of value-added products, services and resources, while still maintaining a focus on local customers. Its products include heavy equipment, such as ranges and refrigeration units, as well as smaller disposable items, such as china, glass and silverware. HDSI also offers a full range of contract services for restaurants and foodservice facilities. A significant portion of HDSI's revenues in 1998 were attributable to replacement sales. HDSI believes its replacement business is less cyclical and generates higher margins than other parts of its business.

Industry Overview

    HDSI competes in the foodservice equipment and supply industry, which was comprised of over 12,000 companies and generated approximately $13 billion in revenues in 1998. Participants in the distribution of foodservice equipment and supplies offer one or more of the following products and services:

  . foodservice equipment and supplies

  . design, installation and construction of commercial kitchens and restaurant and hotel interiors

  . service and maintenance of foodservice equipment

  . sales of used foodservice equipment

  . rental of foodservice equipment

According to Foodservice Equipment & Supplies magazine, industry revenues have grown at an average annual rate of 5% over the last seven years. An important characteristic of the foodservice equipment and supply industry is that more than 40% of sales are replacement driven.

    The foodservice equipment and supply industry serves the foodservice industry. Participants in the foodservice industry include chain and independent restaurants, hotels, businesses, schools, health care facilities, casinos, stadiums and prisons. The foodservice industry generated over $351 billion in revenue in 1998, or approximately 4% of the United States Gross Domestic Product.

    Sales of equipment and supplies account for the majority of revenue in the foodservice equipment and supply industry. Foodservice equipment and supply distributors sell through a number of channels, including direct sales, cash and carry stores, catalogs, and the Internet. Such distributors typically carry large volumes of inventory because their customers often buy based on immediate need. As a result, a typical distributor maintains thousands of skus to meet customer needs.

    Foodservice equipment and supply companies often provide contract services in conjunction with product sales. An equipment and supply company doing contract work for a foodservice facility will typically create the blueprints and other construction documents for the facility. It will also select, supply and install the equipment and supplies for the facility and will supervise construction of the facility or provide construction support.

Strategy

    HDSI's mission is to provide a broad array of high quality foodservice equipment and supply services to meet the needs of foodservice providers locally, regionally and nationwide. HDSI believes that the experience and reputation of its management team will help HDSI implement these strategies effectively and will make HDSI a more attractive acquiror to potential acquisition candidates. HDSI also believes implementation of its internal growth, operating and acquisition strategies will give it a competitive advantage over other foodservice equipment and supply companies.

Capitalize on Management Team

    HDSI's management team includes executives with significant experience implementing acquisition programs and effectively integrating acquired businesses. Roger M. Laverty, one of HDSI's founders and its President and Chief Executive Officer, served as the Chief Executive Officer of Smart and Final, Inc., a New York Stock Exchange listed distributor of restaurant supplies, from 1994 to 1998. During his 19-year tenure at Smart and Final, the company's annual revenues increased from $200 million to $1.6 billion and Mr. Laverty oversaw the acquisition and integration of companies with combined revenues totaling approximately $600 million.

    John M. Richman, Chairman of HDSI's Board of Directors, served as Chairman and Chief Executive Officer of Kraft, Inc. from 1979 to 1980 and from 1986 to 1989, and served as Chairman and Chief Executive Officer of Dart & Kraft, Inc., a company formed by the 1980 merger of Kraft, Inc. and Dart Industries, Inc., from 1980 to 1986. While at Dart & Kraft, Mr. Richman oversaw the acquisition of Hobart, a leading foodservice equipment manufacturer and distributor. He was also instrumental in the founding of Kraft Foodservice, a multibillion dollar division of Kraft, Inc. that sold food and foodservice equipment to multi-unit restaurant operators throughout the United States. When Kraft was acquired by Philip Morris in 1989, Mr. Richman was named Vice Chairman of Philip Morris and was responsible for integrating the food operations of Kraft, Inc. with those of General Foods, Inc., which had been previously acquired by Philip Morris.

    James Castleberry, HDSI's Chief Financial Officer, has over 25 years experience in financial management. Mr. Castleberry served in various executive positions for Wickes Companies, Inc., a multi-billion dollar diversified company, from 1982 to 1992, and most recently served as the company's Vice President and Comptroller. While at Wickes, he was involved in the acquisition and integration of numerous companies. Mr. Castleberry most recently served as Chief Operating Officer and Chief Financial Officer for BDK Holdings, Inc., a producer and distributor of kitchen and bath textile products.

    HDSI will also attempt to capitalize on the reputation of the founding companies within the foodservice equipment and supply industry, as well as the extensive network of relationships that the former owners of the founding companies have formed within the industry. Chuck Rothkopf, the President of Economy, and John Breznikar, the President of East Bay, both of whom will be directors of HDSI, will be involved in helping HDSI identify potential acquisition candidates.

Acquisition Strategies

    Expand Within Existing Markets. HDSI intends to establish a strong regional presence in the western United States, where the founding companies are located. HDSI intends to strengthen its presence in this market by acquiring or opening additional facilities. HDSI's expansion within this market will be driven by:

  . expanding its customer base

  . expanding product and service offerings

  . improving operating efficiencies through the consolidation of multiple local operations

    Enter New Geographic Markets. HDSI will seek to enter new geographic markets by acquiring established local firms with strong management teams and customer relationships that can serve as platforms for further growth in such markets. HDSI believes its presence in a number of markets will enhance its ability to attract and serve customers throughout the United States.

Internal Growth Strategies

    Become a National Single Source Provider. Currently, most of the approximately 12,000 companies in the foodservice equipment and supply industry are small, owner-operated businesses with limited access to the capital required to offer a comprehensive range of products and services. HDSI offers its customers a broad range of competitively priced foodservice equipment and supplies as well as comprehensive contract services. In this highly fragmented industry, HDSI believes its ability to provide its customers with a single source solution for all of their equipment and supply needs is a key competitive advantage that differentiates HDSI from its competitors. The broad array of products and services offered by HDSI also positions it to capitalize on its relationships with local, regional and national foodservice operators.

    Cross-Sell to Expanded Customer Base. HDSI believes there are significant opportunities for a national, full-line foodservice equipment and supply company to generate greater revenue and profitability by providing a wider range of services and serving a broader customer base than traditional industry participants. By integrating extensive equipment and supply distribution operations with broad contract capabilities, HDSI expects to capitalize on cross-selling opportunities.

    Expand Complementary Products and Services. HDSI believes there are a number of opportunities to offer new products and services that will complement its core business and help increase profitability. In particular, HDSI intends to expand its equipment maintenance and repair services and to provide customized stainless steel fabrication and millwork services directly, rather than through subcontractors. HDSI also intends to pursue the development of a private label category of products.

    Open New Cash and Carry Stores. HDSI has extensive experience operating cash and carry stores. Cash and carry stores focus on the replacement and restocking needs of local customers. As a result, cash and carry customers tend to be less price sensitive. HDSI will seek to capitalize on its cash and carry expertise by opening new locations and expanding its presence in markets served by its existing stores as well as adjacent markets. Each new store will be run by a management team that is already established in that market or an adjacent market.

    Expand Alternative Sales Channels. HDSI intends to expand alternative sales channels, particularly Internet and catalog sales. HDSI plans to develop a consolidated website and establish a national presence on the Internet. The founding companies also mailed over 200,000 catalogs in 1998. HDSI intends to consolidate the customer lists of the founding companies and develop a company-wide catalog. HDSI believes these selling channels will provide a significant opportunity to increase its sales, particularly to retail consumers.

Operating Strategies and Efficiencies

    Utilizing Volume Purchasing to Reduce Product Cost. HDSI intends use its scale to secure volume price reductions and enhance national account and private label packaging opportunities. HDSI's purchasing strategy will focus on obtaining the lowest possible cost of goods for each item purchased. Initially, information sharing among the founding companies will help HDSI identify immediate opportunities for cost reductions.

    Enhance Inventory Management. HDSI intends to implement a company wide inventory management system that will allow HDSI to reduce lead time, increase inventory turns, and reduce inventory levels. Major components of HDSI's inventory management strategy include:

  . refining HDSI's ability to forecast and analyze product movement to allow more accurate determinations of ordering lead times, safety stock requirements and appropriate service levels

  . using space allocation techniques to manage product display space and maintain merchandising consistency

  . forming strategic partnerships with key suppliers to create lower cost distribution alternatives while maintaining existing service levels to customers

  . consolidating existing warehouse facilities

  . establishing centralized distribution centers within each region HDSI serves

    Provide Strong Incentives to Management. Each of the founding companies as well as the companies HDSI subsequently acquires typically will be operated by the former management team of that company. HDSI intends to motivate these managers and align their interests with those of HDSI by providing that a portion of the consideration paid to such managers in connection with the acquisition of their company will be in the form of common stock, and that a portion of the compensation paid to such managers as employees of HDSI will be in the form of options to purchase HDSI's common stock. See "Management--1998 Stock Option Plan."

    Maintain Decentralized Management with Centralized Administration. HDSI's organizational structure is designed to create decentralized regional and local operating units, each of which will be responsible for its performance results. HDSI's central administrative team will remain small and focus on identifying and furthering HDSI's larger strategic objectives. In addition, this team will administer certain key functions, such as financial planning and reporting, treasury and risk management, to ensure consistency and reduce costs. HDSI believes that the overhead associated with its central administrative team will be offset by a corresponding reduction in costs at the operations level. Over time, the team will assume responsibility for additional functions such as purchasing, human resources, information systems, and legal.

    Adopt Best Practices, Policies and Procedures. HDSI intends to evaluate the operating policies and procedures of each of the founding companies to identify the practices used by such companies that will best serve HDSI and its customers. Each of the founding companies will adopt these "best practices." For example, HDSI intends to identify the most effective merchandising and store design formats among the founding companies and implement those formats at each HDSI store. HDSI believes this company-wide adoption of best practices will facilitate the integration of the founding companies. To further facilitate this integration, HDSI intends to establish an executive committee, comprised of a representative from each of the founding companies, that will evaluate best practices and industry trends and opportunities.

Products and Services

    To accommodate the diverse needs of its customers, HDSI offers a wide range of products and services. HDSI maintains over 10,000 skus, including heavy equipment, such as ranges and refrigeration units, as well as smaller disposable items, such as china, glass and silverware. HDSI also resells used equipment out of certain of its facilities. HDSI generally takes such equipment in trade from customers who are purchasing new equipment, or sells the equipment for such customers on a consignment basis. HDSI believes that additional expansion opportunities exist in developing a private label category of products.

    HDSI offers a full range of contract services in conjunction with product sales. When HDSI does contract work for a foodservice facility, it typically will provide the following services, either directly or through subcontractors:

  . create the blueprints and other construction documents for the facility using state-of-the-art design and drafting equipment

  . supply and install the equipment and supplies for the facility

  . provide custom stainless steel items and millwork for the facility

  . store all of the equipment and supplies for the facility in one of HDSI's warehouses prior to construction and installation

  . supervise construction of the facility or provide construction support

Customers

    In 1998, the founding companies provided foodservice equipment and supply services to more than 25,000 customers, with no one customer accounting for more than 10% of the founding companies' total revenues.

    HDSI generally does not enter into long-term purchase and supply contracts with its customers. HDSI intends to continue its emphasis on developing and maintaining successful long-term relationships with its customers by providing superior, high quality service in a professional manner.

Sales and Marketing

    HDSI uses a variety of means to market and sell its products and services. HDSI currently has a sales force of approximately 75 persons. All of the founding companies utilize local advertising and marketing programs. In addition, the founding companies mailed over 200,000 catalogs in 1998. Certain of the founding companies offer a small number of products for sale over the Internet, although sales to date have not been significant. HDSI intends to focus on further developing these sales channels.

    HDSI expects to continue to market its products and services to a broad array of potential customers, with an emphasis on large regional and national customers. While each of HDSI's operating units will be responsible for its own sales and marketing efforts, the central administrative team will help coordinate those efforts. HDSI intends to develop a consolidated website and establish a national presence on the Internet. HDSI believes that its commitment to consistent quality and service will enable it to develop and maintain long-term relationships with its existing customers.

Suppliers

    HDSI purchases foodservice equipment and supplies from over one thousand different manufacturers and suppliers located throughout the world. HDSI purchases such equipment and supplies directly from manufacturers and, to a lesser extent, from authorized distributors. In deciding whether to purchase equipment and supplies from a particular source, HDSI's purchasing employees evaluate product specifications, quality, reliability of delivery, production lead times and price. HDSI believes that it is not materially dependent on any single supplier and that its relationships with its suppliers are good.

    Although the foodservice equipment and supply manufacturing industry, in which HDSI's suppliers are participants, is consolidating, it remains highly fragmented. Following the acquisitions of the founding companies, HDSI believes there will be fewer than a half dozen manufacturers larger than HDSI. HDSI intends to review its supplier base and explore the extent to which its volume of purchases will provide it with leverage to obtain more favorable prices and service.

    Many foodservice equipment and supply companies have formed cooperative buying groups to obtain more favorable terms, such as price reductions and rebates, from suppliers. Certain of the founding companies are currently members of such buying groups.

Competition

    The foodservice equipment and supply industry is intensely competitive. Competition in the industry is based primarily on service, selection, location and price. HDSI competes with a large number of equipment and supply businesses on a regional and local basis, some of which may have greater financial resources than HDSI and some of which are divisions of large public companies. HDSI may also face competition for acquisition candidates from such competitors, some of which have acquired foodservice equipment and supply companies during the past decade.

    HDSI believes that its strategy of becoming the leading national foodservice equipment and supply distributor will enhance its competitive position. HDSI also believes that the implementation of an enhanced management information system and standardized operating procedures will provide it with additional competitive advantages.

Technology and Management Information Systems

    Each of the founding companies operates a limited management information system that is used to purchase, monitor and allocate inventory throughout its facilities. Most of these systems include computerized order entry, sales analysis, inventory status, invoicing and payment, and bar code tracking functions. All of these systems are designed to improve productivity for the founding companies and their respective customers.

    In developing internal company-wide systems following this offering, HDSI expects to draw upon the best features of the existing systems currently in use. HDSI plans to integrate the systems of the founding companies to operate over a wide area network. This integrated system will be designed to allow each warehouse and sales center to share information regarding sales activities, credit approval, inventory level, stock balance, vendor returns, order fulfillment and other performance measures. Each of the founding companies will continue to use its existing system until the integrated system is completed.

Employees

    As of December 31, 1998, the founding companies had 310 employees, 75 of whom were employed in sales and marketing, and the remainder of whom were employed in design, support and administrative positions. Some of the employees of certain of the founding companies are represented by unions that have entered into collective bargaining agreements with those founding companies. HDSI believes that relations between each of the founding companies and their respective employees are good.

Properties

    The principal executive and administrative offices of HDSI are located in Culver City, California. HDSI operates five distribution and sales facilities and two warehouses in California, two distribution facilities in Oregon, one distribution facility in Utah and one sales office in Nevada. These facilities range in size from 1,500 square feet to 66,000 square feet. All of these facilities are leased. The leases expire at various times between 1999 and 2009. When these leases expire, HDSI believes that suitable replacement space will be available as required. Additional detail regarding certain of HDSI's leases is contained herein under "Certain Transactions--Transactions Involving Certain Directors and Principal Shareholders." HDSI believes that its current facilities are adequate for its expected needs over the next several years. However, HDSI may add new facilities as a result of acquisitions or due to strategic expansions into new markets.

                                   MANAGEMENT

Directors and Executive Officers

    The following table sets forth information concerning HDSI's directors and executive officers upon consummation of this offering:

 Name                               Age   Position
 ----                               ---   --------
 John M. Richman..................   71   Chairman of the Board*
 Roger M. Laverty.................   51   President, Chief Executive Officer and Director
 James Castleberry................   56   Executive Vice President and Chief Financial Officer
 Donald S. Perkins................   71   Director*
 Cyrus F. Freidheim, Jr...........   63   Director*
 Ross Berner......................   33   Director
 John Breznikar...................   49   Director*
 Mark Levy........................   52   Director*
 Mark McKinney....................   32   Director
 Jerry K. Pearlman................   61   Director*
 Chuck Rothkopf...................   58   Director*
 Kenneth W. Slutsky...............   45   Director*

--------
* To be elected to the board effective upon the consummation of this offering.

    John M. Richman will become Chairman of HDSI's board of directors upon consummation of this offering. Mr. Richman is the former Chairman and Chief Executive Officer of Kraft, Inc. and has been Counsel to the law firm of Wachtell, Lipton, Rosen & Katz since January 1990. He is a director of USX Corporation and a trustee of Archstone Communities. Mr. Richman received his B.A. from Yale University and his L.L.B. from Harvard Law School.

    Roger M. Laverty, one of HDSI's founders, has served as HDSI's President and Chief Executive Officer and as a member of the board of directors since February 1999. Prior to joining HDSI, Mr. Laverty served as the President and Chief Executive Officer of Smart and Final, a distributor of foodservice equipment and supplies, from January 1994 to May 1998. He received his B.A. from Stanford University and his J.D. from Stanford Law School.

    James Castleberry has served as HDSI's Executive Vice President and Chief Financial Officer since November 1998. Prior to joining HDSI, Mr. Castleberry served as Senior Vice President and Chief Financial Officer of BDK Holdings, Inc., a producer and distributor of kitchen and bath textile products, from April 1992 to November 1998, and as Chief Operating Officer of BDK from January 1998 to November 1998. Mr. Castleberry is a Certified Public Accountant. He received his B.S. from San Diego State University.

    Donald S. Perkins will become a member of the board of directors upon consummation of this offering. Mr. Perkins served as Chairman and Chief Executive Officer of Jewel Companies, Inc., a national grocery chain, from 1970 to 1983. He is a director of AON Corporation, Cummins Engine Company, Inc., Lucent Technologies Inc., Nanophase Technologies Corporation and Ryerson Tull, Inc. Mr. Perkins received his B.A. from Yale University and his M.B.A. from Harvard Business School.

    Cyrus F. Freidheim, Jr. will become a member of the board of directors upon consummation of this offering. Mr. Freidheim has served as Vice-Chairman for Booz-Allen & Hamilton, a strategic consulting firm, since 1966. He is a director of Household International, Inc. and MicroAge, Inc., where he is also a member of the compensation committee. Mr. Friedheim received his B.S. from the University of Notre Dame and his M.S. from Carnegie Mellon University.

    Ross Berner, one of HDSI's founders, has served as a member of the board of directors since HDSI's inception. Mr. Berner was the co-founder of United Road Services, Inc., a motor vehicle and equipment towing and transport company, and served as the company's Co-Chief Acquisition Officer from July 1997 to May 1998. From November 1993 to December 1997, he served as Vice President, Equity Sales and Trading, for Salomon Brothers, Inc. Mr. Berner received his B.A. from Northwestern University and his M.B.A. from Columbia University.

    John Breznikar will become a member of the board of directors upon consummation of this offering. Mr. Breznikar has been the President of East Bay Restaurant Supply, Inc. since 1985. He received his B.A. from Santa Clara University.

    Mark Levy will become a member of the board of directors upon consummation of this offering. Mr. Levy has been Managing Partner of Alexander Capital Group, a private equity investment fund, since June 1998. Mr. Levy was a co-founder of Levy Restaurants, a foodservice organization that includes a network of restaurants, a group that provides food service operations at sports and entertainment facilities, and a consulting and advisory services group. He served as Vice-Chairman of Levy Restaurants from 1978 to June 1998, and serves as a director of Dave & Buster's, Inc. Mr. Levy received his B.A. from the University of Missouri and his M.B.A. from Washington University.

    Mark McKinney, one of HDSI's founders, has served as a member of the board of directors since HDSI's inception. Mr. McKinney was the co-founder of United Road Services, Inc., a motor vehicle and equipment towing and transport company, and served as the company's Co-Chief Acquisition Officer from July 1997 to May 1998. He served as a portfolio manager for Berger Associates, a mutual fund company, from December 1996 to September 1997, and as a portfolio manager for Farmers Group, an insurance company, from April 1992 to December 1996. Mr. McKinney received his B.A. from UCLA and his M.B.A. from the University of Southern California.

    Jerry K. Pearlman will become a member of the board of directors upon consummation of this offering. Mr. Pearlman served as Chairman and Chief Executive Officer of Zenith Electronics Corporation, an electronics manufacturer, from 1984 to 1995. He is a director of Smurfit-Stone Container Corporation and Ryerson Tull, Inc. and serves on the compensation committee of both of those entities. He received his A.B. from Princeton University and his M.B.A. from Harvard Business School.

    Chuck Rothkopf will become a member of the board of directors upon consummation of this offering. Mr. Rothkopf is the President of Economy Restaurant Fixtures, Inc. and has been with that company since 1976. Mr. Rothkopf received his B.A. from Hofstra University.

    Kenneth W. Slutsky will become a member of the board of directors upon consummation of this offering. Mr. Slutsky has served as Vice-Chairman of Candle Corporation, a provider of systems management software, since 1993. He received his B.A. from Bowdoin College and his J.D. from the Emory University School of Law.

Committees of the Board of Directors

    The board of directors intends to establish an audit and finance committee and a compensation and governance committee after this offering. The audit and finance committee will:

  . make recommendations to the board concerning the independent auditors that conduct annual examinations of HDSI's accounts

  . review the scope of HDSI's annual audit and meet periodically with the independent auditors to review their findings and recommendations

  . approve significant accounting policies or changes to existing policies

  . periodically review HDSI's principal internal financial controls

  . review HDSI's annual budget

    The compensation and governance committee will review the compensation of HDSI's executive officers and make recommendations regarding such compensation, the election of officers and director nominations to the board of directors.

Compensation of Directors

    Upon consummation of this offering, HDSI expects to grant each director who is not an officer, employee or consultant of HDSI an option to purchase 20,000 shares of common stock at 90% of the initial public offering price. All directors are reimbursed for expenses incurred in attending meetings of the Board or committees thereof. HDSI has also granted Mr. Richman options to purchase 107,500 common shares at an exercise price of $4.25 per share.

Executive Compensation; Employment Agreements

    HDSI was incorporated in June 1998 and has not conducted any operations other than activities related to the acquisitions of the founding companies and this offering. HDSI's chief executive officer during 1998 did not receive any compensation. Further, no executive officer received compensation in 1998 in excess of $100,000. HDSI has entered into employment agreements with Mr. Laverty and Mr. Castleberry, under which each executive is entitled to receive a base salary and will be eligible to receive an annual performance bonus as determined by the board of directors. Mr. Laverty's base salary is $200,000 and Mr. Castleberry's is $175,000. Each employment agreement has an initial term of three years, but may be terminated by either party prior to the end of such term. The employment agreements also provide that if the executive is terminated without cause, he will be paid a severance amount payable in accordance with HDSI's regular pay schedule equal to his base salary for the following periods: Mr. Laverty--for the remainder of the term of his employment agreement; Mr. Castleberry--for one year.

1998 Stock Option Plan

    HDSI's 1998 Stock Option Plan is intended to provide directors, officers, employees and consultants of HDSI with an opportunity to invest in HDSI and to advance the interests of HDSI and its stockholders by enabling HDSI to attract and retain qualified personnel. The stock option plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options. The maximum number of shares of common stock that may be subject to options granted under the stock option plan may not exceed, in the aggregate, 1,000,000 shares. Shares of common stock that are attributable to options that have expired or been terminated, cancelled or forfeited shall be available for issuance in connection with future grants. The compensation and governance committee will administer the stock option plan and select the individuals who will receive options and establish the terms and conditions of such options.

    Upon consummation of this offering, HDSI will grant options to purchase an aggregate of 274,987 shares (assuming an initial public offering price of $12.00 per share) at an exercise price equal to 90% of the initial offering price to employees of the founding companies. Upon consummation of this offering, HDSI also expects to grant an aggregate of 100,000 shares to five of its directors at an exercise price equal to 90% of the initial public offering price. These options generally will vest over three years and will expire five years from the date of grant. Options to purchase a total of 472,500 shares of common stock have been granted to certain officers, directors, persons who have agreed to serve as directors and consultants of HDSI. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

Organization of the Company

    In July 1998, in connection with its formation, HDSI issued and sold shares of its common stock to directors, persons who have agreed to serve as directors, officers and members of their immediate families in the following amounts: (1) 107,500 shares to Mr. Richman for cash consideration of $500;
(2) 430,000 shares to Mr. Laverty for cash consideration of $2,000; (3) 537,500 shares to Mr. Berner for cash consideration of $2,500; (4) 537,500 shares to Mr. McKinney for cash consideration of $2,500; and (5) 21,500 shares to Scott Freidheim, the son of Cyrus F. Freidheim, Jr., for cash consideration of $100. One-half of the shares purchased by Mr. Laverty are subject to repurchase by HDSI if Mr. Laverty voluntarily terminates his employment with HDSI or is terminated for cause prior to 18 months after the consummation of this offering.

    In September 1998 and January 1999, HDSI issued and sold an aggregate of 97,649 shares of its Series A Preferred Stock to certain officers, persons who have agreed to serve as directors and members of their immediate families for cash consideration of approximately $415,000.

    Between July 1998 and November 1998, HDSI granted the following options to purchase shares of its common stock to directors, persons who have agreed to serve as directors and officers: (1) option to purchase 107,500 to Mr. Richman at an exercise price of $4.25 per share; (2) option to purchase 215,000 shares to Mr. Laverty at an exercise price of $0.01 per share; and (3) option to purchase 130,000 shares to Mr. Castleberry at an exercise price of $4.25 per share. All of the shares underlying Mr. Richman's option vested on the date the option was granted. One hundred seven thousand five hundred of the shares underlying Mr. Laverty's option will vest as of the filing of this registration statement with the Securities and Exchange Commission, and the remaining 107,500 shares will vest in January 2001. Sixty-five thousand of the shares underlying Mr. Castleberry's option will vest upon consummation of this offering, and the remaining 65,000 shares will vest in May 2000.

    Simultaneous with the consummation of this offering, each of the founding companies will merge with or be acquired by HDSI or one of its subsidiaries. The aggregate consideration to be paid by HDSI for the founding companies is $41,413,157 in cash, 1,269,070 shares of common stock and the assumption of approximately $4.0 million in outstanding indebtedness of the founding companies.

    The consummation of each acquisition is subject to customary conditions. These conditions include, among other things, the continuing accuracy on the closing date of the acquisitions of the founding companies of the representations and warranties of the founding companies and the principal shareholders thereof and of HDSI, the performance by each of the founding companies, their shareholders and HDSI of all covenants included in the agreements relating to the acquisitions of the founding companies, and the non-existence of a material adverse change in the business, financial condition or results of operations of the founding companies. There can be no assurance that the conditions to closing of the acquisitions of the founding companies will be satisfied or waived or that the acquisitions of the founding companies will be consummated.

    The following table sets forth the consideration to be paid by HDSI for each founding company the total debt which would have been assumed by HDSI as of December 31, 1998:

                                                      Shares of           Total
   Name                                              Common Stock  Cash    Debt
   ----                                              ------------ ------- ------
                                                                  (In thousands)
   Raygal..........................................     116,667   $12,600 $    0
   East Bay........................................     263,021     9,469     60
   Economy.........................................     343,678    10,826    135
   Curtis..........................................     270,833     3,250  1,980
   Bintz...........................................     191,538     4,268  1,396
   Castino.........................................      83,333     1,000    404
                                                      ---------   ------- ------
     Total.........................................   1,269,070   $41,413 $3,975
                                                      =========   ======= ======

    In connection with the acquisitions and as consideration for their interests in the founding companies, certain officers, persons who have agreed to serve as directors, and holders of more than 5% of the outstanding shares of common stock upon consummation of the acquisitions of the founding companies will receive cash and shares of common stock as follows:

                                                      Shares of
   Name                                              Common Stock      Cash
   ----                                              ------------ --------------
                                                                  (In thousands)
   John Breznikar...................................    93,750        $3,375
   Chuck Rothkopf...................................   171,839         5,413
   Mike Weinstock...................................   171,839         5,413

    In addition, certain payments will be made by or to HDSI pursuant to the acquisition agreements. Within 90 days of the completion of the acquisitions, HDSI will pay to the shareholders of Economy, Messrs. Rothkopf and Weinstock, an amount equal to the net income of Economy for the period January 1, 1999 through the completion date, less the amount of rebate income of Economy earned during such period and included in its net income. On May 31, 2000, HDSI will pay to the Economy shareholders the amount of rebates earned during such preclosing period of 1999. HDSI is required to pay to a shareholder of Raygal within 90 days of completion of the acquisitions the amount by which Raygal's adjusted working capital balance exceeds a specified amount. Within the same 90 day period, HDSI is required to pay certain stockholders of East Bay, including Mr. Breznikar, an amount equal to the net income of East Bay, after taxes, for the period from October 1, 1998 to the completion of the acquisitions.

    On or before March 31, 2000, the shareholders of Curtis are required to repay certain amounts, not to exceed $650,000, to HDSI if the pre-tax earnings attributable to the Curtis operations for 1999 are less than a specified target. HDSI will hold back approximately $325,000 from the aggregate consideration payable to the shareholder of Castino, a proportionate amount of which will be paid to the Castino shareholder to the extent that pre-tax earnings goals attributable to the Castino operations for the months March through May, 1999 are satisfied.

    Pursuant to the agreements entered into in connection with the acquisitions of the founding companies, the shareholders of the founding companies have agreed not to compete with HDSI in certain defined businesses for a period of four years from the date of consummation of this offering.

    The stockholders of certain of the founding companies, including certain of the stockholders who will become directors or five percent stockholders of HDSI following the acquisitions, have personally guaranteed debt that is being assumed by HDSI. HDSI is required to obtain the release of these guaranties within 90 days of the completion of the acquisitions.

Transactions Involving Certain Directors and Principal Shareholders

    Economy's operating results for 1998 included approximately $450,000 of rebates on products sold, which rebates Economy expects to receive in 1999 and pay out to its shareholders as received. Economy will issue a note payable to its shareholders in respect of any such accrued rebates that are not received prior to the closing, which will require HDSI to pay out any of these rebates received after the completion of the acquisitions. Economy had notes payable from its shareholders of $119,000 at December 31, 1997, and in 1998 distributed these notes, then having an aggregate balance of $115,000, to its shareholders.

    Mr. Breznikar, through certain entities in which he is a partner or member, as the case may be, leases three properties to East Bay in Oakland, California. In addition, a partnership in which Mr. Breznikar is a partner leases certain equipment to East Bay. In fiscal 1998, 1997 and 1996, East Bay made lease payments in the aggregate amounts of $224,000, $193,000 and $193,000, respectively, with respect to these real and personal property leases. HDSI will lease the three real properties from those entities pursuant to two leases to be entered into effective as of the closing providing for initial annual lease payments in the aggregate of approximately $358,000. In addition, HDSI will lease the equipment subject to the equipment leases pursuant to a new lease with Mr. Breznikar's partnership providing for initial annual lease payments of $85,000.

    In February 1999, East Bay paid the outstanding balance of $175,000 on notes payable to Mr. Breznikar.

    HDSI is entering into employment agreements with Messrs. Breznikar and Weinstock, and a consulting agreement with Mr. Rothkopf, in connection with the acquisitions of their companies. HDSI will also enter into a consulting agreement with Mr. Berner for the provision of consulting services in connection with future acquisitions.

Company Policy

    HDSI anticipates that there will be a minimal amount of future transactions between HDSI and any of its directors, officers, employees or affiliates, and that any such transaction will be approved in advance by a majority of disinterested members of the board of directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of HDSI's common stock after giving effect to the issuance of shares of common stock in connection with the acquisitions of the founding companies and the conversion of all shares of Series A Preferred Stock upon consummation of this offering for (1) each person who is known by HDSI to beneficially own more than five percent (5%) of its outstanding shares of common stock, (2) each of HDSI's directors and persons who have agreed to serve as directors, (3) each executive officer of HDSI and (4) all directors, persons who have agreed to serve as directors and executive officers as a group. Except as otherwise indicated, HDSI believes that the beneficial owners of the securities listed below, based on information provided by such owners, have sole investment and voting power with respect to the common stock shown below as being beneficially owned by them, subject to community property laws where applicable.

                                                                   Percent
                                                              -----------------
                                                    Number of  Before   After
Name of Beneficial Owner                             Shares   Offering Offering
------------------------                            --------- -------- --------
Roger M. Laverty(1)................................   537,500   16.1%     5.6%
Ross Berner........................................   533,500   16.5      5.6
Mark McKinney(2)...................................   523,400   16.2      5.5
John M. Richman(3).................................   215,000    6.5      2.2
Chuck Rothkopf(4)..................................   171,839    5.3      1.8
Mike Weinstock.....................................   171,839    5.3      1.8
John Breznikar.....................................   134,927    4.2      1.4
James Castleberry(5)...............................    65,000    2.0        *
Donald S. Perkins..................................    23,530      *        *
Cyrus F. Freidheim, Jr.............................    11,765      *        *
Mark Levy..........................................         0      *        *
Jerry K. Pearlman..................................         0      *        *
Kenneth W. Slutsky.................................         0      *        *
All directors, persons who have agreed to serve as
  directors and executive officers as a group
  (12 persons)..................................... 2,216,461   63.2     22.7

--------
 *Indicates beneficial ownership of less than one percent.
(1) Consists of 430,000 shares of common stock and an exercisable option to purchase 107,500 shares.
(2) Consists of 518,700 shares of common stock held by Mr. McKinney, and 4,700 shares held by Jenna McKinney, Mr. McKinney's daughter.
(3) Consists of 107,500 shares of common stock and exercisable options to purchase 107,500 shares.
(4) Consists of 171,839 shares of common stock held by The Rothkopf Revocable Trust, of which Mr. Rothkopf is a trustee.
(5) Consists of exercisable options to purchase 65,000 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

General

    HDSI's authorized capital stock consists of 45,000,000 shares of capital stock, consisting of 40,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. Upon consummation of the acquisitions of the founding companies and this offering, there will be 9,474,919 shares of common stock and no shares of preferred stock outstanding. The following discussion of the material features of the capital stock of HDSI is intended as a summary only and is qualified in its entirety by reference to HDSI's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock that may be issued, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of HDSI, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

    HDSI's board of directors has the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series, any or all of which may exceed those of the common stock. HDSI has no present plans to issue any shares of preferred stock.

    One of the effects of undesignated preferred stock may be to enable the board to discourage an attempt to obtain control of HDSI by means of a tender offer, proxy contest, merger or otherwise and to protect the continuity of HDSI's management. The issuance of shares of preferred stock may adversely affect the rights of holders of common stock. For example, preferred stock issued by HDSI may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

Classified Board of Directors; Filling Vacancies

    HDSI's Amended and Restated Certificate of Incorporation, as amended, provides that the board shall be divided into three classes and that the number of directors in each class shall be as nearly equal as is possible based upon the number of directors constituting the entire board. The certificate effectively provides that the term of office of the first class will expire at the first annual meeting of stockholders following the date of this prospectus, the term of office of the second class will expire at the second annual meeting of stockholders following the date of the prospectus, and the term of office of the third class will expire at the third annual meeting of stockholders following the date of this prospectus. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms or until their successors are duly elected and qualified.

    The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board. Such a delay may help to provide the board with sufficient time to analyze an unsolicited proxy contest, a tender or exchange offer or any other extraordinary corporate transaction.

    Under Delaware law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Amended and Restated Certificate of Incorporation does not override this provision. The certificate does provide that, subject to the rights of any holders of preferred stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the board (and not by the stockholders, unless there are no directors in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the board could prevent any stockholder from enlarging the board and filling the new directorships with such stockholder's own nominees.

    The provisions of the Amended and Restated Certificate of Incorporation described above may have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to gain control of HDSI, or of attempting to change the composition or policies of the board, even though such attempts might be beneficial to HDSI or its stockholders. These provisions of the certificate could thus increase the likelihood that incumbent directors will retain their positions.

Stockholder Meeting Provisions

    The Amended and Restated Certificate of Incorporation and Bylaws provide that (subject to the rights of any holders of preferred stock) only a majority of the board or the Chief Executive Officer will be able to call a special meeting of stockholders and, following this offering, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the board, except at an annual meeting.

    The bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as director or to bring other business before an annual meeting of stockholders. The notice procedure provides that, subject to the rights of any holders of preferred stock, only persons who are nominated by or at the direction of the board, any committee appointed by the board or by a stockholder who has given timely written notice of such nomination to the secretary of HDSI prior to the meeting at which directors are to be elected will be eligible for election as directors of HDSI. The notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the board, any committee appointed by the board, or by a stockholder who has given timely written notice to the secretary of HDSI of such stockholder's intention to bring such business before such meeting. Under the notice procedure, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by HDSI not less than 75 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then no later than the 15th day following the earlier of the day such notice was mailed or the day such public disclosure was made). These notices must contain certain prescribed information.

    The notice procedure affords the board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals and, to the extent deemed appropriate by the board, to inform stockholders about such matters, and also provides a more orderly procedure for conducting annual meetings of stockholders.

    Although the Bylaws do not give the board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, regardless of whether consideration of such nominees or proposals might be harmful or beneficial to HDSI and its stockholders.

Delaware Law

    HDSI is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date on which such person became an interested stockholder, subject to certain exceptions, such as the approval of such a business combination by the board of directors and the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of Section 203 would be expected to have an anti-takeover effect, possibly inhibiting takeover attempts that might otherwise result in a premium over the market price being paid for the shares of common stock held by stockholders.

Limitation of Liability and Indemnification Matters

    Pursuant to the provisions of the Delaware General Corporation Law, HDSI has adopted provisions in its Amended and Restated Certificate of Incorporation that provide that directors of HDSI shall not be personally liable for monetary damages to HDSI or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of:

  . a breach of the director's duty of loyalty to HDSI or its stockholders

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

  . an act related to an unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware General Corporation Law

  . transactions from which the director derived an improper personal benefit.

    This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Nevertheless, this charter provision may have the effect of reducing the likelihood of derivative litigation being instituted against members of the board and may discourage or deter HDSI's stockholders or management from bringing a lawsuit against board members for breaches of fiduciary duty, even though such an action, if successful, might benefit HDSI and its stockholders.

    HDSI's Bylaws require HDSI to indemnify its officers and directors and permits HDSI to indemnify its other agents, by agreement or otherwise, to the fullest extent permitted under Delaware law. HDSI intends to enter into separate indemnification agreements with its directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require HDSI, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance the expenses incurred by such officers and directors as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

Transfer Agent

    HDSI's transfer agent and registrar for its common stock is
               .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of the acquisitions of the founding companies and this offering, 9,474,919 shares of common stock will be outstanding. The 6,250,000 shares of common stock HDSI is offering (other than shares purchased by affiliates of HDSI) will be freely tradeable without restriction or further registration under the Securities Act. The remaining shares may not be resold except in transactions registered under the Securities Act, or pursuant to an available exemption from such registration. HDSI and each of its officers, directors, persons who have agreed to serve as directors and stockholders have agreed, subject to certain exceptions described below, not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of six months after the date of this prospectus without the prior written consent of BancBoston Robertson Stephens. In addition, the stockholders of the founding companies have agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, the shares they acquire in connection with the acquisitions of the founding companies for a period of one year after the date of this prospectus. During its lock-up period, HDSI will be permitted to grant options to purchase shares of common stock pursuant to HDSI's stock option plan, issue shares of common stock upon the exercise of options granted pursuant to HDSI's stock option plan, and issue shares of common stock to finance acquisitions.

    During its lock-up period, HDSI has agreed not to file any registration statement with respect to any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without BancBoston Robertson Stephens's prior written consent, except for the registration of shares of common stock to be issued upon the exercise of stock options under HDSI's stock option plan. After consummation of this offering, options to purchase 747,487 shares of common stock will be outstanding and an additional 252,513 shares of common stock will be reserved for issuance pursuant to HDSI's stock option plan. HDSI intends to register under the Securities Act all of the shares of common stock underlying such options.

    HDSI has provided registration rights to certain of its stockholders pursuant to which, such stockholders may sell their shares as part of any registered public offering by HDSI, and may, under certain circumstances, require that HDSI register their shares for a public offering.

    No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock in the market after this offering could adversely affect prevailing market prices for the common stock and could adversely affect the trading price of such common stock and HDSI's ability to raise additional capital in the future.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., The Robinson-Humphrey Company, LLC and Thomas Weisel Partners LLC (the "Representatives"), have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   BancBoston Robertson Stephens Inc.................................
   The Robinson-Humphrey Company, LLC................................
   Thomas Weisel Partners LLC........................................
                                                                       ---------
     Total...........................................................  6,250,000
                                                                       =========

    The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public on the terms set forth on the cover page of this prospectus. The underwriters may allow selected dealers a concession of not more than $0.XX per share; and the underwriters may allow, and such dealers may reallow, a concession of not more than $0.XX per share to certain other dealers. After this offering, the initial public offering price and other selling terms may be changed by the representatives. The common stock is offered subject to receipt and acceptance by the underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    Over-allotment Option. We have granted to the underwriters an option, exercisable for the 30-day period immediately following the date of this prospectus, to purchase up to a maximum of 937,500 additional shares of common stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the underwriters. To the extent that the underwriters exercise this over-allotment option, they will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Lock-up Agreements. HDSI and each of its officers, directors, persons who have agreed to serve as directors and stockholders have agreed, subject to certain exceptions described below, not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of BancBoston Robertson Stephens Inc. The restrictions described in the previous paragraph do not apply to:

  . the sale to the underwriters of the shares of common stock under the underwriting agreement

  . the grant by HDSI of options to purchase shares of common stock pursuant to HDSI's stock option plan or the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus which is described in the prospectus

  . the issuance by HDSI of shares of common stock to finance acquisitions

    In addition, the former stockholders of the founding companies have agreed with us not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly any of the shares they acquire in connection with the acquisitions of the founding companies for a period of one year after the date of this prospectus.

    The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Stabilization. The Representatives have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The Representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise, and, if commenced, may be discontinued at any time.

    No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the Representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

                                 LEGAL MATTERS

    The legality of the common stock we are offering will be passed on by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, Palo Alto, California. Certain legal matters will be passed on for the underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

    The financial statements of HDSI and each of the founding companies included in this prospectus and elsewhere in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon Arthur Andersen's authority as an expert in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

    HDSI has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock HDSI is offering for sale. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to HDSI and the common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference to such exhibit. Copies of the registration statement may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants (including
HDSI) that file electronically with the Commission. The address of such World Wide Web site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
HOSPITALITY DESIGN & SUPPLY, INC. AND FOUNDING COMPANIES

  Unaudited Pro Forma Combined Financial Statements--Basis of
    Presentation.........................................................   F-3
  Unaudited Pro Forma Combined Balance Sheet.............................   F-4
  Unaudited Pro Forma Combined Statements of Operations..................   F-5
  Notes to Unaudited Pro Forma Combined Financial Statements.............   F-6

HOSPITALITY DESIGN & SUPPLY, INC.

  Report of Independent Public Accountants...............................   F-8
  Balance Sheet..........................................................   F-9
  Statement of Operations................................................  F-10
  Statements of Stockholders' Equity.....................................  F-11
  Statement of Cash Flows................................................  F-12
  Notes to Financial Statements..........................................  F-13

FOUNDING COMPANIES

RAYGAL, INC.

  Report of Independent Public Accountants...............................  F-17
  Balance Sheets.........................................................  F-18
  Statements of Income...................................................  F-19
  Statements of Stockholders' Equity.....................................  F-20
  Statements of Cash Flows...............................................  F-21
  Notes to Financial Statements..........................................  F-22

EAST BAY RESTAURANT SUPPLY, INC.

  Report of Independent Public Accountants...............................  F-27
  Balance Sheets as of September 30, 1998 and 1997.......................  F-28
  Statements of Income for the Years Ended September 30, 1998, 1997 and
    1996.................................................................  F-29
  Statements of Stockholders' Equity for the Years Ended September 30,
    1998, 1997 and 1996..................................................  F-30
  Statements of Cash Flows for the Years Ended September 30, 1998, 1997
    and 1996.............................................................  F-31
  Notes to Financial Statements..........................................  F-32
  Report of Independent Public Accountants...............................  F-37
  Balance Sheets as of December 31, 1998 and 1997........................  F-38
  Statements of Stockholders' Equity for the Three Months Ended December
    31, 1998 and 1997....................................................  F-39
  Statements of Cash Flows for the Three Months Ended December 31, 1998
    and 1997.............................................................  F-40
  Notes to Financial Statements..........................................  F-41

ECONOMY RESTAURANT FIXTURES, INC.

  Report of Independent Public Accountants...............................  F-42
  Balance Sheets.........................................................  F-43
  Statements of Income...................................................  F-44
  Statements of Stockholders' Equity.....................................  F-45
  Statements of Cash Flows...............................................  F-46
  Notes to Financial Statements..........................................  F-47

                                                                            Page
                                                                            ----

CURTIS RESTAURANT EQUIPMENT, INC.

  Report of Independent Public Accountants................................  F-52
  Balance Sheets..........................................................  F-53
  Statements of Income....................................................  F-54
  Statements of Stockholders' Equity......................................  F-55
  Statements of Cash Flows................................................  F-56
  Notes to Financial Statements...........................................  F-57

BINTZ DISTRIBUTING CO.

  Report of Independent Public Accountants................................  F-64
  Balance Sheets..........................................................  F-65
  Statements of Operations................................................  F-66
  Statements of Stockholders' Equity......................................  F-67
  Statements of Cash Flows................................................  F-68
  Notes to Financial Statements...........................................  F-69

CASTINO RESTAURANT EQUIPMENT AND SUPPLY, INC.

  Report of Independent Public Accountants................................  F-75
  Balance Sheets..........................................................  F-76
  Statements of Income....................................................  F-77
  Statements of Stockholder's Equity......................................  F-78
  Statements of Cash Flows................................................  F-79
  Notes to Financial Statements...........................................  F-81



            HOSPITALITY DESIGN & SUPPLY, INC. AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

    HDSI will consummate the acquisitions of the founding companies simultaneously with consummation of this offering. All of the acquisitions will be accounted for using the purchase method of accounting. Hospitality Design & Supply has been identified as the accounting acquirer, in accordance with Staff Accounting Bulletin ("SAB") 97 for financial statement presentation purposes since its former common stockholders will have the largest portion of the voting rights of the combined corporation.

    The unaudited pro forma combined statement of operations gives effect to the acquisitions of the founding companies and consummation of this offering as if these events occurred on January 1, 1998. The unaudited pro forma combined balance sheet gives effect to these transactions as if they occurred on December 31, 1998.

    To the extent the owners of the founding companies have contractually agreed to reductions in salary, bonuses and benefits and rent, these reductions have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential cost savings, Hospitality Design & Supply has not and cannot quantify these savings until completion of the acquisitions. It is anticipated that these savings will be offset in part by costs related to Hospitality Design & Supply's new corporate management and by the costs associated with being a public company. However, because these costs cannot be quantified at this time, they have not been included in the unaudited pro forma combined financial statements of the Company.

    The pro forma adjustments are based on estimates, available information and certain assumptions, and may be revised, as additional information becomes available. The pro forma financial information does not purport to represent what Hospitality Design & Supply's financial position or results of operations would actually have been had such transactions occurred on these dates and are not necessarily representative of Hospitality Design & Supply's financial position or results of operations for any future period. Since the founding companies were not under common control or management during the periods presented, historical combined results may not be comparable to, or indicative of, future performance. See "Risk Factors" included elsewhere herein. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in the this Prospectus.

                       HOSPITALITY DESIGN & SUPPLY, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               December 31, 1998
                                (In thousands)

                                                                                 Pro Forma                Pro
                                                                                Acquisition              Forma
                           HDSI   Raygal East Bay Economy Curtis Bintz  Castino Adjustments             Combined
                          ------  ------ -------- ------- ------ ------ ------- -----------             --------
         ASSETS
Cash and cash                                                    $  --
 equivalents............  $  211  $  208  $  258  $  419  $   28        $    5   $ 25,580(a)(b)(c)(e)   $ 26,709
Accounts receivable,
 net....................     --      --    4,044   2,380   4,754  2,892    556        --                  14,626
Contracts receivable....     --    6,296     --      --      --     --     --         --                   6,296
Related party notes
 receivable.............     --      117     --      --      --     --     --        (117)(e)                --
Costs and estimated
 earnings in excess of
 billings...............     --      505     --      --      --     --     --         --                     505
Inventories.............     --      --    2,569   2,738   1,060  1,095    723        593 (c)              8,778
Deferred tax asset......     --      --      195     --      --     --      14        --                     209
Prepaid expenses and
 other current assets...     980     544      59      84      44     15     42       (980)(d)                788
                          ------  ------  ------  ------  ------ ------ ------   --------               --------
  Total Current Assets..   1,191   7,670   7,125   5,621   5,886  4,002  1,340     25,076                 57,911
Property, plant and
 equipment, net.........     --      262     268     204     241    338    156        --                   1,469
Related party notes
 receivable.............     --      --      --      --      --     --      94        (94)(e)                --
Goodwill, net...........     --      --      --      --      --     --     --      43,279 (c)             43,279
Deferred tax asset......     --      --      --      --      --     --      37        --                      37
Other assets............     --       81     247      44     159    --      12        --                     543
                          ------  ------  ------  ------  ------ ------ ------   --------               --------
Total Assets............  $1,191  $8,013  $7,640  $5,869  $6,286 $4,340 $1,639   $ 68,261               $103,239
                          ======  ======  ======  ======  ====== ====== ======   ========               ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Short term borrowings...  $  --   $  --   $  --   $  100  $1,900 $1,375 $  252   $    --                $  3,627
Accounts payable........     --    3,407   2,917   2,455   1,083    903    332        --                  11,097
Accrued liabilities.....     460     614   1,405     360     386    195    252        --                   3,672
Customer deposits.......     --      --      392     374     --     125    227        --                   1,118
Deferred tax liability..     --      --        3     --      233    --     --         --                     236
Billings in excess of
 costs and estimated
 earnings...............     --      507     --      --      --     --     --         --                     507
Current portion of
 related party notes
 payable................     --      --    1,050     --      --     --     --      (1,050)(e)                --
Current portion of notes
 payable................     --      --       18      11      52     14     50        --                     145
Current portion of
 obligations under
 capital leases.........     --      --      --      --       16      7    --         --                      23
Other...................     --      241     --      --      375    --     --         --                     616
                          ------  ------  ------  ------  ------ ------ ------   --------               --------
  Total Current
   Liabilities..........     460   4,769   5,785   3,300   4,045  2,619  1,113     (1,050)                21,041
Related party notes
 payable................     --      --      --      --      --     163    --        (163)(e)                --
Notes payable, excluding
 current portion........     --      --       42      24      28      7    102        --                     203
Obligations under
 capital leases,
 excluding current
 portion................     --      --      --      --       40      3    --         --                      43
                          ------  ------  ------  ------  ------ ------ ------   --------               --------
Total Liabilities.......     460   4,769   5,827   3,324   4,113  2,792  1,215     (1,213)                21,287
Stockholders' Equity
 Preferred stock........     --      --      --      --      --     --     --         --                     --
 Common stock...........       2      10      90       5      58    350      4       (510)(b)(c)               9
 Additional paid-in-
  capital...............     781     --      --      --      --     --     --      81,214 (a)(b)(c)(d)    81,995
 Retained earnings
  (accumulated
  deficit)..............     (52)  3,234   1,723   2,540   2,115  1,198    420    (11,230)(b)                (52)
                          ------  ------  ------  ------  ------ ------ ------   --------               --------
  Total Stockholders'
   Equity...............     731   3,244   1,813   2,545   2,173  1,548    424     69,474                 81,952
                          ------  ------  ------  ------  ------ ------ ------   --------               --------
Total Liabilities and
 Stockholders' Equity...  $1,191  $8,013  $7,640  $5,869  $6,286 $4,340 $1,639   $ 68,261               $103,239
                          ======  ======  ======  ======  ====== ====== ======   ========               ========

   The accompanying notes are an integral part of these unaudited pro forma combined balance sheets.

                       HOSPITALITY DESIGN & SUPPLY, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                         Year Ended December 31, 1998
              (In thousands, except share and per share amounts)

                                                                                     Pro Forma
                                         East                                       Acquisition   Pro Forma
                          HDSI  Raygal    Bay    Economy Curtis    Bintz   Castino  Adjustments   Combined
                          ----  ------- -------  ------- -------  -------  -------  -----------   ---------
Net revenue.............  $--   $33,038 $29,916  $22,703 $20,279  $17,835  $5,929     $   --      $ 129,700
Cost of revenue.........   --    28,793  23,964   15,976  16,526   14,647   4,386         593 (a)   104,885
                          ----  ------- -------  ------- -------  -------  ------     -------     ---------
  Gross profit..........   --     4,245   5,952    6,727   3,753    3,188   1,543        (593)       24,815
Selling, general and
 administrative
 expenses...............    52    2,520   5,388    5,811   3,103    2,448   1,526        (731)(b)    20,117
Goodwill amortization...   --       --      --       --      --       --      --        1,082 (c)     1,082
                          ----  ------- -------  ------- -------  -------  ------     -------     ---------
Income (loss) from
 operations.............   (52)   1,725     564      916     650      740      17        (944)        3,616
Other income (expense)
  Interest, net.........   --        42     (53)      29    (109)    (125)    (23)        --           (239)
  Other.................   --        39      (2)      46      15        1      29         --            128
                          ----  ------- -------  ------- -------  -------  ------     -------     ---------
Income (loss) before
 income taxes...........   (52)   1,806     509      991     556      616      23        (944)        3,505
Income taxes............   --        17     225       17     218       --       7       1,121 (d)     1,605
                          ----  ------- -------  ------- -------  -------  ------     -------     ---------
Net income (loss).......  $(52) $ 1,789 $   284  $   974 $   338  $   616  $   16     $(2,065)    $   1,900
                          ====  ======= =======  ======= =======  =======  ======     =======     =========
Basic earnings per
 share..................                                                                          $    0.20
                                                                                                  =========
Diluted earnings per
 share..................                                                                          $    0.19
                                                                                                  =========
Basic weighted average
 shares outstanding.....                                                                          9,474,919(e)
                                                                                                  =========
Diluted weighted average
 shares outstanding.....                                                                          9,856,042(e)
                                                                                                  =========

The accompanying notes are integral part of these unaudited pro forma combined financial statements

            HOSPITALITY DESIGN & SUPPLY, INC. AND FOUNDING COMPANIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. General

    Hospitality Design & Supply, Inc. (the "'Company"), was founded to become a single-source provider of foodservice equipment and supplies to local, regional and national customers in the hospitality industry. Hospitality Design & Supply has conducted no operations to date and will acquire the founding companies simultaneously with and as a condition to the consummation of this offering.

    The historical financial statements reflect the financial position and results of operations of the founding companies and were derived from the respective financial statements of the founding companies included elsewhere herein. The information included in these financial statements for the individual founding companies is as of and for the year ended December 31, 1998 with the exception of East Bay for which the information is as of and for the fiscal year ended September 30, 1998.

2. Acquisitions of Founding Companies

    Simultaneously with and as condition to consummation of this offering, Hospitality Design & Supply will acquire all of the founding companies. All of the acquisitions will be accounted for using the purchase method of accounting with Hospitality Design & Supply being treated, in accordance with SAB 97, as the accounting acquirer since its former common shareholders will have the largest portion of the voting rights of the combined corporation.

    The following table sets forth the consideration to be paid in cash and in shares of Common Stock to the stockholders of each of the founding companies (without giving effect to any indebtedness of the founding companies that may be assumed by the Company). For purposes of computing the estimated purchase price for accounting purposes, the value of shares of Common Stock was determined using an estimated fair value of $10.80 per share (or $13.7 million), which represents a discount of 10.0% from the assumed initial public offering price of $12.00 per share due to restrictions on sale and transferability of the shares issued. The total estimated purchase price of $55.6 million for the acquisitions is based upon preliminary estimates and is subject to certain price adjustments at and following closing of the acquisitions. The Company believes that the final estimated purchase price will not materially differ from the preliminary estimate.

                                                      Shares of
                                                     Common Stock      Cash
                                                     ------------ --------------
                                                                  (In thousands)
   Raygal...........................................    116,667      $12,600
   East Bay.........................................    263,021        9,469
   Economy..........................................    343,678       10,826
   Curtis...........................................    270,833        3,250
   Bintz............................................    191,538        4,268
   Castino..........................................     83,333        1,000
                                                      ---------      -------
                                                      1,269,070      $41,413
                                                      =========      =======

3. Unaudited Pro Forma Combined Balance Sheet Adjustments

  (a) Reflects the sale of 134,120 shares of Preferred Stock in January 1999. All preferred shares convert on a share-for-share basis at the consummation of the offering.

  (b) Reflects cash proceeds of $67.9 million from the issuance of 6,250,000 shares of Hospitality Design & Supply Common Stock, net of estimated offering costs of $7.1 million (based on the initial public offering price of $12.00 per share) and elimination of the founding companies' equity accounts. Offering costs consist primarily of underwriting discounts and commissions, accounting fees, legal fees and printing expenses. Acquisition costs consist primarily of legal fees.

            HOSPITALITY DESIGN & SUPPLY, INC. AND FOUNDING COMPANIES

  (c) Reflects the acquisition of the founding companies by Hospitality Design & Supply for a total estimated purchase price of $55.6 million consisting of $41.9 million in cash (including $500,000 in transaction costs) and 1,269,070 shares of Common Stock valued at $10.80 per share (or $13.7 million). The purchase price less the net assets acquired, including an adjustment to inventories carried on a LIFO basis to fair market value, results in excess purchase price of $43.3 million. Based upon management's preliminary analysis, it is anticipated that the historical value of the assets and liabilities of the acquired companies' with the exception of the adjustments made for inventories, will approximate fair value. Management has not identified any other material tangible or intangible assets to which a portion of the purchase price could be reasonably allocated. Subsequent to the Offering, management intends to perform appraisals of all significant tangible and intangible assets.

  (d) Reflects charge to equity for financing costs deferred at December 31, 1998.

  (e) Repayment of net balance of related party notes.

4. Unaudited Pro Forma Combined Statements of Operations Adjustments

  (a) To reflect increased inventory value as of January 1, 1998.

  (b) Includes a reduction, net of corporate office executive salaries, in the compensation and benefits of the owners of the founding companies of $647,000 and a net reduction in rent expense of $84,000 on facilities leased from such owners, to which such owners have contractually agreed.

  (c) Reflects the amortization over a 40 year estimated life of goodwill to be recorded as a result of the acquisitions, which will be partially deductible for tax purposes.

  (d) Reflects the incremental provision for federal and state income taxes relating to all entities being combined at an estimated rate of 40.0% applied to estimated taxable income.

  (e) The number of shares used in the calculations of basic and diluted earnings per share have been derived as follows:

                                                                       Pro Forma
                                                                       Combined
                                                                       ---------
     Shares issued in connection with the formation of the Company...  1,639,375
     Conversion of Series A Preferred Stock:
       Outstanding at December 31, 1998..............................    182,354
       Issued in January 1999........................................    134,120
     Shares issued in this offering..................................  6,250,000
     Shares issued in connection with the acquisitions...............  1,269,070
                                                                       ---------
     Basic shares estimated to be outstanding........................  9,474,919
     Incremental effect of options on shares outstanding.............    381,123
                                                                       ---------
     Diluted shares estimated to be outstanding......................  9,856,042
                                                                       =========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hospitality Design & Supply, Inc.:

    We have audited the accompanying balance sheet of Hospitality Design & Supply, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the period from June 17, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hospitality Design & Supply, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the period from June 17, 1998 (inception) through December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Los Angeles, California
February 20, 1999

                       HOSPITALITY DESIGN & SUPPLY, INC.

                                 BALANCE SHEET

                               December 31, 1998

                                                                         (In
                                                                      thousands,
                                                                        except
                                                                        share
                                                                        and per
                                                                        share
                                                                       amounts)
                                     ASSETS
Current Assets:
  Cash and cash equivalents..........................................   $  211
  Deferred offering costs............................................      980
                                                                        ------
     Total assets....................................................   $1,191
                                                                        ======

Current Liabilities:
  Accrued liabilities................................................   $  460
                                                                        ------
     Total liabilities...............................................      460
                                                                        ------
Stockholders' Equity:
  Series A Preferred Stock $0.001 par value:
     Authorized--500,000 shares at December 31, 1998,
     Issued--182,354 shares at December 31, 1998.....................      --
  Common stock, $0.001 par value:
     Authorized--3,500,000 shares at December 31, 1998,
     Issued--1,639,375 at December 31, 1998..........................        2
  Additional paid-in capital.........................................      781
  Accumulated deficit................................................      (52)
                                                                        ------
Total Stockholders' Equity...........................................      731
                                                                        ------
Total Liabilities and Stockholders' Equity...........................   $1,191
                                                                        ======

                      LIABILITIES AND STOCKHOLDERS' EQUITY


       The accompanying notes are an integral part of this balance sheet.

                       HOSPITALITY DESIGN & SUPPLY, INC.

                            STATEMENT OF OPERATIONS

    For the Period from June 17, 1998 (Inception) through December 31, 1998

                                                                  (In thousands,
                                                                   except share
                                                                  and per share
                                                                     amounts)
Revenue..........................................................   $      --
General and administrative expenses..............................          (52)
                                                                    ----------
Net loss.........................................................   $      (52)
                                                                    ==========
Basic loss per share.............................................   $    (0.03)
                                                                    ==========
Diluted loss per share...........................................   $    (0.03)
                                                                    ==========
Basic weighted average shares outstanding........................    1,639,375
                                                                    ==========
Diluted weighted average shares outstanding......................    1,639,375
                                                                    ==========





         The accompanying notes are an integral part of this statement.

                       HOSPITALITY DESIGN & SUPPLY, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

    For the Period from June 17, 1998 (Inception) through December 31, 1998

                                               Series A
                            Common Stock   Preferred Stock   Additional                 Total
                          ---------------- -----------------  Paid-In   Accumulated Stockholders'
                           Shares   Amount  Shares   Amount   Capital     Deficit      Equity
                          --------- ------ --------- ------- ---------- ----------- -------------
                                              (In thousands, except shares)
Initial Capitalization..  1,639,375  $ 2     182,354  $   --    $781       $ --         $783
  Net loss..............         --   --          --      --      --        (52)         (52)
                          ---------  ---   ---------  ------    ----       ----         ----
Balance: December 31,
  1998..................  1,639,375  $ 2     182,354  $   --    $781       $(52)        $731
                          =========  ===   =========  ======    ====       ====         ====





         The accompanying notes are an integral part of this statement.

                       HOSPITALITY DESIGN & SUPPLY, INC.

                            STATEMENT OF CASH FLOWS
    For the Period from June 17, 1998 (Inception) through December 31, 1998

                                                                  (In thousands)
Cash Flows From Operating Activities:
  Net loss.......................................................     $ (52)
                                                                      -----
     Net cash used operating activities..........................       (52)
                                                                      -----
Cash Flows From Investing Activities:
  Deferred offering costs........................................      (980)
  Increase in accrued liabilities................................       460
                                                                      -----
     Net cash used in investing activities.......................      (520)
                                                                      -----
Cash Flows From Financing Activities:
  Proceeds from the issuance of stock............................       783
                                                                      -----
  Net cash provided by financing activities......................       783
                                                                      -----
Net Increase in Cash and Cash Equivalents........................       211
Cash and Cash Equivalents, at beginning of period................       --
                                                                      -----
Cash and Cash Equivalents, at end of period......................     $ 211
                                                                      =====
Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest.........................................     $ --
  Cash paid for income taxes.....................................     $ --




         The accompanying notes are an integral part of this statement.

                       HOSPITALITY DESIGN & SUPPLY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

1. Business and Organization

    Hospitality Design & Supply, Inc., a Delaware corporation, (the "Company") was formed in June 1998 to become a full-service national provider of foodservice equipment, supplies and related services. The Company is in negotiations to acquire six companies who will provide a wide range of products and services to customers in the foodservice industry. These acquisitions are contingent on and will occur simultaneously with the consummation of an initial public offering (the "Offering") of its common stock. The Company intends to continue to acquire similar companies to expand its national operations.

    All of the Company's activities to date relate to the Offering and the acquisitions. The Company is dependent on the Offering to execute the pending acquisitions, however there is no assurance that the pending acquisitions discussed below will be completed or that the Company will be able to generate future operating revenue. The Company's future success is dependent upon a number of factors which include, among other things, the ability to integrate operations, obtain sufficient acquisition financing, successfully manage growth and attract and retain quality management.

2. Summary of Significant Accounting Policies

    The following is a summary of significant accounting policies followed in the preparation of these financial statements.

 Use Of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash And Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Income Taxes

    Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS No. 109, an asset and liability approach is required. Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and income tax bases of assets and liabilities. As required by SFAS No. 109, the Company has established a full valuation allowance against any income tax carryforward benefits, because their realization is dependent on future earnings. Consequently, no provision or benefit for federal income taxes has been recorded in the statement of operations.

 Stock Based Compensation

    Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, allows the companies to choose between a new fair value-based method of accounting for employee stock options or similar equity instruments and the current intrinsic value-based method of accounting prescribed in Accounting Principles Board Opinion No. 25 ("APB No. 25"). Companies electing to remain with the accounting in APB No. 25 must make pro forma disclosure of net income and earnings per share as if the fair value method of accounting had been applied. The Company applies the intrinsic value-based method.

                       HOSPITALITY DESIGN & SUPPLY, INC.

 Comprehensive Income

    In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. Other than net loss, the Company has no comprehensive income.

 New Accounting Pronouncements

    In 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires companies to report financial and descriptive information about its reportable operating segments in the interim and annual financial statements. The Company adopted SFAS No. 131 in 1998 and its adoption did not have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The Company adopted SFAS No. 132 in 1998 and its adoption did not have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established a new accounting model for derivative instruments and hedging activities. The Company will adopt SFAS No. 133 in the year ending December 31, 2000. The Company believes that adoption of SFAS No. 133 will not significantly affect the Company's financial position, results of operations, or financial statement presentation.

3. Company Stock

 a. Series A Preferred Stock:

    In addition to common stock, the Company also issued 182,354 shares of convertible Series A Preferred Stock (the "convertible preferred stock") at a price of $4.25 per share (par value of $0.001 per share). 105,885 shares of the above convertible preferred stock was issued to related parties. The holders of the convertible preferred stock are entitled to receive, when, as and if declared by the Board of Directors, non cumulative cash dividends at a rate of $0.425 per annum. Each share of convertible preferred stock may be converted into one share of common stock of the Company at the option of the holder. The convertible preferred stock will automatically be converted into one share of common stock of the Company upon the Offering.

 b. Common Stock:

    In connection with the organization and initial capitalization of Hospitality Design & Supply, Inc., the Company issued 762,500 shares of common stock, ($0.001 par value) for a price of $0.01 per share to directors, officers, consultants, other related parties and future directors of the Company. On September 4, 1998, the stockholders approved a 2.15 for one stock split and at December 31, 1998, total common shares of the Company outstanding were 1,639,375 after adjustment for the stock split.

                       HOSPITALITY DESIGN & SUPPLY, INC.

 c. Restricted Stock:

    Included in the above common stock issued are 200,000 pre-split and 430,000 post-split shares of restricted stock acquired by the Chief Executive Officer of the Company. These shares were purchased for $0.01 per share and have a par value of $0.001 per share. The restricted shares vest fifty percent at the Offering and fifty percent upon the completion of eighteen months of service with the Company.

 d. Loss per Share:

    Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding, after giving effect to the stock-split referred to above. The weighted average basic number of shares used in the computation was 1,639,375.

4. Stock Option Plans

    During 1998, the directors and shareholders of the Company approved the Hospitality Design & Supply, Inc. 1998 Stock Option Plan (the "Plan"). The purpose of the Plan is to attract and retain qualified directors, officers, employees, independent contractors, consultants and advisors by providing them with an opportunity to invest in the Company. The Plan currently provides for the grant of options on a maximum of 500,000 shares of common stock of the Company and the options have a term of 10 years.

    As of December 31, 1998, 472,500 options had been granted to officers and consultants of the Company. Vesting of options under the Plan is generally over a three year period beginning on the date of the grant with certain exceptions as follows. The 107,500 options granted to the Chairman of the Board during 1998 vested immediately. In addition, 345,000 options were granted to two of the Company's officers, with 172,500 of these options vesting upon consummation of the Offering. The remaining options for one of the officers vest at 18 months after consummation of the Offering and for the other officer at 18 months after the employment date.

    Pursuant to the disclosure requirements of SFAS No. 123, the weighted average fair value per share of options granted during the period from June 17, 1998 (inception) to December 31, 1998 was $0.64 as estimated using the Black-Scholes option pricing model.

    The following summarizes additional information regarding stock options outstanding at December 31, 1998:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                                       Remaining  Average              Average
                            Number    Contractual Exercise   Number    Exercise
   Exercise Prices        Outstanding    Life      Price   Exercisable  Price
   ---------------        ----------- ----------- -------- ----------- --------
   $0.01.................   215,000       9.7      $0.01         --     $0.01
   $4.25.................   257,500       9.7       4.25     107,500     4.25
                            -------       ---      -----     -------    -----
                            472,500       9.7      $2.32     107,500    $4.25
                            =======       ===      =====     =======    =====

    Pro forma net earnings and earnings per share information, as required by SFAS No. 123, has been determined as if the Company had accounted for employee stock options under the fair value method prescribed under SFAS No. 123. The fair value of these options was estimated at grant date using the Black-Scholes option pricing model with the following assumptions for fiscal 1998: risk-free interest rates of 5.5 percent; dividend yield of 0 percent; and expected option life of 6.0 years. There was no expected volatility incorporated into the assumptions as the Company was privately held at December 31, 1998.

                       HOSPITALITY DESIGN & SUPPLY, INC.

    For the purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro forma net loss for the period from June 17, 1998 (inception) through December 31, 1998 was $179,000 and the pro forma basic and diluted loss per sharewas $0.11.

5. Earnings Per Share

    In 1998, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share." SFAS 128 requires the disclosure of Basic and Diluted Earnings per Share (EPS). Basic EPS is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options and convertible preferred stock, had been issued. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised. The computation of earnings per share in the accompanying statement of operations has excluded 299,151 shares of convertible preferred stock and stock options because they are antidilutive.

6. Subsequent Events (Unaudited)

    Subsequent to December 31, 1998, the Company entered into a definitive agreement to acquire the common stock of six companies (the "founding companies") to be contingent on and effective simultaneously with the initial public offering of the common stock of the Company. The acquisitions will be effected through a combination of cash and common stock of the Company. The Companies to be acquired are:

  .Bintz Distributing Co.

  .Castino Restaurant Equipment and Supply, Inc.

  .Curtis Restaurant Equipment, Inc.

  .East Bay Restaurant Supply, Inc.

  .Economy Restaurant Fixtures, Inc.

  .Raygal, Inc.

    The aggregate consideration to acquire the founding companies is approximately $41,413,000 in cash and 1,269,070 in shares of common stock.

    During January 1999, the Company issued 134,120 shares of Series A preferred stock at $4.25 per share.

    The Company has initiated discussions with certain banks regarding establishment of a credit facility, enabling the Company to borrow between $50.0 million and $75.0 million on a revolving basis upon the consummation of the initial public offering. The credit facility will be used for acquisitions, capital expenditures, refinancing of existing debt of the founding companies and general corporate purposes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Raygal, Inc.:

    We have audited the accompanying balance sheets of Raygal, Inc. (the "Company") as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity, and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Raygal, Inc. as of December 31, 1998 and 1997, and the results of its operations and cash flows for the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Orange County, California
February 12, 1999

                                  RAYGAL, INC.

                                 BALANCE SHEETS

                                                      December 31, December 31,
                                                          1998         1997
                                                      ------------ ------------
                                                           (In thousands,
                                                        except share amounts)
                                     ASSETS
Current Assets:
  Cash and cash equivalents..........................    $  208       $  211
  Investments, available-for-sale....................       --           102
  Contracts receivable...............................     6,296        5,323
  Note receivable....................................       117          --
  Costs and estimated earnings in excess of billings
    on uncompleted contracts.........................       505        1,156
  Prepaid expenses and other current assets..........       544          648
                                                         ------       ------
     Total current assets............................     7,670        7,440
                                                         ------       ------
Property, Plant and Equipment:
  Automobiles........................................        71          127
  Leasehold improvements.............................       479          420
  Fixtures and equipment.............................       624          610
  Less--Accumulated depreciation and amortization....      (912)        (875)
                                                         ------       ------
  Net property, plant and equipment..................       262          282
Other Assets.........................................        81          117
                                                         ------       ------
Total Assets.........................................    $8,013       $7,839
                                                         ======       ======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...................................    $3,407       $1,994
  Accrued liabilities................................       614        1,636
  Billings in excess of costs and estimated earnings
    on uncompleted contracts.........................       507          613
  Other current liabilities..........................       241           27
                                                         ------       ------
     Total current liabilities.......................     4,769        4,270
                                                         ------       ------

Commitments (Note 10)

Stockholders' Equity:
  Common stock, $50 par value........................        10           10
   Authorized--2,000 shares at December 31, 1998 and
     1997
   Issued and outstanding--204 shares at December
     31, 1998 and 1997
  Retained earnings..................................     3,234        3,558
  Unrealized gain on investments available-for-
    sale.............................................       --             1
                                                         ------       ------
Total Stockholders' Equity...........................     3,244        3,569
                                                         ------       ------
Total Liabilities and Stockholders' Equity...........    $8,013       $7,839
                                                         ======       ======

      The accompanying notes are an integral part of these balance sheets.

                                  RAYGAL, INC.

                              STATEMENTS OF INCOME

                                                          Years Ended December
                                                                   31,
                                                         -----------------------
                                                          1998    1997    1996
                                                         ------- ------- -------
                                                             (In thousands)
Net revenue............................................  $33,038 $33,678 $22,213
Cost of revenue........................................   28,793  29,623  19,229
                                                         ------- ------- -------
  Gross profit.........................................    4,245   4,055   2,984

Selling, general and administrative expenses...........    2,520   2,202   2,427
                                                         ------- ------- -------
Income from operations.................................    1,725   1,853     557

Other income (expense):
  Interest, net........................................       42      41      74
  Other................................................       39       6      22
                                                         ------- ------- -------
Income before income taxes.............................    1,806   1,900     653
Income taxes...........................................       17      18      14
                                                         ------- ------- -------
Net income.............................................  $ 1,789 $ 1,882 $   639
                                                         ======= ======= =======




        The accompanying notes are an integral part of these statements.

                                  RAYGAL, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              For the Years ended December 31, 1998, 1997 and 1996

                            Common Stock
                            -------------
                                                                      Total
                                          Retained  Comprehensive Stockholders'
                            Shares Amount Earnings     Income        Equity
                            ------ ------ --------  ------------- -------------
                                   (In thousands, except share amounts)
Balance, January 1, 1996..   204    $10   $ 2,515        $(2)        $ 2,523
  Unrealized gain on
    investments
    available-for-sale....    --     --        --          2               2
  Net income..............    --     --       639         --             639
  Owner distributions.....    --     --      (778)        --            (778)
                             ---    ---   -------        ---         -------
Balance, December 31,
  1996....................   204     10     2,376         --           2,386
  Unrealized gain on
    investments
    available-for-sale....    --     --        --          1               1
  Net income..............    --     --     1,882         --           1,882
  Owner distributions.....    --     --      (700)        --            (700)
                             ---    ---   -------        ---         -------
Balance, December 31,
  1997....................   204     10     3,558          1           3,569
  Realized gain on
    maturity of
    investments available-
    for-sale..............    --     --        --         (1)             (1)
  Net income..............    --     --     1,789         --           1,789
  Owner distributions.....    --     --    (2,113)        --          (2,113)
                             ---    ---   -------        ---         -------
Balance, December 31,
  1998....................   204    $10   $ 3,234        $--         $ 3,244
                             ===    ===   =======        ===         =======




        The accompanying notes are an integral part of these statements.

                                  RAYGAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                         Years Ended December
                                                                  31,
                                                        -------------------------
                                                         1998     1997     1996
                                                        -------  -------  -------
                                                            (In thousands)
Cash Flows from Operating Activities:
  Net income..........................................  $ 1,789  $ 1,882  $   639
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
     Depreciation and amortization....................      108       91       58
     Loss (gain) on sale of assets....................       (3)      (3)      12
  Changes in assets and liabilities:
   Decrease (increase) in:
   Contracts receivable...............................     (973)  (2,713)     551
   Costs and estimated earnings in excess of billings
     on uncompleted contracts.........................      651     (419)    (339)
   Prepaid expenses and other current assets..........      104     (200)     (22)
   Other assets.......................................       36       (5)     (26)
  Increase (decrease) in:
   Accounts payable...................................    1,413      598       43
   Accrued liabilities................................    (1022)     700      364
   Billings in excess of costs and estimated earnings
     on uncompleted contracts.........................     (106)    (405)     598
   Other current liabilities..........................      214       22      (86)
                                                        -------  -------  -------
       Net cash provided by (used in) operating
         activities...................................    2,211     (452)   1,792
                                                        -------  -------  -------
Cash Flows from Investing Activities:
  Expenditures for property, plant & equipment........      (85)    (128)    (108)
  Issuance of note receivable.........................     (117)     --      (120)
  Repayments on notes receivable......................      --       --       459
  Purchases of investments available-for-sale.........     (498)    (598)  (2,075)
  Proceeds from maturities and sales of investments
    available-for-sale................................      599    1,090    1,619
                                                        -------  -------  -------
       Net cash provided by (used in) investing
         activities...................................     (101)     364     (225)
                                                        -------  -------  -------
Cash Flows from Financing Activities:
  Owner distributions.................................   (2,113)    (700)    (778)
                                                        -------  -------  -------
Net Increase (Decrease) in Cash and Cash Equivalents..       (3)    (788)     789
Cash and Cash Equivalents, at beginning of period.....      211      999      210
                                                        -------  -------  -------
Cash and Cash Equivalents, at end of period...........  $   208  $   211  $   999
                                                        =======  =======  =======
Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest..............................  $     3  $     4  $   --
                                                        =======  =======  =======
  Cash paid for income taxes..........................  $     7  $    16  $     3
                                                        =======  =======  =======

        The accompanying notes are an integral part of these statements.

                                  RAYGAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        December 31, 1998, 1997 and 1996
1. Business and Organization

    Raygal, Inc. (the "Company"), a California corporation, is engaged in the business of designing and installing commercial kitchens and interiors generally construction and equipment contracts. The Company provides design and installation services in several states.

2. Summary of Significant Accounting Policies

    The following is a summary of significant accounting policies followed in the preparation of these financial statements:

 Revenue Recognition and Cost Recognition

    Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Provisions for estimated losses on uncompleted contracts are made in the period such losses become apparent.

    Contract costs include all direct material, subcontractor labor costs and those indirect costs related to contract performance, such as indirect labor. Operating costs and unallocated equipment costs are charged to expense as incurred. Changes in job performance, job conditions, estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

    The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents amounts billed in excess of revenues recognized.

 Use Of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash And Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Property, Plant and Equipment

    Property, plant and equipment are stated at cost and are depreciated or amortized using the straight-line method. The estimated useful lives are as follows:

   Automobiles............................. 5 years
   Leasehold improvements.................. Lesser of lease term or useful life
   Fixtures and equipment.................. 3-7 years

                                  RAYGAL, INC.

    Costs of normal maintenance and repairs and minor replacements are charged to expense as incurred. Major replacements or betterments are capitalized. When assets are sold or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the income statement.

 Comprehensive Income

    In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. Comprehensive income is reported in the accompanying statement of stockholders' equity.

 Recent Accounting Pronouncements

    In 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires companies to report financial and descriptive information about its reportable operating segments in the interim and annual financial statements. The Company adopted SFAS No. 131 in 1998 and its adoption did not have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The Company adopted SFAS No. 132 in 1998 and its adoption did not have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established a new accounting model for derivative instruments and hedging activities. The Company will adopt SFAS No. 133 in the year ending December 31, 1999. The Company believes that adoption of SFAS No. 133 will not significantly affect the Company's financial position and results of operations.

 Operating Cycle

    Assets and liabilities related to construction and equipment contracts are included in current assets and current liabilities in the accompanying balance sheets as they will be liquidated in the normal course of contract completion which may be more than one year.

 Income Taxes

    The Company has elected to be taxed under the Internal Revenue Code as an S Corporation. Accordingly, taxable income of the Company will be allocated to the stockholders, who are responsible for the payment of income taxes. No provision for federal income tax is required in the financial statements. California adopted the Federal S Corporation concept, but imposes a 1.5 percent tax on the earnings of an S Corporation which is reflected in the provision for state income taxes. The Company accounts for income taxes under the provisions of SFAS No. 109.

                                  RAYGAL, INC.

 Concentration of Credit Risk

    Most of the Company's business activity is with contractors and owners associated with restaurants, educational facilities and institutional clients. During 1998, the Company had one customer that individually represented greater than ten percent of sales. During 1997, the Company had two customers that represented greater than 27 percent of sales. During 1996, the Company had two customers that represented 25 percent and 11 percent of sales.

    As of December 31, 1998, the Company had one customer who represented 32 percent of total contracts receivable. As of December 31, 1997, the Company had two customers who represented 16 percent and 11 percent of total contracts receivable.

3. Investments Available-for-Sale

    There were no investments available-for-sale as of December 31, 1998. Investments available-for-sale as of December 31, 1997 consisted of the following:

                                                     December 31, 1997
                                         ------------------------------------------
                              Yield at               Gross      Gross
                            December 31, Amortized Unrealized Unrealized Estimated
   Type                         1997       Cost      Gains      Losses   Fair Value
   ----                     ------------ --------- ---------- ---------- ----------
                                                (In thousands)
   U.S. Government
     Obligations...........     5.00%      $101       $ 1        $--        $102
                                           ----       ---        ---        ----
   Total...................                $101       $ 1        $--        $102
                                           ====       ===        ===        ====

4. Contracts Receivable

    Contracts receivable consist of billed receivables and earned amounts retained by customers ("retention") pending satisfactory completion of the applicable contracts. Contracts receivable consists of the following:

                                                       December 31, December 31,
                                                           1998         1997
                                                       ------------ ------------
                                                            (In thousands)
   Contracts Receivable:
    Current..........................................     $4,897       $4,221
    Retention........................................      1,399        1,102
                                                          ------       ------
   Total.............................................     $6,296       $5,323
                                                          ======       ======

5. Note Receivable

    In May 1998, the Company entered into a note receivable agreement with an employee. The note was in the amount of $110,000 with interest of 9.5 percent due October 31, 1998 which was extended through December 31, 1998. Total receivable and interest outstanding at December 31, 1998 was $117,000. The note was partially paid and amended on January 1, 1999 in the amount of $77,000 with an annual interest rate of 5.5 percent. This amendment expires on December 31, 1999.

                                  RAYGAL, INC.

6. Costs and Estimated Earnings on Uncompleted Contracts

    Costs and estimated earnings on uncompleted contracts consists of the following:

                                                      December 31, December 31,
                                                          1998         1997
                                                      ------------ ------------
                                                           (In thousands)
   Costs and estimated earnings on uncompleted
     contracts......................................    $ 21,295     $ 21,573
   Less: billings on uncompleted contracts..........     (21,297)     (21,030)
                                                        --------     --------
                                                        $     (2)    $    543
                                                        ========     ========
   Included in the accompanying balance sheets under
     the following captions:
   Costs and estimated earnings in excess of
     Billings on uncompleted contracts..............    $    505     $  1,156
   Billings in excess of costs and estimated
     earnings on uncompleted contracts..............        (507)        (613)
                                                        --------     --------
                                                        $     (2)    $    543
                                                        ========     ========

7. Phantom Stock Agreements

    During 1995, the Company entered into Phantom Stock Agreements with certain officers. Under the terms of each agreement, the Company is obligated to purchase some or all of the Phantom Shares (the "Shares") for a defined purchase price solely upon the sale or transfer of any of the Company's common shares. The Company's obligation to purchase the shares is also contingent upon the existence of certain conditions as set forth in each officer's employment agreement.

8. Retirement Plan

    During 1997, the Company adopted the Raygal Design Associates, Inc. 401(k) Plan (the "Plan"). The purpose of the Plan is to provide retirement benefits to all eligible employees. All employees of the Company become eligible for participation after one year of service. Employees may contribute up to a maximum of $4,000 per year. The Company will contribute to the Plan an amount of matching contributions up to a specified maximum. Pension expense under this Plan for the year ended December 31, 1998 and 1997 was $40,850 and $25,000, respectively.

9. Line of Credit

    In April, 1997, the Company entered into a revolving line of credit agreement (amended in November 1998) with a commercial bank to borrow up to $3 million. Interest is due monthly at the bank's reference rate (7.75%
December 31, 1998).

    Borrowings under the line of credit are secured by substantially all of the Company's assets and are guaranteed by a stockholder. The agreement expires in April 1999 and any extensions or renewal thereof will be subject to the bank's review and approval. There were no borrowings outstanding under this agreement as of December 31,1998.

                                  RAYGAL, INC.

10. Related-Party Transactions

    The Company rents its corporate facility from the stockholder under a three-year noncancellable lease agreement which expired on December 31, 1997. The lease agreement has been renewed for an additional six years. Future minimum lease payments required under this lease at December 31, 1998 are as follows (amounts in thousands):

   1999................................................................. $  340
   2000.................................................................    340
   2001.................................................................    357
   2002.................................................................    357
   2003.................................................................    357
                                                                         ------
   Total future minimum lease payments.................................. $1,751
                                                                         ======

    Rent expense on this facility for each of the three years ended December 31, 1998, 1997 and 1996 amounted to approximately $340,000, $323,000 and
$296,000, respectively.

11. Subsequent Events (Unaudited)

    Subsequent to December 31, 1998, the Company's stockholders entered into a definitive agreement to sell the Company to Hospitality Design & Supply, Inc. The sale transaction, effected through a combination of cash and common stock of Hospital Design & Supply, Inc., is contingent and effective upon the initial public offering of the common stock of Hospitality Design & Supply, Inc. The anticipated selling price of the Company exceeds its net assets as of December 31, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To East Bay Restaurant Supply, Inc.:

    We have audited the accompanying balance sheets of East Bay Restaurant Supply, Inc. as of September 30, 1998 and 1997 and the related statements of income, stockholders' equity, and cash flows for the three years during the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of East Bay Restaurant Supply, Inc. as of September 30, 1998 and 1997 and the results of its operations and its cash flows for the three years during the period ended September 30, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

San Francisco, California,
January 15, 1999

                        EAST BAY RESTAURANT SUPPLY, INC.

                  BALANCE SHEETS--SEPTEMBER 30, 1998 AND 1997

                                                           1998        1997
                                                        ----------  ----------
                                                           (In thousands,
                                                        except share amounts)
                                     ASSETS
Current Assets:
  Cash and cash equivalents............................ $      258  $       50
  Accounts receivable, less allowance for doubtful
    accounts of $225 and
    $114 in 1998 and 1997, respectively................      4,044       3,093
  Inventories, net.....................................      2,569       2,287
  Prepaid expenses and other...........................         59         124
  Current deferred tax asset, net......................        195           1
                                                        ----------  ----------
     Total current assets..............................      7,125       5,555
                                                        ----------  ----------
Property and Equipment:
  Leasehold improvements...............................        271         271
  Fixtures and equipment...............................        267         295
  Vehicles.............................................        269         238
                                                        ----------  ----------
                                                               807         804
   Less: Accumulated depreciation......................       (539)       (538)
                                                        ----------  ----------
     Net property and equipment........................        268         266
                                                        ----------  ----------
Other Assets:
  Cash surrender value of life insurance, net of loans
    of $66 in 1998 and 1997............................        202         186
  Other................................................         45          46
                                                        ----------  ----------
                                                               247         232
                                                        ----------  ----------
     Total assets...................................... $    7,640  $    6,053
                                                        ==========  ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................... $    2,917  $    2,954
  Customer deposits....................................        392         202
  Accrued liabilities..................................      1,405         446
  Borrowings under revolving line of credit............        --          600
  Current portion of other notes payable...............         18          27
  Subordinated notes payable to stockholders and
    former stockholders................................      1,050         267
  Current deferred tax liability.......................          3         --
                                                        ----------  ----------
     Total current liabilities.........................      5,785       4,496
                                                        ----------  ----------
Notes Payable, net of current portion..................         42          28
                                                        ----------  ----------
Commitments and Contingencies (Notes 5 and 8)
Stockholders' Equity:
  Common stock, $20 par value:
   Class A--10,000 shares authorized; 4,500 shares
     issued and outstanding at September 30, 1998 and
     1997..............................................         90          90
   Class B--2,500 shares authorized; 0 shares issued
     and outstanding at September 30, 1998 and 1997....        --          --
  Retained earnings....................................      1,723       1,439
                                                        ----------  ----------
     Total stockholders' equity........................      1,813       1,529
                                                        ----------  ----------
     Total liabilities and stockholders' equity........ $    7,640  $    6,053
                                                        ==========  ==========

        The accompanying notes are an integral part of these statements.

                        EAST BAY RESTAURANT SUPPLY, INC.

                              STATEMENTS OF INCOME

             For the Years Ended September 30, 1998, 1997, and 1996

                                                       1998     1997     1996
                                                      -------  -------  -------
                                                          (In thousands)
Net revenue.........................................  $29,916  $23,681  $20,368
Cost of revenue.....................................   23,964   18,655   16,256
                                                      -------  -------  -------
  Gross profit......................................    5,952    5,026    4,112
Selling, general and administrative expenses........    5,388    4,705    3,959
                                                      -------  -------  -------
  Income from operations............................      564      321      153
                                                      -------  -------  -------
Other income (expense):
Interest income.....................................       34       12       25
Interest expense....................................      (87)     (81)     (99)
Other...............................................       (2)      --        2
                                                      -------  -------  -------
  Other expense.....................................      (55)     (69)     (72)
                                                      -------  -------  -------
  Income before income taxes........................      509      252       81
Income taxes........................................      225      116       35
                                                      -------  -------  -------
Net income..........................................  $   284  $   136  $    46
                                                      =======  =======  =======


        The accompanying notes are an integral part of these statements.

                        EAST BAY RESTAURANT SUPPLY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

             For the Years Ended September 30, 1998, 1997, and 1996

                                            Common Stock               Total
                                            ------------- Retained Stockholders'
                                            Shares Amount Earnings    Equity
                                            ------ ------ -------- -------------
                                            (In thousands, except share amounts)
Balance, September 30, 1995...............  4,500   $90    $1,257     $1,347
  Net income..............................    --    --         46         46
                                            -----   ---    ------     ------
Balance, September 30, 1996...............  4,500    90     1,303      1,393
  Net income..............................    --    --        136        136
                                            -----   ---    ------     ------
Balance, September 30, 1997...............  4,500    90     1,439      1,529
  Net income..............................    --    --        284        284
                                            -----   ---    ------     ------
Balance, September 30, 1998...............  4,500   $90    $1,723     $1,813
                                            =====   ===    ======     ======




        The accompanying notes are an integral part of these statements.

                        EAST BAY RESTAURANT SUPPLY, INC.

                            STATEMENTS OF CASH FLOWS

             For the Years Ended September 30, 1998, 1997, and 1996

                                                           1998   1997   1996
                                                           -----  -----  -----
                                                            (In thousands)
Cash Flows from Operating Activities:
  Net income.............................................  $ 284  $ 136  $  46
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
     Depreciation........................................     72     67     51
     Changes in assets and liabilities:
       Accounts receivable...............................   (951)  (425)   (22)
       Inventories.......................................   (282)   446   (869)
       Prepaid expenses and other........................     65    (65)   136
       Deferred tax assets...............................   (193)    12     16
       Accounts payable..................................    (37)   186    348
       Accrued liabilities...............................    959    217    (15)
       Customer deposits.................................    190   (357)   130
       Deferred tax liabilities..........................      3    --     --
       Other.............................................    (16)   (14)    (1)
                                                           -----  -----  -----
         Net cash provided by (used in) operating
           activities....................................     94    203   (180)
                                                           -----  -----  -----
Cash Flows from Investing Activities:
  Expenditures for property and equipment................    (74)   (22)   (65)
                                                           -----  -----  -----
Cash Flows from Financing Activities:
  Net proceeds from (payments on) line of credit.........   (600)  (100)   253
  Proceeds from (payments to) current and former
    stockholders, net....................................    784    (17)     5
  Proceeds from (payments on) other notes payable........      4    (37)     6
                                                           -----  -----  -----
         Net cash provided by (used in) financing
           activities....................................    188   (154)   264
                                                           -----  -----  -----
         Net increase in cash and cash equivalents.......    208     27     19
Cash and Cash Equivalents, at beginning of year..........     50     23      4
                                                           -----  -----  -----
Cash and Cash Equivalents, at end of year................  $ 258  $  50  $  23
                                                           =====  =====  =====
Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest.................................  $  41  $  78  $  99
  Cash paid for income taxes.............................     92     21     16

        The accompanying notes are an integral part of these statements.

                        EAST BAY RESTAURANT SUPPLY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       September 30, 1998, 1997, and 1996

1. Business and Organization

    East Bay Restaurant Supply, Inc. (the "Company") was founded and incorporated in the state of California in 1954. The Company is primarily engaged in the sale and distribution of equipment and supplies to food service providers, such as restaurants and hotels in the United States. The Company also performs design services for food service providers. The Company's headquarters and retail store are located in Oakland, California.

2. Summary of Significant Accounting Policies

    The following is a summary of significant accounting policies followed in the preparation of these financial statements.

 Revenue Recognition

    The Company's revenue is derived from the distribution and sale of equipment and supplies to food service providers and from customers who request design of their facilities. Sales revenue is recognized upon shipment. Design revenue is recognized on a percentage-of-completion basis.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

    Inventories include new and used saleable equipment and supplies, stated at the lower of cost on a first-in, first-out basis or market. Cost includes amounts paid for freight in, when applicable. A valuation allowance is recorded for items that have a cost in excess of market value or when items are excess or obsolete. The allowance was $210,000 and $137,000 in 1998 and 1997, respectively.

 Property and Equipment, at Cost

    Property and equipment are stated at cost and are primarily depreciated or amortized using accelerated methods. The estimated useful lives are as follows:

       Leasehold improvements............. Lesser of lease term or useful life
       Fixtures and equipment............. 5-7 years
       Vehicles........................... 5-10 years

    Costs of normal maintenance and repairs and minor replacements are charged to expense as incurred. Major replacements or betterments are capitalized. When assets are sold or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is included in the income statement.

                        EAST BAY RESTAURANT SUPPLY, INC.

 Income Taxes

    Using the asset and liability method of the Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Valuation reserves are recorded if it is uncertain as to the realizability of deferred tax assets.

 Concentration of Credit Risk

    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company sells primarily on 30-day terms, performs credit evaluation procedures on its customers, and generally does not require collateral on its accounts receivable. Most of the Company's sales are in California and Nevada. The Company maintains an allowance for potential credit losses. No single customer represented more than 10 percent of sales or accounts receivable in any period.

 Comprehensive Income

    In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. Other than net income, the Company has no comprehensive income.

 New Accounting Pronouncements

    In 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires companies to report financial and descriptive information about its reportable operating segments in the interim and annual financial statements. The Company will adopt SFAS No. 131 in 1999 and does not expect its adoption to have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The Company will adopt SFAS No. 132 in 1999 and does not expect its adoption to have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established a new accounting model for derivative instruments and hedging activities. The Company will adopt SFAS No. 133 in 1999. The Company believes that adoption of SFAS No. 133 will not significantly affect the Company's financial position and results of operations.

                        EAST BAY RESTAURANT SUPPLY, INC.

3. Income Taxes

    The provision for income taxes from continuing operations consists of the following for the years ended September 30, 1998, 1997, and 1996:

                                                               1998   1997 1996
                                                               -----  ---- ----
                                                               (In thousands)
   Current:
     Federal.................................................  $ 321  $ 81 $(29)
     State and local.........................................     94    24   (6)
                                                               -----  ---- ----
                                                                 415   105  (35)
   Deferred liability (asset):
     Federal.................................................   (143)    3   54
     State and local.........................................    (47)    8   16
                                                               -----  ---- ----
                                                               $ 225  $116 $ 35
                                                               =====  ==== ====

    The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the Company's effective income tax rate is as follows for the years ended September 30, 1998, 1997, and 1996:

                                                             1998  1997  1996
                                                             ----  ----  ----
   Federal statutory income tax rate........................ 34.0% 34.0% 34.0%
   State income tax rate, net of federal benefit............  5.8   6.1   6.1
   Permanent items: items not deductible for tax return
     purposes, net..........................................  2.2   4.8  12.3
   Other, net...............................................  2.2   1.1  (9.2)
                                                             ----  ----  ----
        Total provision..................................... 44.2% 46.0% 43.2%
                                                             ====  ====  ====

    At September 30, 1998, the Company had approximately $192,000 in net deferred tax assets. These net assets primarily result from reserves deductible in the future and differences between book and tax depreciation.

    At September 30, 1997 and 1996, the Company had approximately $2,000 and $14,000 respectively, in net deferred tax assets resulting principally from reserves deductible in the future and differences between book and tax depreciation.

                        EAST BAY RESTAURANT SUPPLY, INC.

4. DEBT

    Debt at September 30, 1998 and 1997, consists of the following:

                                                                 1998    1997
                                                                -------  -----
                                                                     (IN
                                                                 THOUSANDS)
   Revolving line of credit in the amount of $2 million at
     September 30, 1998, and $1.5 million at September 30,
     1997; advances under the line accrue interest at the
     prime rate plus 1.0 percent (9.5 percent at September 30,
     1998 and 1997), and are secured by the Company's accounts
     receivable and inventory; the line is guaranteed by
     certain stockholders and expires on October 1, 1999......  $   --   $ 600
                                                                =======  =====
   Subordinated notes payable to former stockholders, due on
     demand, with interest payable monthly at prime rate plus
     1.0 percent (9.5 percent at September 30, 1998 and
     1997)....................................................  $   660  $ 214
   Subordinated notes payable to stockholders, due on demand, with interest payable monthly at prime rate plus 1.0
     percent (9.5 percent at September 30, 1998 and 1997).....      390     52
   Installment notes payable, with monthly payments, including interest, through November 2002; interest rates vary from
     2.9 percent to 9.3 percent; the notes are secured by the
     Company's vehicles.......................................       56     37
   Miscellaneous notes payable with monthly payments through
     February 1999............................................        4     19
                                                                -------  -----
     Total debt...............................................    1,110    322
   Less: Current maturities...................................   (1,068)  (294)
                                                                -------  -----
     Long-term portion........................................  $    42  $  28
                                                                =======  =====

    The following is a schedule of annual maturities of long-term debt at September 30, 1998 (in thousands):

   Year Ending September 30
     1999..............................................................   $1,068
     2000..............................................................       20
     2001..............................................................       11
     2002..............................................................       11
                                                                          ------
                                                                          $1,110
                                                                          ======

    Interest paid to former stockholders who are considered to be related parties was $31,000, $18,000, and $64,000 in 1998, 1997, and 1996,
respectively.

5. EMPLOYEE BENEFITS

    The Company maintains a qualified 401 (k) profit-sharing plan. Eligible employees may defer a portion of their salary, and the Company may make a discretionary matching contribution equal to a percentage of each participating employee's contribution. The matching contribution, if made, is based on each employee's contribution up to 2.5 percent of his or her compensation but is limited to $5,000 per year. The Company's matching contributions for the years ended September 30, 1998, 1997, and 1996, were $15,000, $13,000, and $12,000, respectively.

                        EAST BAY RESTAURANT SUPPLY, INC.

    The Company may also contribute additional amounts on a discretionary basis. The Board of Directors elected to make discretionary contributions of $100,000, $50,000, and $25,000 for the years ended September 30, 1998, 1997, and 1996, respectively.

    The Company's 401(k) profit-sharing plan trust (the "Trust") has made loans to customers to refinance certain customer sales and installation contracts. These transactions are reviewed for fiduciary responsibility by the plan administrator in accordance with their requirements and provisions of the Employee Retirement Income and Security Act (ERISA). At September 30, 1998, the Company was contingently liable under security agreements for the unpaid balances of those contracts in the amount of $171,000.

6. Operating Leases

    The Company's facility is leased on a month-to-month basis from a former shareholder.

    The Company's computer and telephone systems are leased on a month-to-month basis from a partnership composed of current stockholders.

    Rental expense paid to related parties was $224,000, $193,000, and $193,000 for the years ended September 30, 1998, 1997, and 1996, respectively.

7. Related-party Transactions

    As discussed in Notes 4 and 6, the Company has subordinated notes outstanding to former stockholders and leases its building from a former stockholder who is related to the current owners. Additionally, the Company leases certain equipment from current stockholders. Several of the current owners work at the Company and receive wages and other benefits. The amount of wages and lease payments paid to the stockholders was approximately $616,000, $607,000, and $527,000 in 1998, 1997, and 1996, respectively.

8. Commitments and Contingencies

    Various legal claims arise against the Company during the normal course of business. In the opinion of management, based on the nature of the claims, underlying insurance coverage, and other defenses, liabilities, if any, arising from the claims would not have a material effect on the financial statements.

9. Subsequent Events (Unaudited)

    Subsequent to December 31, 1998, the Company's stockholders entered into a definitive agreement to sell the Company to Hospitality Design & Supply, Inc. The sale transaction, effected through a combination of cash and common stock of Hospital Design & Supply, Inc., is contingent and effective upon the initial public offering of the common stock of Hospitality Design & Supply, Inc. The anticipated selling price of the Company exceeds its net assets as of September 30, 1998.

                        EAST BAY RESTAURANT SUPPLY, INC.

            BALANCE SHEETS--DECEMBER 31, 1998 AND SEPTEMBER 30, 1998

                                                 December 31, September 30,
                                                     1998         1998
                                                 ------------ -------------
                                                       (In thousands,
                                                   except share amounts)
                     ASSETS                       (unaudited)
Current Assets:
 Cash and cash equivalents......................    $   17       $  258
 Accounts receivable, less allowance for
   doubtful accounts of $272 and $225 on
   December 31, 1998 and September 30, 1998
   respectively.................................     4,834        4,044
 Inventories, net...............................     2,714        2,569
 Prepaid expenses and other.....................        90           59
 Current deferred tax asset, net................       195          195
                                                    ------       ------
     Total current assets.......................     7,850        7,125
                                                    ------       ------
Property and Equipment:
 Leasehold improvements.........................       295          271
 Fixtures and equipment.........................       191          267
 Vehicles.......................................       269          269
                                                    ------       ------
                                                       755          807
  Less: Accumulated depreciation................      (470)        (539)
                                                    ------       ------
     Net property and equipment.................       285          268
                                                    ------       ------
Other Assets:
 Cash surrender value of life insurance, net of
   loans of $66 in 1998 and 1997................       202          202
 Other..........................................        45           45
                                                    ------       ------
                                                       247          247
                                                    ------       ------
     Total assets...............................    $8,382       $7,640
                                                    ======       ======
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable...............................    $2,283       $2,917
 Customer deposits..............................       468          392
 Accrued liabilities............................     1,989        1,405
 Borrowings under revolving line of credit......     1,253           --
 Current portion of stockholder's notes
   payable......................................       376        1,050
 Current portion of other notes payable.........        18           18
                                                    ------       ------
     Total current liabilities..................     6,387        5,782
                                                    ------       ------
Deferred Tax Liability, net.....................         3            3
                                                    ------       ------
Notes Payable, net of current portion...........        33           42
                                                    ------       ------
Commitments and Contingencies (Notes 5 And 8)
Stockholders' Equity:
 Common stock, $20 par value:
  Class A--10,000 shares authorized; 4,500
    shares issued and outstanding at December
    31, 1998 and 1997...........................        90           90
  Class B--2,500 shares authorized; 0 shares
    issued and outstanding at December 31, 1998
    and 1997....................................       --           --
 Retained earnings..............................     1,869        1,723
                                                    ------       ------
     Total stockholders' equity.................     1,959        1,813
                                                    ------       ------
     Total liabilities and stockholders'
       equity...................................    $8,382       $7,640
                                                    ======       ======

        The accompanying notes are an integral part of these statements.

                        EAST BAY RESTAURANT SUPPLY, INC.

                              STATEMENT OF INCOME

             FOR THE THREE MONTHS ENDED DECEMBER 31, 1998 AND 1997

                                                           1998        1997
                                                        ----------- -----------
                                                        (unaudited) (unaudited)
                                                            (In thousands)
Equipment, installation, design, and service sales.....   $8,084      $6,346
Cost of sales..........................................    6,388       5,172
                                                          ------      ------
     Gross margin......................................    1,696       1,174
Selling, general, and administrative expenses..........    1,435       1,212
                                                          ------      ------
     Income from operations............................      261         (38)
                                                          ------      ------
Other income (expense):
  Interest income......................................       10          10
  Interest expense.....................................      (18)        (15)
  Other................................................      --          (24)
                                                          ------      ------
     Other expense.....................................       (8)        (29)
                                                          ------      ------
     Income before provision for income taxes..........      253         (67)
Provision for income taxes.............................      107         (30)
                                                          ------      ------
Net income.............................................   $  146      $  (37)


        The accompanying notes are an integral part of these statements.

                        EAST BAY RESTAURANT SUPPLY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1998


                                             Common Stock              Total
                                             ------------ Retained Stockholders'
                                             Share Amount Earnings    Equity
                                             ----- ------ -------- -------------
                                                 (In thousands, except share
                                                          amounts)
BALANCE, SEPTEMBER 30, 1998................. 4,500 $   90  $1,723     $1,813
  Net income................................    --     --     146        146
                                             ----- ------  ------     ------
BALANCE, DECEMBER 31, 1998.................. 4,500 $   90  $1,869     $1,959
                                             ===== ======  ======     ======



        The accompanying notes are an integral part of these statements.

                        EAST BAY RESTAURANT SUPPLY, INC.

                            STATEMENTS OF CASH FLOWS

             FOR THE THREE MONTHS ENDED DECEMBER 31, 1998 AND 1997


                                                              1998   1997
                                                             ------  -----
                                                                 (In
                                                              thousands)
Cash Flows from Operating Activities:
 Net income................................................. $  146  $ (37)
 Adjustments to reconcile net income to net cash used in
   operating activities:
  Depreciation..............................................     18     17
  Loss on disposition of assets.............................    --      24
  Changes in assets and liabilities:
   Accounts receivable......................................   (790)  (499)
   Inventories..............................................   (145)   537
   Prepaid expenses and other...............................    (31)   (14)
   Deferred tax assets......................................    --     (29)
   Accounts payable.........................................   (634)  (737)
   Accrued liabilities......................................    584    436
   Customer deposits........................................     76    283
                                                             ------  -----
      Net cash used in operating activities.................   (776)   (19)
                                                             ------  -----
Cash Flows from Investing Activities:
 Expenditures for property and equipment....................    (34)   (36)
                                                             ------  -----
Cash Flows from Financing Activities:
 Net proceeds from borrowings...............................  1,253    --
 Repayment of stockholder loans.............................   (675)    (9)
 Repayment of notes payable.................................     (9)    16
                                                             ------  -----
      Net cash provided by financing activities.............    569      7
                                                             ------  -----
      Net decrease in cash and cash equivalents.............   (241)   (48)
Cash and Cash Equivalents, at September 30, 1998............    258     50
                                                             ------  -----
Cash and Cash Equivalents, at December 31, 1998............. $   17  $   2
                                                             ======  =====
Supplemental Disclosures of Cash Flow Information:
 Cash paid for interest..................................... $   23  $   6
 Cash paid for income taxes................................. $  107  $  69

        The accompanying notes are an integral part of these statements.

                        EAST BAY RESTAURANT SUPPLY, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1.Basis of Presentation

  The accompanying unaudited condensed consolidated financial statements of East Bay Restaurant Supply, Inc. (the "Company"), reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results of the interim periods presented. All such adjustments are of a normal recurring nature. The condensed consolidated financial statements should be read in conjunction with the to consolidated financial statements contained in the Company's Financial Statements for the year ended September 30, 1998 and 1997.

2.Inventories

  Inventories include new and used saleable equipment and supplies, stated at the lower of cost on a first-in, first-out basis or market. Cost includes amounts paid for freight in, when applicable. A valuation allowance is recorded for items that have a cost in excess of market value or when items are excess or obsolete. The allowance was $290 and $210 at December 31, 1998 and September 30, 1998, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Economy Restaurant Fixtures, Inc.:

    We have audited the accompanying balance sheets of Economy Restaurant Fixtures, Inc., a California corporation as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Economy Restaurant Fixtures, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

San Francisco, California,
February 12, 1999

                       ECONOMY RESTAURANT FIXTURES, INC.

                   BALANCE SHEETS--DECEMBER 31, 1998 AND 1997

                                                             1998       1997
                                                          ---------- ----------
                                                             (In thousands,
                                                          except share amounts)
                                     ASSETS
Current Assets:
  Cash and cash equivalents.............................. $      419 $      355
  Accounts receivable, less allowance for doubtful
    accounts of $40 in 1998 and 1997.....................      2,380      1,948
  Inventories, net.......................................      2,738      2,621
  Prepaid expenses and other.............................         84          4
                                                          ---------- ----------
     Total current assets................................      5,621      4,928
Property and Equipment, net..............................        204        248
Other Assets:
  Notes receivable from stockholders.....................         --        119
  Other..................................................         44         45
                                                          ---------- ----------
     Total assets........................................ $    5,869 $    5,340
                                                          ========== ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Bank overdraft......................................... $       -- $      345
  Accounts payable.......................................      2,455      1,762
  Accrued liabilities....................................        360        282
  Current portion of long-term debt......................        111        111
  Customer deposits......................................        374        316
                                                          ---------- ----------
     Total current liabilities...........................      3,300      2,816
                                                          ---------- ----------
Long-Term Debt, net of current portion...................         24         34
                                                          ---------- ----------
Commitments and Contingencies
Stockholders' Equity:
  Common stock, $10 par value:
   Authorized and outstanding--450 shares at December
     31, 1998 and 1997...................................          5          5
  Retained earnings......................................      2,540      2,485
                                                          ---------- ----------
     Total stockholders' equity..........................      2,545      2,490
                                                          ---------- ----------
     Total liabilities and stockholders' equity.......... $    5,869 $    5,340
                                                          ========== ==========

        The accompanying notes are an integral part of these statements.

                       ECONOMY RESTAURANT FIXTURES, INC.

                              STATEMENTS OF INCOME

                 For the Years Ended December 31, 1998 and 1997

                                                                 1998    1997
                                                                ------- -------
                                                                (In thousands)
Net revenue.................................................... $22,703 $19,884
Cost of revenue................................................  15,976  14,082
                                                                ------- -------
     Gross profit..............................................   6,727   5,802
Selling, general, and administrative expenses..................   5,811   5,114
                                                                ------- -------
     Income from operations....................................     916     688
Other income (expense):
  Interest, net................................................      29      19
  Other........................................................      46       5
                                                                ------- -------
     Income before income taxes................................     991     712
Income taxes...................................................      17      10
                                                                ------- -------
Net income..................................................... $   974 $   702
                                                                ======= =======





        The accompanying notes are an integral part of these statements.

                       ECONOMY RESTAURANT FIXTURES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                 For the Years Ended December 31, 1998 and 1997

                                            Common Stock               Total
                                            ------------- Retained Stockholders'
                                            Shares Amount Earnings    Equity
                                            ------ ------ -------- -------------
                                              (In
                                           thousands,
                                             except
                                             share
                                            amounts)
Balance, December 31, 1996................   450     $5    $2,252     $2,257
  Net income..............................   --     --        702        702
  Distributions...........................   --     --       (469)      (469)
                                             ---    ---    ------     ------
Balance, December 31, 1997................   450      5     2,485      2,490
  Net income..............................   --     --        974        974
  Distributions...........................   --     --       (919)      (919)
                                             ---    ---    ------     ------
Balance, December 31, 1998................   450     $5    $2,540     $2,545
                                             ===    ===    ======     ======





        The accompanying notes are an integral part of these statements.

                       ECONOMY RESTAURANT FIXTURES, INC.

                            STATEMENTS OF CASH FLOWS

                 For the Years Ended December 31, 1998 and 1997

                                                                 1998    1997
                                                                -------  -----
                                                                     (In
                                                                 thousands)
Cash Flows from Operating Activities:
  Net income................................................... $   974  $ 702
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation..............................................      60     59
  Changes in assets and liabilities:
     Accounts receivable.......................................    (432)  (791)
     Inventories...............................................    (117)  (169)
     Prepaid expenses and other................................     (80)    29
     Accounts payable..........................................     693    375
     Accrued liabilities.......................................      78     19
     Other.....................................................     185    (47)
                                                                -------  -----
       Net cash provided by operating activities...............   1,361    177
                                                                -------  -----
Cash Flows from Investing Activities:
  Expenditures for property and equipment......................     (22)  (134)
                                                                -------  -----
Cash Flows from Financing Activities:
  Bank overdraft...............................................    (345)   345
  Proceeds from debt...........................................     --     145
  Repayment of debt............................................     (11)   --
  Distributions to stockholders................................    (919)  (469)
                                                                -------  -----
       Net cash provided by (used in) financing activities.....  (1,275)    21
                                                                -------  -----
Net Increase in Cash and Cash Equivalents......................      64     64
Cash and Cash Equivalents, beginning of year...................     355    291
                                                                -------  -----
Cash and Cash Equivalents, end of year......................... $   419  $ 355
                                                                =======  =====
Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest....................................... $     7  $   1
  Cash paid for income taxes...................................       6      8


        The accompanying notes are an integral part of these statements.

                       ECONOMY RESTAURANT FIXTURES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1997

1. Business and Organization

    Economy Restaurant Fixtures, Inc. (the "Company") was founded and incorporated in the state of California in 1967. The Company's primary business is the sale and distribution of equipment and supplies to food service providers, such as restaurants, hotels, cafeterias, and caterers. The Company also performs design services for food service providers. The Company's operations are located in California.

2. Summary of Significant Accounting Policies

    The following is a summary of significant accounting policies followed in the preparation of these financial statements.

 Revenue Recognition

    The Company's revenue is derived from the distribution and sale of equipment and supplies to food service providers and from customers who request design of their facilities. Sales revenue is recognized when the risk of ownership transfers to the customer, generally upon shipment. Design revenue, which was not material in 1998 and 1997, is recognized on a percentage-of-completion basis.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

    Inventories include saleable equipment and supplies and are stated at the lower of cost on a first-in, first-out basis or market.

 Property and Equipment, at Cost

    Property and equipment are stated at cost and are depreciated or amortized using the straight-line or accelerated methods. The estimated useful lives are as follows:

       Leasehold improvements............... Lesser of lease term or useful life
       Fixtures............................. 7 years
       Automobiles and equipment............ 5 years

    Costs of normal maintenance and repairs and minor replacements are charged to expense as incurred. Major replacements or betterments are capitalized. When assets are sold or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, any resulting gain or loss is included in the income statement.

                       ECONOMY RESTAURANT FIXTURES, INC.

    In 1996, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. The Company determined that for the years ended December 31, 1998 and 1997, there had not been an impairment in the carrying value of long-lived or intangible assets.

 Income Taxes

    The Company is an S corporation for income tax purposes. The Company's income (whether distributed or not) is subject to federal income tax as part of the individual stockholder's tax returns. Accordingly, no provision for federal income tax is required in the financial statements. The Company provides for certain state income taxes.

 Concentration of Credit Risk

    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company sells primarily on 30-day terms, performs credit evaluation procedures on its customers, and generally does not require collateral on its accounts receivable. Most of the Company's sales are in California. The Company maintains an allowance for potential credit losses. No single customer represented more than ten percent of sales in any period.

 Procurement Rebates

    The Company receives quarterly and annual cash rebates on qualifying purchases from many of its suppliers. The amount of these rebates has been estimated and accrued in these financial statements. Actual rebates earned could differ from the estimated amounts.

 Financial Instruments

    The carrying amounts for cash, receivables, and accounts payable approximate fair value due to the short-term nature of these instruments. Other fair value disclosures are in the respective notes.

 Comprehensive Income

    In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. Other than net income, the Company has no comprehensive income.

 New Accounting Pronouncements

    In 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires companies to report financial and descriptive information about its reportable operating segments in the interim and annual financial statements. The Company adopted SFAS No. 131 in 1998 and its adoption did not have a significant impact on the financial statements or related footnote disclosures.

                       ECONOMY RESTAURANT FIXTURES, INC.

    In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The Company adopted SFAS No. 132 in 1998 and its adoption did not have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established a new accounting model for derivative instruments and hedging activities. The Company will adopt SFAS No. 133 in the year ending December 31, 1999. Since the Company has not and presently does not own derivative instruments or engage in hedging activities, it believes that adoption of SFAS No. 133 will not significantly affect the Company's financial position and results of operations.

3. Property and Equipment

    Property and equipment at December 31, 1998 and 1997, consists of the following:

                                                                   1998   1997
                                                                   -----  -----
                                                                       (In
                                                                   thousands)
     Leasehold improvements......................................  $ 188  $ 204
     Fixtures and equipment......................................    226    299
     Automobiles.................................................    168    168
                                                                   -----  -----
       Total property and equipment, at cost.....................    582    671
     Less: Accumulated depreciation..............................   (378)  (423)
                                                                   -----  -----
       Net property and equipment................................  $ 204  $ 248
                                                                   =====  =====

    Depreciation of property and equipment in 1998 and 1997, was $60,000 and $59,000, respectively.

4. Company Stock

    The Company has authorized and issued 450 shares of $10 par value common stock.

5. Debt

    Debt at December 31, 1998 and 1997, consists of the following:

                                                                1998   1997
                                                                -----  -----
                                                                    (In
                                                                thousands)
     Revolving line of credit with a maximum availability in
       the amount of $750 at December 31, 1998 and 1997,
       expiring in June 1999; advances under the line accrue
       interest at the prime rate plus 0.5 percent (8.25
       percent at December 31, 1998, and 9.0 percent at
       December 31, 1997) and are secured by substantially all
       of the Company's assets................................. $ 100  $ 100
     Note payable to a bank due in monthly installments of $1,
       including interest through November 2001 at 9.75
       percent.................................................    35     45
                                                                -----  -----
       Total debt..............................................   135    145
     Less: Current maturities..................................  (111)  (111)
                                                                -----  -----
          Long-term portion.................................... $  24  $  34
                                                                =====  =====

                       ECONOMY RESTAURANT FIXTURES, INC.

    The Company also has a standby letter of credit arrangement with a bank with a maximum availability of $1 million as of December 31, 1998, and $800 as of December 31, 1997. No amounts were drawn against this facility at December 31, 1998 or 1997.

    Both the line of credit and the standby letter of credit are personally guaranteed by the Company's stockholders.

    The following is a schedule of annual maturities of long-term debt at December 31, 1998 (in thousands):

     Years Ending December 31
       1999...............................................................  $111
       2000...............................................................    12
       2001...............................................................    12

6. Employee Benefits

    The Company has a retirement savings plan pursuant to section 401(k) of the Internal Revenue Code that is available to all employees who have completed 1,000 hours of employment and are at least 21 years of age. Eligible participants may contribute up to 15 percent or $10,000 of their compensation. The Company provides discretionary contributions to the Plan that amounted to $130,000 and $117,000 in 1998 and 1997, respectively.

7. Operating Leases

    The Company leases certain facilities consisting of land and improvements under noncancelable operating leases expiring at various dates through 2005.

    Total rent expense for the years ended December 31, 1998 and 1997, was approximately $403,000 and $395,000, respectively.

    At December 31, 1998, future minimum rental payments on noncancelable operating leases are as follows (in thousands):

     1999...............................................................  $  454
     2000...............................................................     288
     2001...............................................................     269
     2002...............................................................     258
     2003...............................................................     258
     Thereafter.........................................................     308
                                                                          ------
       Total minimum lease payments.....................................  $1,835
                                                                          ======

8. Related-Party Transactions

    During 1998, the Company distributed notes receivable of $115,000 relating to funds the Company had loaned to its shareholders. The distributions eliminated all amounts owed to its shareholders to the Company. The balance in notes receivable of $119,000 for 1997 was included in other assets in the combined balance sheets.

                       ECONOMY RESTAURANT FIXTURES, INC.

9. Commitments and Contingencies

    Various legal claims arise against the Company during the normal course of business. In the opinion of management, based on the nature of the claims, underlying insurance coverage, and other defenses, liabilities, if any, arising from the claims would not have a material effect on the financial statements.

10. Subsequent Events (Unaudited)

    Subsequent to December 31, 1998, the Company's shareholders entered into a definitive agreement to sell the Company to Hospitality Design & Supply, Inc. The sale transaction, effected through a combination of cash and common stock of Hospitality Design & Supply, Inc., is contingent and effective upon the initial public offering of the common stock of Hospitality Design & Supply, Inc. The anticipated selling price of the Company exceeds its net assets as of December 31, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Curtis Restaurant Equipment, Inc.:

    We have audited the accompanying balance sheets of Curtis Restaurant Equipment, Inc. (an Oregon corporation) as of December 31, 1998 and 1997 and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Curtis Restaurant Equipment, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Portland, Oregon,
February 17, 1999

                       CURTIS RESTAURANT EQUIPMENT, INC.

                                 BALANCE SHEETS

                        As of December 31, 1998 and 1997

                                                                   1998   1997
                                                                  ------ ------
                                                                       (In
                                                                   thousands)
                                     ASSETS

Current Assets:
  Cash and cash equivalents...................................... $   28 $   95
  Trade accounts receivable, less allowance for doubtful
    accounts of $164 in 1998 and $268 in 1997....................  3,943  2,330
  Rebates receivable.............................................    811    576
  Inventories....................................................  1,060    949
  Prepaid expenses...............................................     44     23
  Income tax receivable..........................................    --     176
                                                                  ------ ------
     Total current assets........................................  5,886  4,149
Property and Equipment, net......................................    241    235
Other Long-term Assets:
  Note receivable................................................    --     202
  Other..........................................................    159     90
                                                                  ------ ------
     Total assets................................................ $6,286 $4,676
                                                                  ====== ======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Line of credit................................................. $1,900 $1,100
  Accounts payable...............................................  1,083    954
  Accrued liabilities............................................    313    376
  Deferred revenue...............................................    375    125
  Current portion of long-term debt and capital leases...........     68     64
  Income taxes payable...........................................     73    --
  Deferred income taxes..........................................    233    145
                                                                  ------ ------
     Total current liabilities...................................  4,045  2,764
Long-term Liabilities:
  Notes payable, net of current portion..........................     28     65
  Obligations under capital leases...............................     40     12
                                                                  ------ ------
     Total liabilities...........................................  4,113  2,841
Stockholders' Equity:
  Common stock, no par value.....................................     58     58
  Retained earnings..............................................  2,115  1,777
                                                                  ------ ------
     Total stockholders' equity..................................  2,173  1,835
                                                                  ------ ------
     Total liabilities and stockholders' equity.................. $6,286 $4,676
                                                                  ====== ======

      The accompanying notes are an integral part of these balance sheets.

                       CURTIS RESTAURANT EQUIPMENT, INC.

                              STATEMENTS OF INCOME

                 For the Years Ended December 31, 1998 and 1997

                                                                1998     1997
                                                               -------  -------
                                                               (In thousands)
Net revenue................................................... $20,279  $19,933
Cost of revenue...............................................  16,526   16,434
                                                               -------  -------
     Gross profit.............................................   3,753    3,499
Selling, general and administrative expenses..................   3,103    3,335
                                                               -------  -------
     Income from operations...................................     650      164
Other income (expense):
  Interest expense............................................    (109)    (151)
  Other.......................................................      15       18
                                                               -------  -------
Income before income taxes....................................     556       31
Income taxes..................................................     218       12
                                                               -------  -------
Net income.................................................... $   338  $    19
                                                               =======  =======




        The accompanying notes are an integral part of these statements.

                       CURTIS RESTAURANT EQUIPMENT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                 For the Years Ended December 31, 1998 and 1997

                                            Common Stock               Total
                                            ------------- Retained Stockholders'
                                            Shares Amount Earnings    Equity
                                            ------ ------ -------- -------------
                                               (In thousands, except shares)
Balance, December 31, 1996................    93    $ 58   $1,777     $1,835
  Net income..............................   --      --        19         19
  Owner distributions.....................   --      --       (19)       (19)
                                             ---    ----   ------     ------
Balance, December 31, 1997................    93      58    1,777      1,835
  Net income..............................   --      --       338        338
                                             ---    ----   ------     ------
Balance, December 31, 1998................    93    $ 58   $2,115     $2,173
                                             ===    ====   ======     ======





        The accompanying notes are an integral part of these statements.

                       CURTIS RESTAURANT EQUIPMENT, INC.

                            STATEMENTS OF CASH FLOWS

                 For the Years Ended December 31, 1998 and 1997

                                                                 1998    1997
                                                                -------  -----
                                                                     (In
                                                                 thousands)
Cash Flows from Operating Activities:
  Net income................................................... $   338  $  19
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities--
     Depreciation..............................................      60     49
     Loss on sale of assets....................................       3    --
     Deferred taxes............................................      88   (106)
  Changes in assets and liabilities--
     Accounts receivable.......................................  (1,613)   822
     Rebates receivable........................................    (235)   165
     Inventories...............................................    (111)   185
     Prepaid expenses..........................................     (21)    (3)
     Income taxes receivable...................................     176    (22)
     Other assets..............................................     (47)   --
     Income tax payable........................................      73    --
     Accounts payable..........................................     129   (462)
     Accrued liabilities.......................................     (63)   (48)
     Deferred revenues.........................................     250   (115)
                                                                -------  -----
       Net cash (used in) provided by operating activities.....    (973)   484

Cash Flows from Investing Activities:
  Expenditures for property and equipment......................     (23)    (8)
  Proceeds from the sale of assets.............................       6    --
  Key Man Insurance............................................     (22)   (16)
                                                                -------  -----
       Net cash used in investing activities...................     (39)   (24)
                                                                -------  -----

Cash Flows from Financing Activities:
  Line of credit, net..........................................     800   (300)
  Payments received on long-term note receivable...............     202     16
  Payments on debt, net........................................     (57)   (64)
  Dividends to stockholders....................................     --     (19)
                                                                -------  -----
       Net cash provided by (used in) financing activities.....     945   (367)

Net Increase (Decrease) in Cash and Cash Equivalents...........     (67)    93

Cash and Cash Equivalents, beginning of year...................      95      2
                                                                -------  -----
Cash and Cash Equivalents, end of year......................... $    28  $  95
                                                                =======  =====

Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest....................................... $   107  $ 168
  Cash paid for income taxes...................................      32    139
  Noncash transactions--
     Capital leases............................................      52    --

        The accompanying notes are an integral part of these statements.

                       CURTIS RESTAURANT EQUIPMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1997

1. Nature of Operations

    Curtis Restaurant Equipment, Inc. (the "Company") was incorporated in the State of Oregon on July 1, 1975. The Company is headquartered in Springfield, Oregon, with a branch office in Medford, Oregon. The Company, a dealer for all major foodservice equipment and supplies manufacturers, sells durable goods to a wide range of commercial foodservice providers. Sales are made of replacement items as well as entire new facilities and remodels. Design, layout and installation services are offered to customers. The Company does not perform any manufacturing process and only very limited repair functions.

2. Summary of Significant Accounting Policies

    The following is a summary of significant accounting policies used in the preparation of these financial statements.

 Revenue and Cost Recognition

    Revenues represent sales to individual consumers or business owners (Individual Sales), and sales to large projects (Job Sales). Individual Sales and Job Sales represent approximately 33% and 67%, respectively, of total sales for the year ended December 31, 1998 and 1997. Revenues and the related costs of revenues are recognized when the goods are sold off the showroom floor, delivered to the customer or installed at the customer's location, depending on whether the sale relates to an Individual Sale or Job Sale. Deferred revenue represents customer deposits on Job Sales.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instruments

    Cash and cash equivalents, receivables, accounts receivables and accounts payable are settled within a year and are not subject to market rate fluctuations. Debt instruments are generally at market rates. The carrying value of these financial instruments approximates fair market value at December 31, 1998 and 1997.

 Cash and Cash Equivalents

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Rebates Receivable

    The Company is a member of two buying groups. As a member of these groups the Company receives rebates for reaching certain purchasing thresholds. The Company also receives rebates from several individual suppliers for achieving certain purchasing thresholds. Rebates are included as a reduction of cost of revenues.

 Inventories

    Inventories are stated at the lower of cost or market. Costs are determined on the last-in, first-out (LIFO) method.

                       CURTIS RESTAURANT EQUIPMENT, INC.

 Property and Equipment,

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following lives:

     Fixtures and
       equipment........... 2-7 years
     Vehicles.............. 5 years
     Leasehold
       improvements........ Shorter of lease term or useful life of the asset

    Costs of normal maintenance and repairs and minor replacements are charged to expense as incurred. Major replacements or betterments are capitalized. When assets are sold or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the income statement.

 Concentration of Credit Risk

    Customers are located across the United States with a heavier concentration in Oregon and the Pacific Northwest. Trade receivables consist primarily of balances due for sales made in the normal course of business. While most sales on open account are made on an unsecured basis, certain balances are subject to purchase money security agreements. As of December 31, 1998, three customers accounted for 23%, 14% and 10% of trade accounts receivable. As of December 31, 1997, one customer accounted for 16% of trade accounts receivable.

    Sales to two customers combined accounted for 47% and 36% of total sales for the years ended December 31, 1998 and 1997, respectively.

 Income Taxes

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). This pronouncement requires deferred tax assets and liabilities to be valued using the enacted tax rates expected to be in effect when the temporary differences are recovered or settled.

    The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amount and the tax bases of assets and liabilities.

 Other Assets

    Other assets consist primarily of the cash surrender value of insurance policies on the lives of the Company's primary officers/shareholders for which the Company is the beneficiary.

 Comprehensive Income

    In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. Other than net income, the Company has no comprehensive income.

                       CURTIS RESTAURANT EQUIPMENT, INC.

 New Accounting Pronouncements

    In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires companies to report financial and descriptive information about its reportable operating segments in the interim and annual financial statements. The Company will adopt SFAS No. 131 in 1999 and does not expect its adoption to have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The Company will adopt SFAS No. 132 in 1999 and does not expect its adoption to have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established a new accounting model for derivative instruments and hedging activities. The Company will adopt SFAS No. 133 in 1999. The Company believes that adoption of SFAS No. 133 will not significantly affect the Company's financial position and results of operations.

3. Inventories

    Inventories at December 31, 1998 and 1997 consist of the following:

                                                         1998    1997
                                                        ------  ------
                                                             (In
                                                         thousands)
   Smallwares and equipment...........................  $  777  $  797
   Job inventory......................................     551     399
                                                        ------  ------
   FIFO inventory.....................................   1,328   1,196
   LIFO reserve.......................................    (268)   (247)
                                                        ------  ------
     Net inventories..................................  $1,060  $  949
                                                        ======  ======

4. Property and Equipment

    Property and equipment at December 31, 1998 and 1997 consists of the following:

                                                           1998   1997
                                                           -----  -----
                                                               (In
                                                           thousands)
   Leasehold improvements................................  $ 236  $ 236
   Fixtures and equipment................................    235    179
   Vehicles..............................................    159    174
                                                           -----  -----
     Total property and equipment........................    630    589
   Accumulated depreciation..............................   (389)  (354)
                                                           -----  -----
   Net property and equipment............................  $ 241  $ 235
                                                           =====  =====

5. Line of Credit

    The Company has a revolving line of credit with a bank, secured by accounts receivable for the amount of $2,000,000. As of December 31, 1998 and 1997, borrowings outstanding under the Company's line of credit

                       CURTIS RESTAURANT EQUIPMENT, INC.

were $1,900,000 and $1,100,000, respectively. The line of credit bears interest at prime rate plus 0.50%, which was 8.25% and 9.00% at December 31, 1998 and 1997, respectively. The line expires in April 1999.

    Under the terms of the line of credit the Company has agreed to maintain certain financial covenants. The Company was in compliance with these covenants as of December 31, 1998.

6. Long Term Notes Payable

    The Company's long-term obligations consisted of the following at December
31:

                                                         1998     1997
                                                        -------  -------
                                                        (In thousands)
   Note payable to the bank, secured by tenant
     improvements. Payable in monthly installments of
     $2,232. Interest is at 9.75% per annum, maturing
     in July 2000.....................................  $    36  $   57
   Note payable to the bank, secured by vehicle.
     Payable in monthly installments of $468. Interest
     is at 9.25% per annum, maturing in January 2002..       15      --
   Note payable to the bank, secured by vehicle.
     Payable in monthly installments of $616. Interest
     is at 9.25% per annum, maturing in November
     2000.............................................       13      19
   Note payable to a former stockholder. Payable in
     monthly installments of $2,366. Interest is at
     9.00% per annum, maturing in July 1999...........       16      42
   Note payable to a credit corporation, secured by
     vehicle. Payable in monthly installments of $324.
     Interest is at 2.9% per annum, and matured in
     December 1998....................................       --       4
   Note payable to the bank, secured by vehicle.
     Payable in monthly installments of $324. Interest
     is at 9.25% per annum and matured in June 1998...       --       2
                                                        -------  ------
                                                             80     124
   Less--Current portion..............................      (52)    (59)
                                                        -------  ------
     Total............................................  $    28  $   65
                                                        =======  ======

    Future minimum payments of long-term debt as of December 31, 1998 are as follows (in thousands):

       1999................................................................. $52
       2000.................................................................  22
       2001.................................................................   5
       2002.................................................................   1
       Thereafter...........................................................  --
                                                                             ---
                                                                             $80
                                                                             ===

    In 1998, the Company's bank issued an irrevocable standby letter of credit in favor of each of the Company's two buying groups, effectively guaranteeing payment to the buying group if the Company should fail to do so. The limit on the letter of credit was $500,000 at December 31, 1998.

                       CURTIS RESTAURANT EQUIPMENT, INC.

7. Capital Leases

    The Company has five year capital leases for equipment. The Company's obligations under capital leases for the years ended December 31, 1998 and 1997 were $57,000 and $17,000, respectively.

    Future minimum lease payments under capital leases as of December 31 are as follows (in thousands):

   1999................................................................   $ 22
   2000................................................................     22
   2001................................................................     16
   2002................................................................      6
   Thereafter..........................................................     --
                                                                          ----
     Total minimum lease payments......................................     66
     Less--Amount representing interest (at rates ranging from 6.25% to
       11.10%).........................................................    (10)
                                                                          ----
   Present value of minimum lease payments.............................     56
   Less--Current portion...............................................    (16)
                                                                          ----
                                                                          $ 40
                                                                          ====

8. Income Taxes

    The provision for income taxes consists of the following for the year ended December 31:

                                                                     1998 1997
                                                                     ---- -----
                                                                        (In
                                                                     thousands)
   Current tax provision--
     Federal........................................................ $108 $ 106
     State..........................................................   22    12
                                                                     ---- -----
                                                                      130   118
   Deferred tax provision (benefit).................................   88  (106)
                                                                     ---- -----
        Total provision............................................. $218 $  12
                                                                     ==== =====

    A reconciliation of the provision for income taxes at the federal statutory income tax rate to the provision for income taxes as reported is as follows for December 31:

                                                                   1998   1997
                                                                   -----  -----
   Federal rate................................................... 34.00% 34.00%
   State rate, net................................................  4.36%  2.53%
   Non-deductible dues and other..................................  0.85%  2.18%
                                                                   -----  -----
   Effective tax.................................................. 39.21% 38.71%
                                                                   =====  =====

    The State of Oregon had a one-time reduction in its state income tax rate in 1997.

                       CURTIS RESTAURANT EQUIPMENT, INC.

    Deferred tax assets and liabilities are comprised of the following components at December 31:

                                                                  1998   1997
                                                                  -----  -----
                                                                      (In
                                                                  thousands)
   Current deferred tax (liability) asset--
     Rebates receivable.......................................... $(311) $(221)
     Allowance for doubtful accounts.............................    42     42
     Other.......................................................    36     34
                                                                  -----  -----
        Total current deferred tax liability..................... $(233) $(145)
                                                                  =====  =====

9. Related Party Transactions

    The Company has guaranteed to the bank a note payable by the majority stockholders. The guarantee is collateralized by the Springfield facility.

    The majority stockholders also own 51% of one of the Company's suppliers, Pacific Stainless Products, Inc. (Pacific). Purchases from Pacific for the years ended December 31, 1998 and 1997 were approximately $1,600,000 and $1,592,000, respectively. At December 31, 1998 and 1997 the Company owed Pacific $150,000 and $109,000, respectively, which is included in the Company's accounts payable in the balance sheets.

    The majority stockholders are also shareholders in Vangard Technology, Inc (Vangard), one of the Company's suppliers. At December 31, 1997, the Company had a note receivable from Vangard of $195,000. This amount was paid off in 1998.

    The Company leases its Springfield facility from the majority stockholders. The current lease expires December 1, 2002. Lease payments were $6,000 per month for 1997 and six months of 1998. In June 1998, lease payments were increased to $10,000 per month.

    The Company's majority stockholders also own minority interests in JB Roadhouse/Colts (JB) and US Basketball Academy (US). Sales to JB for the years ended December 31, 1998 and 1997 were $1,000 and $78,000, respectively. At December 31, 1998 and 1997, JB owed the Company $43,000 and $52,000, respectively. Sales to US for the years ended December 31, 1998 and 1997 were $0 and $212,000, respectively. At December 31, 1998 and 1997, US owed the Company $76,000 and $67,000, respectively.

10. Commitments and Contingencies

 Operating Leases

    The Company leases certain equipment and its operating facility under operating lease agreements. Future minimum lease payments are as follows (in thousands):

   1999.................................................................... $138
   2000....................................................................  133
   2001....................................................................  121
   2002....................................................................  120
   2003....................................................................  100
   Thereafter..............................................................   --
                                                                            ----
                                                                            $612
                                                                            ====

    Rent expense for the year ended December 31, 1998 and 1997 was $100,000 and $82,000, respectively.

                       CURTIS RESTAURANT EQUIPMENT, INC.

11. Supplemental Retirement Plan

    The Company has a security interest in a life insurance policy for cash advances made to implement an equity split dollar life insurance fringe benefit plan for certain key employees of the Company. An assignment of the Company's security interest has been made for the purpose of providing security for the indebtedness incurred by the Company to facilitate the implementation of this benefit plan without disruption of working capital needed for other business purposes.

12. Profit Sharing Plan

    The Company has a discretionary profit sharing plan for all of its employees. No fixed contribution plan percentage exists. The Company contributed $120,000 and $140,000 relating to the years ended December 31, 1998 and 1997, respectively.

13. Capital Stock

    As of December 31, 1998 and 1997, the Company had the following amounts of authorized (500 no par value, fully paid, nonassessable) and issued shares outstanding:

                                                                     Issued and
                                                          Authorized Outstanding
                                                          ---------- -----------
   1998..................................................    500          93
   1997..................................................    500          93

14. Subsequent Event (Unaudited)

    Subsequent to December 31, 1998, the Company's stockholders entered into a definitive agreement to sell the Company to Hospitality Design & Supply, Inc. The sale transaction, effected through a combination of cash and common stock of Hospital Design & Supply, Inc., is contingent and effective upon the initial public offering of the common stock of Hospitality Design & Supply, Inc. The anticipated selling price of the Company exceeds its net assets as of December 31, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Bintz Distributing Co.:

    We have audited the accompanying balance sheets of Bintz Distributing Co. (a Utah corporation) as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bintz Distributing Co. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Salt Lake City, Utah
February 15, 1999

                             BINTZ DISTRIBUTING CO.

                                 BALANCE SHEETS

                                                       December 31, December 31,
                                                           1998         1997
                                                       ------------ ------------
                                                         (In thousands, except
                                                                shares)
                                     ASSETS
Current Assets:
  Cash................................................    $  --        $  --
  Trade accounts receivable, less allowance for
    doubtful accounts of $47 and
    $33 in 1998 and 1997, respectively................     2,390        1,934
  Rebates receivable..................................       502          348
  Inventories.........................................     1,095        1,289
  Prepaid expenses and other..........................        15          107
                                                          ------       ------
     Total current assets.............................     4,002        3,678
                                                          ------       ------
Property and Equipment:
  Leasehold improvements..............................       290          284
  Fixtures and equipment..............................       180          154
  Vehicles............................................       116          110
  Warehouse equipment.................................        33           31
  Equipment held under capital lease..................        24           24
                                                          ------       ------
                                                             643          603
     Less accumulated depreciation and amortization...      (305)        (214)
                                                          ------       ------
     Net property and equipment.......................       338          389
                                                          ------       ------
Total Assets..........................................    $4,340       $4,067
                                                          ======       ======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit......................................    $1,375       $1,434
  Accounts payable....................................       903          678
  Accrued liabilities.................................       195          187
  Customer deposits...................................       125          492
  Current portion of notes payable....................        14           13
  Current portion of obligations under capital
    leases............................................         7            8
                                                          ------       ------
     Total current liabilities........................     2,619        2,812
                                                          ------       ------
Long-term Liabilities:
  Related party notes payable.........................       163          164
  Notes payable, net of current portion...............         7           21
  Obligations under capital leases, net of current
    portion...........................................         3            8
                                                          ------       ------
                                                             173          193
                                                          ------       ------
Commitments and Contingencies (Notes 8 and 10)
Stockholders' Equity:
  Common stock, no par value
   Authorized--50,000 shares
   Issued--17,500 shares..............................       350          350
  Retained earnings...................................     1,198          712
                                                          ------       ------
Total Stockholders' Equity............................     1,548        1,062
                                                          ------       ------
Total Liabilities and Stockholders' Equity............    $4,340       $4,067
                                                          ======       ======

  The accompanying notes to financial statements are an integral part of these balance sheets.

                             BINTZ DISTRIBUTING CO.

                            STATEMENTS OF OPERATIONS

                                                                 Years Ended
                                                                December 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
                                                               (In thousands)
Net revenue..................................................  $17,835  $13,097
Cost of revenue..............................................   14,647   10,719
                                                               -------  -------
Gross profit.................................................    3,188    2,378
Selling, general and administrative expenses.................    2,448    2,071
                                                               -------  -------
Income from operations.......................................      740      307
Other income (expense):
  Interest...................................................     (125)    (144)
  Other......................................................        1        6
                                                               -------  -------
Net income...................................................  $   616  $   169
                                                               =======  =======




  The accompanying notes to financial statements are an integral part of these statements.

                             BINTZ DISTRIBUTING CO.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                 For the Years Ended December 31, 1998 and 1997

                                            Common Stock               Total
                                            ------------- Retained Stockholders'
                                            Shares Amount Earnings    Equity
                                            ------ ------ -------- -------------
                                               (In thousands, except shares)
Balance, December 31, 1996................  17,500  $350   $  702     $1,052
  Net income..............................     --    --       169        169
  Distributions to stockholders...........     --    --      (159)      (159)
                                            ------  ----   ------     ------
Balance, December 31, 1997................  17,500   350      712      1,062
  Net income..............................     --    --       616        616
  Distributions to stockholders...........     --    --      (130)      (130)
                                            ------  ----   ------     ------
Balance, December 31, 1998................  17,500  $350   $1,198     $1,548
                                            ======  ====   ======     ======



  The accompanying notes to financial statements are an integral part of these statements.

                             BINTZ DISTRIBUTING CO.

                            STATEMENTS OF CASH FLOWS

                                                                  Years Ended
                                                                   December
                                                                      31,
                                                                  ------------
                                                                  1998   1997
                                                                  -----  -----
                                                                      (In
                                                                  thousands)
Cash Flows from Operating Activities:
  Net income..................................................... $ 616  $ 169
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...............................    92     80
     Gain on sale of assets......................................   --      (6)
  Changes in assets and liabilities:
   Decrease (increase) in:
     Trade accounts receivable...................................  (456)   (97)
     Rebates receivable..........................................  (154)   (10)
     Inventories.................................................   194   (149)
     Prepaid expenses and other..................................    92   (102)
   Increase (decrease) in:
     Accounts payable............................................   225    153
     Accrued liabilities.........................................     8    (10)
     Customer deposits...........................................  (367)   439
                                                                  -----  -----
       Net cash provided by operating activities.................   250    467
                                                                  -----  -----
Cash Flows from Investing Activities:
  Expenditures for property and equipment........................   (41)  (159)
  Proceeds from disposal of property and equipment...............   --      13
                                                                  -----  -----
       Net cash used in investing activities.....................   (41)  (146)
                                                                  -----  -----
Cash Flows from Financing Activities:
  Net change in line of credit...................................   (59)  (133)
  Payments on capital lease obligations..........................    (6)    (5)
  Payments on notes payable......................................   (14)   (24)
  Distributions to stockholders..................................  (130)  (159)
                                                                  -----  -----
       Net cash used in financing activities.....................  (209)  (321)
                                                                  -----  -----
Net Increase (Decrease) in Cash..................................   --     --
Cash, at Beginning of Period.....................................   --     --
                                                                  -----  -----
Cash, at End of Period........................................... $ --   $ --
                                                                  =====  =====

  The accompanying notes to financial statements are an integtal part of these statements.

                             BINTZ DISTRIBUTING CO.

                            STATEMENTS OF CASH FLOWS

                                                              Years
                                                              Ended
                                                             December
                                                               31,
                                                              -------------
                                                               1998   1997
                                                              ------ ------
                                                                   (In
                                                               thousands)
Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest....................................   $125   $144
  Non-cash transactions related to capital lease
    obligations.............................................    --       9



  The accompanying notes to financial statements are an integral part of these statements.

                             BINTZ DISTRIBUTING CO.

                         NOTES TO FINANCIAL STATEMENTS

1. Business and Organization

    Bintz Distributing Co. (the "Company"), a Utah corporation, is engaged in the sale of restaurant equipment and supplies, principally to restaurants, schools, service stations and other companies with headquarters or operations in the state of Utah.

2. Summary of Significant Accounting Policies

    The following is a summary of significant accounting policies followed in the preparation of these financial statements.

 Revenue Recognition

    Revenues are generally recognized when equipment and supplies are shipped. For certain orders primarily from the Company's significant customers (see Note
9), at the customer's request, the order is prepared for shipment and the customer takes title and accepts billing but the equipment and supplies are held at the Company's warehouse until the customer is ready for installation of the equipment and supplies at its facility. Bill and hold arrangements are covered by written contracts and the customer generally retains ten percent of the invoice price until installation of the shipment at its facility. Revenues for bill and hold arrangements are recognized when equipment and supplies are ready for shipment.

    Additionally, the Company requires a pre-payment from certain customers placing large equipment orders. These pre-payments are recorded as customer deposits and recognized as revenue when the equipment and supplies are shipped.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

    The carrying amounts of all financial instruments approximate fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies. The Company's financial instruments consist primarily of cash, trade accounts receivable, accounts payable and debt instruments.

 Inventories

    Inventories are stated at the lower of cost, as determined by the LIFO method, or market. If inventories had been valued by the first-in, first-out ("FIFO") method, such inventory costs would exceed LIFO costs by approximately $325,000 and $301,000 at December 31, 1998 and 1997, respectively. Gross profit and net income during the years ended December 31, 1998 and 1997 would have been higher by approximately $24,000 and $33,000, respectively, had the Company valued its inventories using the FIFO method.

                             BINTZ DISTRIBUTING CO.

 Property and Equipment

    Property and equipment are stated at cost and are depreciated or amortized using the straight-line method. The estimated useful lives are as follows:

   Leasehold improvements.................... Lesser of lease term or 2-10 years
   Fixtures and equipment.................... 3-5 years
   Vehicles.................................. 3-5 years
   Warehouse equipment....................... 3-5 years
   Equipment held under capital lease........ 3-5 years


    Costs of normal maintenance and repairs and minor replacements are charged to expense as incurred. Major replacements or betterments are capitalized. When assets are sold or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the determination of income.

    Long-lived assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. The Company determined that as of December 31, 1998, there had not been an impairment in the carrying value of long-lived assets.

 Income Taxes

    The Company has elected S corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under the Internal Revenue Code provisions applicable to S corporations and similar provisions of the state tax code for the states in which the Company operates, the stockholders report the Company's taxable earnings or losses in their personal federal and state income tax returns. Accordingly, no provision for federal and state income taxes has been reflected in the accompanying financial statements.

 Volume Rebates

    The Company records purchase volume rebates at the time of purchase based upon estimates of purchases during the period. Volume rebates are reflected as a reduction of the cost of inventory purchases.

 Concentration of Credit Risk

    In the normal course of business, the Company extends credit to its customers. The receivables due from the two significant customers identified in
Note 9 amounted to approximately 45 percent and 3 percent of the Company's trade accounts receivable as of December 31, 1998. If any of these customers' receivable balances should be deemed uncollectable, it would have a material effect on the Company's results of operations and financial condition. The Company regularly reviews accounts receivable and makes provision for potentially uncollectable balances. At December 31, 1998, management believes the Company had incurred no material impairments in the carrying values of its accounts receivable other than those for which provision has been made.

                             BINTZ DISTRIBUTING CO.

 Comprehensive Income

    In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. Other than net income, the Company has no comprehensive income.

 New Accounting Pronouncements

    In 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires companies to report financial and descriptive information about its reportable operating segments in the interim and annual financial statements. The Company adopted SFAS No. 131 in 1998 and its adoption did not have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The Company adopted SFAS No. 132 in 1998 and its adoption did not have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established a new accounting model for derivative instruments and hedging activities. The Company will adopt SFAS No. 133 in the year ending December 31, 1999. The Company believes that adoption of SFAS No. 133 will not significantly affect the Company's financial position and results of operations.

3. Employee Benefit Plans

    The Company has an employees' savings plan under section 401(k) of the Internal Revenue Code. This plan covers all employees, except union employees and nonresident aliens, who are at least 21 years of age, have at least one year of service, and work at least 1,000 hours per year. The Company matches 50 percent of the employee contributions up to a maximum of 6 percent of the employee's salary. The Company's matching contributions vest at a rate of 20 percent per year beginning after the first year and are fully vested after six years. The Company contributed approximately $24,000 and $25,000 during the years ended December 31, 1998 and 1997, respectively.

4. Line of Credit

    The Company has a line of credit arrangement ("Line") with a bank for the lesser of $2,000,000 or the borrowing base, as defined in the Line agreement. The Line bears an interest rate of prime rate plus 0.25 percent (8 percent at December 31, 1998) and matures in June 1999. The Company is required to make monthly interest payments. Accounts receivable and inventories collateralize the Line. Additionally, the Line is guaranteed by a stockholder of the Company. At December 31, 1998, the Company had $625,000 available under the Line. The weighted average interest rate on the Line was 8.31 percent during the year ended December 31, 1998. The Line contains certain financial and non-financial covenants with respect to the operations of the Company, including tangible net worth, net worth ratio, current ratio and a cash flow requirements ratio. Under the terms of the Line, upon the successful completion of the potential merger described in Note 10, the outstanding balance will be immediately due and payable.

                            BINTZ DISTRIBUTING CO.

    As the Company receives cash and deposits the cash into its bank account, the bank account is then swept to the line of credit to reduce the outstanding balance.

5. Notes Payable

    Notes payable at December 31, 1998 and 1997 consist of the following items:

                                                               1998     1997
                                                              -------  -------
                                                              (In thousands)
   Various notes payable to banks, at interest rates ranging
     from 8 to 8.9%, due in monthly installments, with
     maturities from November 1999 through May 2001, secured
     by vehicles............................................. $    21  $    34
   Less current maturities...................................     (14)     (13)
                                                              -------  -------
                                                              $     7  $    21
                                                              =======  =======

    The following is a schedule of future maturities of notes payable at December 31, 1998 (in thousands):

   Year Ending December 31,
     1999..................................................................  $14
     2000..................................................................    4
     2001..................................................................    3
                                                                             ---
                                                                             $21
                                                                             ===

 Related Party Notes Payable

    Related party notes payable at December 31, 1998 and 1997 consists of the following items:

                                                                 1998    1997
                                                                ------- -------
                                                                (In thousands)
   9% uncollateralized note payable to an officer, principal
     due in July 2000, interest payable quarterly.............. $100    $100
   9% uncollateralized note payable to an affiliate company,
     controlled by a stockholder, principal due in July 2000,
     interest payable quarterly................................      63      64
                                                                ------- -------
                                                                   $163    $164
                                                                ======= =======

    The related party notes payable were paid in full during January 1999.

6. Capital Lease Obligations

    The Company leases certain equipment used in its operations. Future minimum capital lease obligations at December 31, 1998 consist of the following items (in thousands):

   Year ending December 31,
     1999.................................................................  $ 8
     2000.................................................................    3
                                                                            ---
   Total minimum lease payments...........................................   11
   Less amount representing interest......................................   (1)
                                                                            ---
   Present value of net minimum lease payments............................   10
   Less current maturities................................................   (7)
                                                                            ---
                                                                            $ 3
                                                                            ===

                             BINTZ DISTRIBUTING CO.

7. Related-Party Transactions

    As discussed in Note 5, the Company has notes payable to an officer and an affiliate company. Additionally, as discussed in Note 8, the Company leases a building from an affiliate company.

8. Commitments and Contingencies

 Operating Lease Commitments

    The Company leases a building from an affiliate company controlled by a stockholder of the Company. Effective June 1, 1996, the Company entered into a lease agreement with the affiliate company for a five-year period, currently requiring a payment of $9,000 per month. The lease agreement may be renewed at the Company's option for up to three consecutive five-year periods subject to a cost-of-living adjustment.

    In connection with the purchase of the building, the affiliate company incurred debt, on which the Company signed as a co-borrower on the promissory note. At December 31, 1998, the affiliate company was current on the promissory note which had an outstanding balance of $844,641.

    Additionally, the Company leases certain equipment used in its operations.

    The future minimum lease payments for operating leases are due as follows:

                                                           Affiliate Other Total
                                                           --------- ----- -----
                                                              (In thousands)
   Year ending December 31,
     1999................................................    $108     $ 4  $112
     2000................................................     108       4   112
     2001................................................      45       4    49
     2002................................................     --        2     2
                                                             ----     ---  ----
                                                             $261     $14  $275
                                                             ====     ===  ====

    During the years ended December 31, 1998 and 1997, the Company received approximately $19,000 and $4,000 in sublease income related to the building leased from an affiliate company. The terms of the sublease are on a month to month basis. The net amount paid for operating lease expenses totaled approximately $111,000 and $109,000 during the years ended December 31, 1998 and 1997, respectively.

 Litigation

    The Company is a party to certain legal proceedings arising in the ordinary course of business. Management believes the outcome of such legal proceedings will be covered by the Company's insurance policy and will not have a material adverse effect on the Company's financial position or results of operations.

9. Significant Customers

    During the year ended December 31, 1998, sales to two major customers represented approximately 32 percent and 14 percent, respectively, of the Company's total revenue. During the year ended December 31, 1997, sales to two major customers represented approximately 40 percent and 16 percent, respectively, of the Company's total revenue.

                             BINTZ DISTRIBUTING CO.

10.  Subsequent Events (Unaudited)

    Subsequent to December 31, 1998, the Company's stockholders entered into a definitive agreement to sell the Company to Hospitality Design & Supply, Inc. The sale transaction, effected through a combination of cash and common stock of Hospital Design & Supply, Inc., is contingent and effective upon the initial public offering of the common stock of Hospitality Design & Supply, Inc. The anticipated selling price of the Company exceeds its net assets as of December 31, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Castino Restaurant Equipment and Supply, Inc.:

    We have audited the accompanying balance sheets of Castino Restaurant Equipment and Supply, Inc. , a California corporation, as of December 31, 1998, and March 31, 1998, and the related statements of income, stockholder's equity, and cash flows for the nine months ended December 31, 1998, and for the year ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Castino Restaurant Equipment and Supply, Inc. at December 31, 1998, and March 31, 1998, and the results of its operations and its cash flows for the nine months ended December 31, 1998, and for the year ended March 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

San Francisco, California
February 5, 1999

                 CASTINO RESTAURANT EQUIPMENT AND SUPPLY, INC.

                                 BALANCE SHEETS

                   As of December 31, 1998 and March 31, 1998

                                                         December 31, March 31,
                                                             1998       1998
                                                         ------------ ---------
                                                         (In thousands, except
                                                             share amounts)
                                     ASSETS
Current Assets:
  Cash..................................................    $    5     $    4
  Accounts receivable, less allowance for doubtful
    accounts of $30 and $20 at December 31, 1998 and
    March 31, 1998......................................       510        470
  Other receivables.....................................        46         81
  Inventories, net......................................       723        878
  Deferred income taxes.................................        14        --
  Prepaid expenses and other............................        42         35
                                                            ------     ------
     Total current assets...............................     1,340      1,468
Property and Equipment, net.............................       156        119
Related Party Receivables...............................        94        123
Deferred Income Taxes...................................        37         37
Other Assets............................................        12         11
                                                            ------     ------
                                                            $1,639     $1,758
                                                            ======     ======

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
  Bank overdraft........................................    $   55     $   44
  Accounts payable......................................       277        386
  Income tax payable....................................        26        --
  Accrued liabilities...................................       226        176
  Customer advances.....................................       227        284
  Deferred income taxes.................................       --           9
  Borrowings under lines of credit......................       252        297
  Current portion of long-term debt.....................        50         45
                                                            ------     ------
     Total current liabilities..........................     1,113      1,241
Long-term Debt..........................................       102        104
Commitments and Contingencies
Stockholder's Equity:
  Common stock, no par value; 2,500 shares authorized,
    400 shares issued and outstanding at December 31,
    1998 and March 31, 1998.............................         4          4
  Retained earnings.....................................       420        409
                                                            ------     ------
     Total stockholder's equity.........................       424        413
                                                            ------     ------
     Total liabilities and stockholder's equity.........    $1,639     $1,758
                                                            ======     ======

        The accompanying notes are an integral part of these statements.

                 CASTINO RESTAURANT EQUIPMENT AND SUPPLY, INC.

                              STATEMENTS OF INCOME

                For the Nine Months Ended December 31, 1998 and
                       For the Year Ended March 31, 1998

                                                      December 31, March 31,
                                                          1998       1998
                                                      ------------ ---------
                                                          (In thousands)
Net revenue..........................................    $4,619     $5,921
Cost of revenue......................................     3,395      4,342
                                                         ------     ------
     Gross profit....................................     1,224      1,579
Selling, general and administrative expenses.........     1,215      1,470
                                                         ------     ------
     Income from operations..........................         9        109
Other income (expense):
  Interest income and finance charges, net...........         6         22
  Interest expense...................................       (29)       (36)
  Gain on sale of assets.............................        16          9
  Other..............................................        13          6
                                                         ------     ------
                                                              6          1
                                                         ------     ------
     Income before income taxes......................        15        110
Income taxes.........................................        (4)       (40)
                                                         ------     ------
     Net income......................................    $   11     $   70
                                                         ======     ======



        The accompanying notes are an integral part of these statements.

                 CASTINO RESTAURANT EQUIPMENT AND SUPPLY, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                For the Nine Months Ended December 31, 1998 and
                       For the Year Ended March 31, 1998

                                            Common Stock               Total
                                            ------------- Retained Stockholders'
                                            Shares Amount Earnings    Equity
                                            ------ ------ -------- -------------
                                            (In thousands, except share amounts)
Balance, April 1, 1997....................   400    $ 4     $339       $343
  Net income..............................    --     --       70         70
                                             ---    ---     ----       ----
Balance, March 31, 1998...................   400      4      409        413
  Net income..............................    --     --       11         11
                                             ---    ---     ----       ----
Balance, December 31, 1998................   400    $ 4     $420       $424
                                             ===    ===     ====       ====





          The accompanying notes are an integral part of these statements.

                 CASTINO RESTAURANT EQUIPMENT AND SUPPLY, INC.

                            STATEMENTS OF CASH FLOWS

                For the Nine Months Ended December 31, 1998 and
                       For the Year Ended March 31, 1998


                                                         December 31, March 31,
                                                             1998       1998
                                                         ------------ ---------
                                                             (In thousands)
Cash Flows from Operating Activities:
  Net income...........................................     $  11       $  70
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization.....................        70          60
     Gain on sale of assets............................       (16)         (7)
     Deferred income taxes.............................       (23)         21
  Change in assets and liabilities:
     Accounts receivables..............................       (40)        377
     Other receivables.................................        35         (82)
     Inventories.......................................       155        (240)
     Prepaid expenses and other........................        (7)        (21)
     Related party receivables.........................        29         (49)
     Other assets......................................        (1)         (3)
     Accounts payable..................................      (110)       (296)
     Income tax payable................................        26           0
     Accrued liabilities...............................        50         (14)
     Customer advances.................................       (57)        216
                                                            -----       -----
       Net cash provided by operating activities.......       122          32
                                                            -----       -----
Cash Flows from Investing Activities:
  Purchase of property and equipment...................      (115)       (103)
  Sale of property and equipment.......................        25          12
                                                            -----       -----
       Net cash used in investing activities...........       (90)        (91)
                                                            -----       -----
Cash Flows from Financing Activities:
  Change in bank overdraft, net........................        11         (14)
  Decrease in lines of credit, net.....................       (45)        (34)
  Payments on long-term debt...........................       (50)        (39)
  Proceeds from issuance of long-term debt.............        53         139
                                                            -----       -----
       Net cash provided by (used in) financing
         activities....................................       (31)         52
                                                            -----       -----
Increase (Decrease) in Cash............................         1          (7)
Cash at Beginning of Period............................         4          11
                                                            -----       -----
Cash at End of Period..................................     $   5       $   4
                                                            =====       =====
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period for:
     Interest..........................................     $  29       $  36
     Income taxes......................................         4          88
Supplemental Schedule of Noncash Investing and
  Financing Activities: During the year ended March 31,
  1998, the Company entered into an equipment finance
  lease for the purchase of office equipment totaling
  $9

        The accompanying notes are an integral part of these statements.

                 CASTINO RESTAURANT EQUIPMENT AND SUPPLY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

1. Business and Organization

    Castino Restaurant Equipment and Supply, Inc. (the "Company") was founded and incorporated in the state of California in 1974. The Company is principally engaged in the sale and installation of restaurant equipment and in the wholesale distribution of restaurant supplies. The Company's operations are located in California.

2. Summary of Significant Accounting Policies

    The following is a summary of significant accounting policies followed in the preparation of these financial statements.

 Revenue Recognition

    Revenue is derived from the distribution and sale of equipment and supplies to restaurants. Sales revenue is recognized when the risk of ownership transfers to the customer, generally upon shipment. Monies received on equipment and installation sales contracts for which delivery and installation has yet to be performed is recorded as a customer advance and the related revenue is recognized upon delivery and installation.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Inventories

    Inventories include saleable equipment and supplies and are stated at the lower of cost or market using an average cost method.

 Property and Equipment, net

    Property and Equipment are stated at cost. Depreciation is computed principally by an accelerated method over the estimated useful lives of the assets, which range from 5 to 7 years. Leasehold improvements are amortized over the lesser of the lease term or their estimated useful life.

    Costs of normal maintenance and repairs and minor replacements are charged to expense as incurred. Major replacements or betterments are capitalized. When assets are sold or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is included in the statements of income.

 Income Taxes

    Using the asset and liability method of the Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Valuation reserves are recorded if it is uncertain as to the realizability of deferred tax assets.

                 CASTINO RESTAURANT EQUIPMENT AND SUPPLY, INC.

 Concentration of Credit Risk

    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company sells primarily on 30-day terms, performs credit evaluation procedures on its customers, and generally does not require collateral on its accounts receivable. Most of the Company's sales are in California. The Company maintains an allowance for potential credit losses. No single customer represented more than 10 percent of sales in any period.

 Procurement Rebates

    The Company receives quarterly and annual cash rebates on qualifying purchases from many of their suppliers. The amount of these rebates has been estimated and accrued in these financial statements. Actual rebates earned could differ from the estimated amounts.

 Financial Instruments

    The carrying amounts for cash, receivables, and accounts payable approximate fair value due to the short-term nature of these instruments. Other fair value disclosures are in the respective notes.

 Comprehensive Income

    In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. Other than net income, the Company has no comprehensive income.

 New Accounting Pronouncements

    In 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires companies to report financial and descriptive information about its reportable operating segments in the interim and annual financial statements. The Company will adopt SFAS No. 131 in 1999 and does not expect its adoption to have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The Company will adopt SFAS No. 132 in 1999 and does not expect its adoption to have a significant impact on the financial statements or related footnote disclosures.

    In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established a new accounting model for derivative instruments and hedging activities. The Company will adopt SFAS No. 133 in 1999. The Company believes that adoption of SFAS No. 133 will not significantly affect the Company's financial position and results of operations.

                 CASTINO RESTAURANT EQUIPMENT AND SUPPLY, INC.

3. Property and Equipment

    Property and equipment at December 31, 1998 and March 31, 1998, consists of the following:

                                                          December 31, March 31,
                                                              1998       1998
                                                          ------------ ---------
                                                              (In thousands)
   Furniture and fixtures................................    $  54       $  44
   Office equipment......................................      106         102
   Automotive equipment..................................      222         217
   Computer equipment....................................      148         146
   Leasehold improvements................................      110          72
                                                             -----       -----
                                                               640         581
   Accumulated depreciation and amortization.............     (484)       (462)
                                                             -----       -----
                                                             $ 156       $ 119
                                                             =====       =====

    Depreciation and amortization expense for the nine months ended December 31, 1998, and for the year ended March 31, 1998, was $70,000 and $60,000, respectively.

4. Related Party Receivables

    At December 31, 1998, and March 31, 1998 the Company had two notes receivable with balances totaling $113,000, and $136,000, respectively from the stockholder and an employee of the Company. The receivable from the stockholder is unsecured with interest at 6.52 percent per annum. Principal and interest are being paid currently, amount is to be paid in full by January, 2002. The receivable from the employee is unsecured with interest at 10.25 percent at December 31, 1998. Principal and interest are being paid currently, amount is to be paid in full by July, 2002. The current portion of the related party receivables is shown on the balance sheets in other receivables.

5. Borrowings Under Lines of Credit

    The Company has two revolving line of credit agreements with a bank expiring on September 1, 1999, which provide for maximum borrowings of $650,000 and are collateralized by the assets of the Company not otherwise encumbered. The principal balances at December 31, 1998, and March 31, 1998, were $252,000 and $282,000, respectively. Interest is payable monthly at the bank's reference rate plus 1.75 percent, which was 10 percent at December 31, 1998.

    In addition, the Company has a revolving line of credit with a bank, expiring on February 10, 2001, which provides for maximum borrowings of $300,000 and is collateralized by inventory, accounts receivable, and equipment of the Company. The principal balances at December 31, 1998, and March 31, 1998, were $0 and $15,000, respectively.

    The Company believes the terms of the debt are representative of current market and therefore, face value equals carrying value.

    All borrowings are personally guaranteed by the stockholder.

                 CASTINO RESTAURANT EQUIPMENT AND SUPPLY, INC.

6. Lease Commitments

    The Company leases its business premises from a related partnership with total monthly rental payments of approximately $13,000. The leases expire on August 31, 2000 and March 31, 2001. There is an option to renew the primary business lease for an additional three years with terms and conditions to be agreed by both parties upon six months prior to expiration.

    At December 31, 1998, Future minimum annual rental payments required under these leases are as follows (in thousands):

   Year Ending December 31
     1999................................................................   $155
     2000................................................................    144
     2001................................................................     30
     2002................................................................    --
     2003................................................................    --
     Thereafter..........................................................    --
                                                                            ----
                                                                            $329
                                                                            ====

    Total rent expense was $112,000 and $133,000 for the nine months ended December 31, 1998, and for the year ended March 31, 1998, respectively.

7. Long-term Debt

    Long-term debt at December 31, 1998 and March 31, 1998, consists of the following:

                                                         December 31, March 31,
                                                             1998       1998
                                                         ------------ ---------
                                                             (In thousands)
   Note payable, financial institution, personally
     guaranteed by stockholder, interest at 10.25
     percent at December 31, 1998; due July 2002.......      $ 57       $ 68
   Note payable, finance company, secured by automotive
     equipment, interest at 9.75 percent per annum; due
     July 2000.........................................        13         18
   Note payable, finance company, secured by automotive
     equipment, interest at 7.91 percent per annum; due
     May 2002..........................................        20        --
   Note payable, finance company, secured by automotive
     equipment, interest at 9.0 percent per annum; due
     May 2001..........................................        25        --
   Note payable, finance company, secured by automotive
     equipment, interest at 5.91 percent per annum; due
     October 2002......................................        19         23
   Note payable, finance company, secured by automotive
     equipment, interest at 8.25 percent per annum; due
     April 2001........................................        18         23
   Note payable, finance company, secured by automotive
     equipment, interest at 8.0 percent per annum; paid
     August 1998.......................................       --           2
   Note payable, financial institution, secured by
     automotive equipment, interest at 10.25 percent
     per annum; paid April 1998........................       --           8
   Lease payable, financial institution, secured by
     copier equipment, interest at 11 percent per
     annum; paid October 1998..........................       --           7
                                                             ----       ----
   Total...............................................       152        149
   Less: Current maturities............................       (50)       (45)
                                                             ----       ----
   Long-term portion...................................      $102       $104
                                                             ====       ====

                 CASTINO RESTAURANT EQUIPMENT AND SUPPLY, INC.

    Principal payments required on long-term debt for each of the next five years ending December 31, are as follows (in thousands):

     1999.................................................................. $ 50
     2000..................................................................   49
     2001..................................................................   36
     2002..................................................................   17
     2003..................................................................  --
                                                                            ----
                                                                            $152
                                                                            ====

8. Income Taxes

    The provision for income taxes consists of the following for the nine months ended December 31, 1998 and the year ended March 31, 1998:

                                                          December 31, March 31,
                                                              1998       1998
                                                          ------------ ---------
                                                              (In thousands)
     Current:
       Federal..........................................      $ 22        $11
       State and local..................................         8          6
                                                              ----        ---
                                                                30         17
     Deferred:
       Federal..........................................       (20)        18
       State and local..................................        (6)         5
                                                              ----        ---
                                                              $  4        $40
                                                              ====        ===

    The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the Company's effective income tax rate is as follows for the nine months ended December 31, 1998, and for the year ended March 31, 1998:

                                                          December 31, March 31,
                                                              1998       1998
                                                          ------------ ---------
                                                              (In thousands)
     Federal statutory income tax rate..................       34.0%      34.0%
     State income tax rate, net of federal benefit......        6.1        6.1
     Permanent items: items not deductible for
       tax return purposes, net.........................       29.4        2.2
     Benefit resulting from graduated federal tax rates
       and other........................................      (42.5)      (5.9)
                                                             ------      -----
       Total provision..................................       27.0%      36.4%
                                                             ======      =====

    At December 31, 1998, the Company had approximately $51,000 in net deferred tax assets. These net assets consisted of approximately $5,000 in liabilities and $56,000 in assets resulting principally from reserves deductible in the future and differences between book and tax depreciation.

    At March 31, 1998, the Company had approximately $28,000 in net deferred tax assets resulting principally from reserves deductible in the future and differences between book and tax depreciation.

                 CASTINO RESTAURANT EQUIPMENT AND SUPPLY, INC.

9. Retirements Plans

    The Company has a defined contribution plan covering substantially all of its employees. Pension expense for the nine months ended December 31, 1998, and for the year ended March 31, 1998, was $32,000 and $40,000, respectively. The Company makes an annual contribution to the plan equal to approximately
6 percent of eligible compensation.

    The Company also has a profit-sharing plan covering substantially all of its employees. Contributions are made at the discretion of the Board of Directors and are allocated proportionately based on eligible compensation. At December 31, 1998, and March 31, 1998, the contribution accrued was $14,000 and $20,000, respectively.

10. Commitments and Contingencies

    Various legal claims arise against the Company during the normal course of business. In the opinion of management, based on the nature of the claims, underlying insurance coverage, and other defenses, liabilities, if any, arising from the claims would not have a material effect on the financial statements.

11. Subsequent Events (Unaudited)

    Subsequent to December 31, 1998, the Company's stockholder entered into a definitive agreement to sell the Company to Hospitality Design & Supply, Inc. The sale transaction, effected through a combination of cash and common stock of Hospitality Design & Supply, Inc., is contingent and effective upon the initial public offering of the common stock of Hospitality Design & Supply, Inc. The anticipated selling price of the Company exceeds its net assets as of December 31, 1998.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The following table sets forth the costs and expenses payable by HDSI in connection with the sale of the common stock it is offering, other than underwriting commissions and discounts.

               Item                                                    Amount
               ----                                                  ----------
   SEC registration fee............................................  $   25,976
   NASD filing fee.................................................       9,844
   Nasdaq National Market Listing Fee..............................      69,375
   Blue Sky fees and expenses......................................       5,000*
   Printing and engraving expenses.................................     200,000*
   Legal fees and expenses.........................................     250,000*
   Accounting fees and expenses....................................   1,250,000*
   Transfer Agent and Registrar fees...............................       6,500*
   Miscellaneous expenses..........................................       8,305*
                                                                     ----------
     Total.........................................................  $1,825,000
                                                                     ==========

--------
  *Estimated

Item 14. Indemnification of Directors and Officers.

    HDSI has included in its Amended and Restated Certificate of Incorporation and Restated Bylaws provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware and to indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary.

    Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by each in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses (including attorneys' fees) actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    HDSI has entered into indemnification agreements with its directors and certain key officers pursuant to which HDSI is generally obligated to indemnify its directors and such officers to the full extent permitted by Section 145 as described above.

    HDSI intends to purchase insurance for its directors and officers indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

    The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of HDSI, its directors and officers, and by HDSI of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities.

    Since its incorporation in June 1998, HDSI has issued and sold the following unregistered securities:

    (1) In July 1998, in connection with its formation, HDSI issued an aggregate of 1,639,375 shares of common stock to private investors for aggregate cash consideration of $7,625. See "Certain Transactions."

    (2) In September 1998, HDSI issued an aggregate of 182,354 shares of its Series A preferred stock to private investors for cash consideration of $775,004.50. These shares were issued pursuant to Subscription Agreements between HDSI and each of the investors.

    (3) In January 1999, HDSI issued an aggregate of 134,120 shares of its Series A preferred stock to private investors for cash consideration of $570,010. These shares were issued pursuant to Subscription Agreements between HDSI and each of the investors. See "Certain Transactions."

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

  (a) Exhibits

   Number                        Description of Document
   ------                        -----------------------
   1.1*   Form of Underwriting Agreement.
   2.1    Agreement and Plan of Reorganization, dated as of February 26, 1999, by and among HDSI, Raygal Design Associates, Inc. and the
           stockholders named therein.
   2.2    Agreement and Plan of Reorganization, dated as of February 27, 1999, by and among HDSI, East Bay Restaurant Supply, Inc. and the stockholders named therein.
   2.3    Agreement and Plan of Reorganization, dated as of February 26, 1999, by and among HDSI, ERF California, Inc., Economy Restaurant
           Fixtures, Inc. and the stockholders named therein.
   2.4    Agreement and Plan of Reorganization, dated as of February 26, 1999, by and among HDSI, Curtis Restaurant Equipment and the stockholders named therein.
   2.5    Agreement and Plan of Reorganization, dated as of February 26, 1999, by and among HDSI, HDS Utah, Inc., Bintz Distributing Co. and the stockholders named therein.
   2.6    Agreement and Plan of Reorganization, dated as of February 26, 1999, by and among HDSI, Castino Restaurant Equipment and Supply, Inc.
           and the stockholders named therein.
   3.1*   Amended and Restated Certificate of Incorporation of HDSI, as
           amended.
   3.2    Bylaws of HDSI.
   4.1*   Specimen Common Stock Certificate.
   4.2    Registration Rights Agreement, dated February 26, 1999, between HDSI and stockholders named on signature page.
   5.1*   Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A
           Professional Corporation, as to the validity of the issuance of the securities HDSI is offering.

   Number                        Description of Document
   ------                        -----------------------
   10.1   Hospitality Design & Supply, Inc. Stock Option Plan.
   10.2   Form of Indemnification Agreement.
   10.3   Executive Employment Agreement, dated as of July 20, 1998, between
           HDSI and Roger M. Laverty.
   10.4   Executive Employment Agreement, dated as of November 16, 1998, between HDSI and James Castleberry.
   10.5   Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and Ygal Sonenshine.
   10.6   Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and John Breznikar.
   10.7   Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and Michael Weinstock.
   10.8   Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and Michael Curtis.
   10.9   Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and Daniel Curtis.
   10.10  Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and William A. Williams.
   10.11  Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and David Castino.
   10.12  Form of Consulting Agreement, to be dated as of consummation of this offering, between HDSI and Ross Berner.
   10.13  Form of Consulting Agreement, to be dated as of consummation of this offering, between HDSI and Charles  Rothkopf.
   23.1*  Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A
           Professional Corporation (included in Exhibit 5.1).
   23.2   Consent of Arthur Andersen LLP.
   24.1   Powers of Attorney (included on signature page).
   27.1   Financial Data Schedule.
   99.1   Form of Consent of director nominee to being named as director.

--------
 *To be filed by amendment.

    (b) Financial Statement Schedules

    All schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or related notes thereto.

Item 17. Undertakings.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (a) to include any prospectus required by Section 10(a)(3) of the Securities Act; (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

    (4) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therewith, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 4th day of March, 1999.

                                          HOSPITALITY DESIGN & SUPPLY, INC.

                                          By:     /s/ Roger M. Laverty
                                             ----------------------------------
                                                      Roger M. Laverty
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger M. Laverty and James Castleberry, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title                Date
              ---------                         -----                ----

         /s/ Roger M. Laverty         President, Chief           March 4, 1999
 ____________________________________  Executive Officer and
           Roger M. Laverty            Director (Principal
                                       Executive Officer)

        /s/ James Castleberry         Executive Vice President   March 4, 1999
 ____________________________________  and Chief Financial
          James Castleberry            Officer (Principal
                                       Financial and
                                       Accounting Officer)

           /s/ Ross Berner            Director                   March 4, 1999
 ____________________________________
             Ross Berner

          /s/ Mark McKinney           Director                   March 4, 1999
 ____________________________________
            Mark McKinney


                                 EXHIBIT INDEX

   Number                        Description of Document
   ------                        -----------------------
    1.1*  Form of Underwriting Agreement.
    2.1   Agreement and Plan of Reorganization, dated as of February 26, 1999, by and among HDSI, Raygal Design Associates, Inc. and the
           stockholders named therein.
    2.2   Agreement and Plan of Reorganization, dated as of February 27, 1999, by and among HDSI, East Bay Restaurant Supply, Inc. and the stockholders named therein.
    2.3   Agreement and Plan of Reorganization, dated as of February 26, 1999, by and among HDSI, ERF California, Inc., Economy Restaurant
           Fixtures, Inc. and the stockholders named therein.
    2.4   Agreement and Plan of Reorganization, dated as of February 26, 1999, by and among HDSI, Curtis Restaurant Equipment and the stockholders named therein.
    2.5   Agreement and Plan of Reorganization, dated as of February 26, 1999, by and among HDSI, HDS Utah, Inc., Bintz Distributing Co. and the stockholders named therein.
    2.6   Agreement and Plan of Reorganization, dated as of February 26, 1999, by and among HDSI, Castino Restaurant Equipment and Supply, Inc. and
           the stockholders named therein.
    3.1*  Amended and Restated Certificate of Incorporation of HDSI, as
           amended.
    3.2   Bylaws of HDSI.
    4.1*  Specimen Common Stock Certificate.
    4.2   Registration Rights Agreement, dated February 26, 1999, between HDSI and stockholders named on signature page.
    5.1*  Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A
           Professional Corporation, as to the validity of the issuance of the securities HDSI is offering.
   10.1   Hospitality Design & Supply, Inc. Stock Option Plan.
   10.2   Form of Indemnification Agreement.
   10.3   Executive Employment Agreement, dated as of July 20, 1998, between
           HDSI and Roger M. Laverty.
   10.4   Executive Employment Agreement, dated as of November 16, 1998, between HDSI and James Castleberry.
   10.5   Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and Ygal Sonenshine.
   10.6   Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and John Breznikar.
   10.7   Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and Michael Weinstock.
   10.8   Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and Michael Curtis.
   10.9   Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and Daniel Curtis.
   10.10  Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and William A. Williams.
   10.11  Form of Employment Agreement, to be dated as of consummation of this offering, between HDSI and David Castino.
   10.12  Form of Consulting Agreement, to be dated as of consummation of this offering, between HDSI and Ross Berner.

   Number                        Description of Document
   ------                        -----------------------
   10.13  Form of Consulting Agreement, to be dated as of consummation of this offering, between HDSI and Charles  Rothkopf.
   23.1*  Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A
           Professional Corporation (included in Exhibit 5.1).
   23.2   Consent of Arthur Andersen LLP.
   24.1   Powers of Attorney (included on signature page).
   27.1   Financial Data Schedule.
   99.1   Form of Consent of director nominee to being named as director.

--------
 *To be filed by amendment.